UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________

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SYNCHRONY FINANCIAL
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NOTICE OF 2024
ANNUAL MEETING
OF STOCKHOLDERS
Dear Stockholders:
You are invited to attend Synchrony Financial’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 11, 2024 at 11:00 a.m., Eastern Time, for the following purposes:
•To elect the 10 directors named in the proxy statement for the coming year;
•To approve our named executive officers’ compensation in an advisory vote;
•To approve the Synchrony Financial 2024 Long-Term Incentive Plan;
•To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2024;
•To approve an amendment to the Company's Amended and Restated Certification of Incorporation to reflect recently amended Delaware law provisions regarding officer exculpation; and
•To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
The meeting will be held virtually to provide expanded access, improved communication and cost savings for our stockholders and Synchrony Financial. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location. Our virtual meeting is designed to ensure that all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. During the live Q&A session of the meeting we will answer questions as they come in, and we commit to publishing each relevant question received following the meeting. The live webcast is available to stockholders and the general public at the time of the meeting, and a replay of the meeting is made publicly available on the company’s website. The website address for the virtual meeting is: www.virtualshareholdermeeting.com/SYF2024.
To participate in the meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The meeting will begin promptly at 11:00 a.m., Eastern Time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow for time to complete the online check-in procedure. You are eligible to vote if you were a stockholder of record at the close of business on April 16, 2024. Proxy materials are being mailed or made available to stockholders on or about April 25, 2024. Whether or not you plan to attend the meeting, please submit your proxy by mail, internet or telephone to ensure that your shares are represented at the meeting.
Sincerely,
Jonathan S. Mothner
Executive Vice President,
Chief Risk and Legal Officer
April 25, 2024

PROXY
LOGISTICS
AT A GLANCE
DATE
June 11, 2024
TIME
11:00 a.m. Eastern Time
VIRTUAL MEETING
WEBSITE ADDRESS
www.virtualshareholder meeting.com/SYF2024
RECORD DATE
April 16, 2024
IMPORTANT NOTICE
REGARDING INTERNET
AVAILABILITY OF PROXY
MATERIALS FOR THE 2023
ANNUAL MEETING TO BE
HELD ON JUNE 11, 2024
Our proxy materials relating to our Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

2024 ANNUAL MEETING AND PROXY STATEMENT / 1

2 / 2024 ANNUAL MEETING AND PROXY STATEMENT

2024 ANNUAL MEETING AND PROXY STATEMENT / 3

PROXY SUMMARY

This summary highlights certain information in this proxy statement in connection with our 2024 Annual Meeting of Stockholders (the “Annual Meeting”). As it is only a summary and does not contain all of the information you should consider, please review the complete proxy statement before you vote. In this proxy statement, references to the “Company” and to “Synchrony” are to Synchrony Financial. For answers to frequently asked questions regarding the Annual Meeting, please refer to pages 78-80 of this proxy statement. Proxy materials are being mailed or made available to stockholders on or about April 25, 2024.

LOGISTICS	VOTING

DATE June 11, 2024	BY MAIL You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope (such proxy card must be received by June 10, 2024).

TIME 11:00 a.m. Eastern Time

BY TELEPHONE
You may use the toll-free telephone number shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card up until 11:59 p.m., Eastern Time, on June 10, 2024.

VIRTUAL MEETING WEBSITE ADDRESS www.virtualshareholdermeeting.com/SYF2024

BY THE INTERNET
In Advance
You may vote online by visiting the internet website address indicated on your Notice or proxy card or scan the QR code included on your Notice or proxy card with your mobile device, and follow the on-screen instructions until 11:59 p.m., Eastern Time, on June 10, 2024.
At the Annual Meeting
You may attend the virtual Annual Meeting by visiting this internet website address: www.virtualshareholdermeeting.com/SYF2024.

RECORD DATE April 16, 2024

ELIGIBILITY TO VOTE You are eligible to vote if you were a stockholder of record at the close of business on April 16, 2024.

AGENDA

Election of 10 directors named in this proxy statement Voting standard: Majority of votes cast Page Reference — 18 BOARD RECOMMENDATION FOR	Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2024 Voting standard: Majority of votes cast Page Reference — 32 BOARD RECOMMENDATION FOR	Advisory approval of our named executive officers’ compensation Voting standard: Majority of votes cast Page Reference — 33 BOARD RECOMMENDATION FOR

Approval of Synchrony Financial 2024 Long-Term Incentive Plan	Approval of an Amendment to the Company's Amended and Restated Certification of Incorporation to reflect recently amended Delaware law provisions regarding officer exculpation
Voting standard: Majority of votes cast Page Reference — 66 BOARD RECOMMENDATION FOR	Voting standard: Majority of voting power of shares outstanding and entitled to vote thereon Page Reference — 73 BOARD RECOMMENDATION FOR

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PROXY SUMMARY
EXECUTIVE SUMMARY
In 2023, Synchrony delivered another year of strong financial performance – including record purchase volume – by once again putting the value of experience, the strength of our operating model, and strategic investments in play to deliver for customers, partners, the Company, shareholders, and external stakeholders.
Synchrony achieved continued strong growth, improved operating efficiency, and delivered strong risk-adjusted returns – all while maintaining a robust balance sheet. These results were achieved while prioritizing good governance and sound risk management. The Company enhanced our customer experiences and customer acquisition through simplification, product development, and innovation. Synchrony continues to invest in a strong culture by co-creating with our employees an experience that works for our team and for our business, including a focus on total wellness, work-life balance and Equity, Diversity, Inclusion and Citizenship (“EDIC”). We earned external awards and recognition, including:
•Fortune:
Fortune 100 Best Companies to Work For® -
U.S.—2024 (#5)
•Great Place To Work®:
Best Workplaces for Parents - U.S. (#10)
Best Companies to Work For - Philippines (#1)
•The Economic Times:
Top 100 Best Companies to Work For - India (#5)
Overall, 95% of our employees say Synchrony is a great place to work, compared to 57% at a typical U.S. company.
Synchrony continued to support the communities in which we serve and live by investing in education and other community programs through our skills programs and other outreach.
KEY FINANCIAL HIGHLIGHTS

$2.2B	in net earnings
2.0%	return on assets
$103B	in loan receivables
$1.5B	in capital returned to shareholders
34.9%	Efficiency Ratio*
*Efficiency Ratio represents (i) other expense, divided by (ii) net interest income, after retailer share arrangements, plus other income.

GROWTH AND RETURNS
In 2023, Synchrony delivered double digit growth in loan receivables of $10.5 billion. This was possible through our execution across multiple strategic initiatives, including the expansion of our distribution channels, continued scaling of new products to offer our customers flexibility and choice, and signing or renewing over 50 partnerships. Key metrics demonstrating our growth in 2023 include:

25+	new partnerships
30+	partnership renewals
~23M	new accounts
2.8%	increase in purchase volume to a record $185 billion
11.4%	increase in loan receivables to $103 billion
Growth in our Health and Wellness platform contributed to this performance and was highlighted by a 14.7% increase in purchase volume, a 13.3% increase in average active accounts, and 19.2% increase in interest and fees on loans. These results reflected continued higher promotional purchase volume, broad-based growth led by our Dental, Pet and Cosmetic verticals, and lower customer payment rates. The financing flexibility that our products offer, coupled with seamless customer experiences, contributes to a loyal customer base with high repeat behavior and consistently strong satisfaction scores.
Digital platform purchase volume increased 7.1%, with growth in average active accounts. Diversified & Value purchase volume increased 8.0%, reflecting higher out-of-partner spend, strong retailer performance, and average active account growth of 5.8%. Lifestyle purchase volume increased 7.7%, with higher transaction values in Outdoor and Luxury. In Home & Auto, purchase volume was flat, as growth in commercial, Home Specialty and Auto were offset by lower retail traffic in Furniture and Electronics and the impact of lower gas and lumber prices.
Overall, our growth in 2023 exceeded internal goals, reflecting our differentiated business strategy that prioritizes sustainable growth at strong risk-adjusted returns, even as market conditions change and customer needs evolve.

2024 ANNUAL MEETING AND PROXY STATEMENT / 5

PROXY SUMMARY
FINANCIAL FOUNDATION
Synchrony balances strategic goals focused on growth by also maintaining a resilient financial foundation, including:
•Funding – deposit balances grew by over $9 billion in a competitive funding environment.
•Capital – the Company returned $1.5 billion to shareholders, including a 7% increase in dividends per share and $1.1 billion of share repurchases – reducing common shares outstanding by 7% or 31 million shares.
•Efficiency Ratio – improved industry-leading efficiency ratio of 34.9%, driven by higher revenue partially offset by higher expenses.
Furthermore, during 2023, we initiated workstreams to develop strategies to mitigate the anticipated impact of changes to credit card late fee rules, which were issued in March 2024. These workstreams explored product, policy and pricing changes to allow us to continue to provide credit to our customer base while attempting to minimize the impact of a reduction to credit card late fees on our business.
CUSTOMER EXPERIENCE
Synchrony continues to enhance our customer experience by focusing on digital products and capabilities, deeper and more personalized relationships and simplified interactions.
Digital Transformation – The Company continues to focus its efforts on digital experiences through a number of specific projects, including our authentication software moving us toward a 'universal ID' for our applications and integration of all digital tools. The Company has strategically positioned mobile wallets as a distribution channel, launching multiple capabilities for clients. We also launched our Synchrony Marketplace online and within our MySynchrony native app, where shoppers can access hundreds of offers promoting our partner brands supported by Synchrony's tailored multiproduct financing solutions. In fact, as Synchrony leverages our analytics and marketing capabilities to develop compelling cross-shopping opportunities in this initial launch, Synchrony Marketplace has attracted more than 220 million visits by shoppers for our partners, providers and merchants, as we more than doubled the number of partners participating.
Product Development and Innovation – A mix of new and improved capabilities are helping Synchrony grow and provide great customer experiences.
•Synchrony Pay Later is providing installment loans as an option for financing
•SyPI provides a digital app experience within our partner’s own app
•MySynchrony native app is providing a Synchrony experience that supports customer interaction
•Third-party real-time analysis and optimizer to provide improved pricing and portfolio segmentation for our savings products
•Direct payments with the Federal Reserve is improving the speed and efficiency for payments by customers
Simplifying Customer Interactions – Synchrony has optimized our websites to ensure a clear and efficient user interface to help drive organic online traffic to both Synchrony and partners. And with PRISM, we have improved credit decisions in the application process, maintaining approval rates, and protecting our risk-based discipline for extending credit. We have also simplified several customer requests and actions such as 1-click autopay and credit dispute inquiries.
GOVERNANCE AND RISK MANAGEMENT
At Synchrony, we promote and value a sound risk culture which results in (i) better risk management that allows us to identify, assess, and mitigate risks more efficiently; (ii) improved compliance that helps us to adhere to relevant laws, regulations and ethical standards; (iii) better decision-making by encouraging open and honest communication; (iv) a stronger reputation which helps retain customers, employees, and investors; and (v) increased employee engagement by valuing transparency, accountability, and collaboration helping to reduce turnover.
In addition to day-in-day-out risk oversight of the business, in 2023 the Company continued to adhere to a rigorous annual process that reviews (i) the behaviors and risk-based outcomes of our leaders and (ii) incentive programs for individuals or groups of individuals who could, together, put the Company at risk. Both of these processes and associated results were reviewed with the Board of Directors (the “Board”) and confirmed a strong risk culture at Synchrony, evidenced in part, by an independent third party risk assessment of each of our incentive plans that highlighted no concerns and an internal process that distills a company-wide set of risk events, to issues being investigated, to adverse risk outcomes that are discussed after root causes are identified and appropriate actions are taken.
Specific improvements and actions taken in 2023 that support our governance and risk management include:
•Enhanced Prudential Standards Compliance – As of March 31, 2023, Synchrony’s average total consolidated assets exceeded $100 billion. As a result, we will become subject to enhanced prudential standards following applicable transition periods. During 2023, we established new procedures and governance in preparation for compliance with these enhanced standards, including by implementing monthly reporting on loans and liquidity filings, conducting readiness activities for Comprehensive Capital Analysis and Review examinations by regulators, and deploying a risk-based pricing team.

6 / 2024 ANNUAL MEETING AND PROXY STATEMENT

PROXY SUMMARY
•Governance Review – In 2023, Synchrony kicked off a company-wide initiative to review and refine our corporate governance practices across all our functions to enhance our risk culture and drive sustainable growth. This initiative helped ensure (i) cultural awareness that compliance and risk management are everyone’s responsibility – from call center agents, to process owners, to our executive leadership team, (ii) issues are timely identified and escalated to senior leaders when our customers are impacted and (iii) we have the appropriate tools and controls to adequately manage risk within our Company.
SUPPORTING OUR EMPLOYEES
Based on feedback from employees, we continued to invest in our people through enhancements in both mental and physical wellness, compensation, benefits, flexibility and career development. We maintained our support for employees to choose where and how they work best which allows our diverse workforce – with diverse needs – the ability to choose the option that works best for them and to reap the benefits of greater work/life balance.
We also continue to recognize the important role our associates play in driving our business forward. Synchrony funded its Performance Plus Bonus program for full-time, frontline hourly associates in our U.S. contact centers at $1,250 – well above the target of $750. In addition, in the first quarter of 2024, we paid a special inflation bonus of $1,000 to our full-time non-exempt and other employees to help alleviate the impacts of inflation to those feeling the most outsized impacts.
A summary of highlights of our current benefit programs and additional changes in 2023 to support employees include:
•Thrive Global – Synchrony’s newest employee wellness resource, Thrive Global, is a science-backed well-being platform designed to help people create sustainable, healthy habits that improve resilience and performance through continuous, whole-human support. It includes a full suite of wellness tools and resources, including daily check-in questions, wellness challenges and Thrive Resets, which are 60-second videos that help employees take a meaningful pause to recharge and transition between customer service calls or during other work. Thrive Global helps build stress-relief and mental well-being into employees’ daily workflows, improving the overall employee experience, which in turn improves our customer experience.
•Wellness Reimbursement Program – In 2023, we made two changes to our wellness reimbursement program to (i) increase the amount of the benefit from $300 to $500 per year and (ii) allowed a wider range of wellness activities or goods included in the program such as fitness classes, music and art lessons, home gym equipment, and nutrition programs.
•Financial Wellness – We continue to support employees through financial wellness programs including: (i) a financial education portal to help Synchrony employees sharpen their personal money management skills and make smart decisions about their spending habits, building credit, saving for retirement, reducing debt and investing wisely; and (ii) Rainy Day Savings Fund – a program where employees who took financial education lessons from our online education portal and saved between $3 and $5 each pay period for a total of six months received a $65 cash deposit from Synchrony. We also continue to make free, relatable personal finance resources available through our Money 360 program.
•Maternity/Parental Leave – In 2023, we expanded our support for new parents by ensuring a minimum level of paid time off globally. Our global programs support new parents through a mix of combined maternity and/or parental leave with 22 weeks of 100% paid leave for parents who give birth and 12 weeks of 100% paid leave for all other new parents including adoptions.
•Sabbaticals – The Synchrony Sabbatical and Employee Balance programs let employees reduce their schedules or take anywhere from one to 12 months leave while retaining benefits. It’s part of our broader commitment to flexibility and investments in our people’s well-being.
•Well-Being Coaches – We continue to expand our well-being support for employees by adding dedicated coaches with diverse backgrounds that match our workforce. These coaches help employees create personalized wellness strategies and serve as guides for benefits and resources. Our slate of well-being coaches also partner with Synchrony's eight diversity networks to support various initiatives throughout the year.
•Gender Affirming Benefits – Our Gender Affirming coverage includes the most common and safe surgeries available. This is a special and unique benefit that Synchrony offers above and beyond what other companies provide.
•Fertility and Family Planning – Our fertility benefit provides a comprehensive and easy-to use program that covers multiple paths to parenthood, including couples struggling with fertility, LGBTQ+ families, single parents by choice and singles/couples who require donor tissue. The program includes three cycles of fertility treatment and covers cost from beginning to end.
•Adoption and Surrogacy Assistance – In 2023, to better support our employees’ paths to parenthood, we added coverage for surrogacy and expanded our financial support from $8,000 to $35,000 per adoption or surrogacy arrangement.
•Tuition Reimbursement – Synchrony has an industry leading tuition reimbursement program that provides up to $20,000 per year for full-time employees, $5,000 per year for part-time employees and up to $9,000 for skill-based certifications. In addition, we cover up to $4,000 per year for academic fees such as registration fees, lab use fees, books, and course-related software. Our tuition reimbursement program covers degrees relevant to an employee's job as well as healthcare and education-related degree programs. In partnership with the Bright Horizons EdAssist program, Synchrony can pay employees’ tuition directly through our Debt-Free Tuition option, offering no out-of-pocket cost for employees.

2024 ANNUAL MEETING AND PROXY STATEMENT / 7

PROXY SUMMARY
SUPPORTING EMPLOYEES AND COMMUNITIES THROUGH EQUITY, DIVERSITY AND INCLUSION
We are committed to creating an environment that is inclusive and helps everyone be their best. Our Equity, Diversity, Inclusion and Citizenship programs aim to evolve the workforce to reflect the diversity of the populations in the communities we serve, nurture a culture of inclusion where employees are valued as their authentic selves, and increase access to education for those who need it most. These are some of our programs:
Pay Equity – Since 2018, Synchrony has hired an independent third party to analyze pay equity for all employees. In 2023, Synchrony continued our annual practice of reviewing the Company’s pay equity for all employees globally, including base pay, cash incentive plans, and stock-based compensation. The third-party analysis in 2023 continued to support our goal to maintain 100% pay equity for employees across genders globally and across racial/ethnic groups in the United States, as well as our commitment to improve Synchrony’s compensation processes to better support equity. Synchrony is committed to continuing our global pay equity analysis and disclosing the results each year.
New Way of Working – Realizing that employees have diverse needs and to help all employees feel included in Synchrony’s culture, the Company continues to provide choice and flexibility on where employees work. Feedback from our workforce and externally by potential employees wanting to work at a company with an inclusive culture has been very positive. In 2023, our voluntary turnover in the United States was over 40% lower than pre-pandemic levels, our applicant pools for exempt roles nearly doubled pre-pandemic levels, and business results continued to improve in spite of challenging economic conditions.
Inclusive Culture – At Synchrony, we believe in a strong employee culture that supports EDIC and bolsters business results by:
•Attracting and retaining top talent who are looking for a supportive and engaging workplace. This has helped mitigate turnover and improve employee retention.
•Boosting employee morale and engagement, which leads to higher productivity and better job performance.
•Improving teamwork and collaboration, which can lead to better problem-solving, more efficient decision-making, and improved results.
•Building a positive Company reputation, which helps attract top talent, new customers, investors, and business partners.

Diversity – In 2023, we published our first Diversity Report that provides transparency and a holistic overview of our diversity accomplishments and program. Our ability to cultivate and sustain a diverse workforce that reflects our customers and communities we serve, combined with our focus to hire the most qualified candidate for each role, is what drives our approach. In 2023, we had a year-over-
year increase in diverse demographics driven in part by increasing representation of Blacks and Hispanics at Vice President and above levels in the United States and increasing the number of females in Vice President and above roles globally. As of December 2023, our workforce in the United States comprised 50% non-white, including 19% Black, 17% Hispanic, 7% Asian and globally,
61% female.
Other initiatives include:
•Diverse Pipeline – In 2023, we expanded our development programs designed to increase our pipeline for executive roles in the Company by including more diverse populations.
•Supplier Diversity – Our continued efforts to support diverse suppliers have increased diverse representation in companies included in our Request for Proposals (“RFPs”). In 2023, we achieved a 15% increase from prior year in the number of diverse suppliers included in RFPs. Of the diverse suppliers included in RFPs, we increased the total number of diverse suppliers by 26% – from 62 to 78. As a result, we ended 2023 with our diverse supplier spend increasing by 95% from 2022.
•Investing in Diverse Startups – Synchrony announced a $100 million commitment in Ariel Alternatives’ Project Black Fund, which aims to scale sustainable minority-owned businesses and position them as leading suppliers to Fortune 500 companies. Project Black invests in middle-market companies that are not currently minority owned, as well as existing Black- and Hispanic-owned businesses, providing capital, resources and minority executive talent. Under Project Black’s ownership, these companies are expected to be transformed into certified minority business enterprises (“MBEs”) of scale to fuel Fortune 500 vendor and supply chain diversity. Synchrony, along with other investors, plans to explore collaboration opportunities with portfolio company management teams to pursue growth strategies. In addition to our $100 million commitment to Project Black, Synchrony Ventures has committed $45 million to venture capital funds led by diverse partners with a track record of investing in minority-owned start-ups since 2021. In 2020, the Synchrony Foundation committed $5 million over four years to support funding of small business. In 2023, $1 million of this commitment went to support Operation Hope which offers technical support and financial counseling to small business owners.
Synchrony was recognized for its work by the Executive Leadership Council (ELC), as their 2023 Corporate Award recipient for outstanding commitment to achieving DEI.

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PROXY SUMMARY
Synchrony has made EDIC a continued priority for the Company by creating a culture that enables every colleague to be their complete, authentic self-evidenced by our Great Place to Work® rankings, pay equity results, low turnover, and large candidate pools for open positions.
Our focus on supporting our employees and enhancing their engagement has led the Company to once again be recognized as a Great Place to Work® on Fortune’s Best Companies to Work For® list, which uses employee feedback as a core criterion. Synchrony has moved up the list every year since 2019 and we're now in the Top 5 in the United States. Great Place to Work® also ranked Synchrony in the top spot in the Philippines and number five in India. Overall, 95% of employees say Synchrony is a great place to work, compared to 57% at a typical U.S. company.
SUPPORTING OUR COMMUNITIES
At Synchrony, our values drive how we work, how we serve our customers and partners, and how we engage in the communities where we live and work every day. Over the last five years, Synchrony’s community development lending and investment activities totaled more than $1.6 billion. In 2023, Synchrony continued to support our communities in a variety of ways including (i) Community Reinvestment Act ("CRA") investments; (ii) grant donations through our Education as an Equalizer initiative; (iii) financial education and inclusion; and (iv) skills and career development. Synchrony was recognized for the fifth year in a row on JUST Capital’s JUST 100 list of America’s Most
JUST Companies.
•CRA – Investments totaling $265 million that will add or preserve affordable housing serving households with income from less than 30% of area median income ("AMI") to up to 80% of AMI.
•Education as an Equalizer – An initiative to expand access to higher education, skills training in high-growth fields and financial literacy for underserved communities and our own workforce. Since 2021, we have distributed over $19 million in grants and provided more than 1,400 scholarships through this initiative.
•Financial Education and Inclusion – Synchrony participates in Project REACh – Roundtable for Economic Access and Change – as a member on the steering committee of the Alternative Credit Assessment Utility Workstream, one of four workstreams under Project REACh, working to improve credit availability and consumer financial literacy for underserved communities, individuals and small businesses. In 2023, Synchrony continued to use bank and deposit account data made available through Project REACh to extend credit to the “credit invisible” population – consumers who have no record or trade lines at the credit bureau. Through our efforts to date, we have observed that over 50% of new account holders offered credit utilizing Project REACh data attained a “prime” 651+ Vantage score within
12 months.
•Skills and Career Development – Synchrony supports multiple partnerships with organizations already on the front lines of bringing education, skills training and career placement to the underserved in their communities including Latinx Executive Alliance, and The Mom Project. Our multi-million-dollar state-of-the-art Synchrony Skills Academy located at our headquarters in Stamford, CT holds community programs focused on skilling and reskilling the local workforce.
OUR NAMED EXECUTIVE OFFICERS
The executive officers whose compensation we discuss in this Compensation Discussion and Analysis section (“CD&A”) – our named executive officers (“NEOs”) for 2023 – are Brian D. Doubles, President and CEO; Brian J. Wenzel, Sr., Executive Vice President, CFO; Carol D. Juel, Executive Vice President and Chief Technology and Operating Officer; Jonathan S. Mothner, Executive Vice President, Chief Risk and Legal Officer and Curtis Howse, Executive Vice President and CEO, Home & Auto.
In September 2023, the Board approved the following changes to roles and responsibilities of our NEOs:
•Jonathan S. Mothner was appointed Executive Vice President, Chief Risk and Legal Officer effective November 1, 2023. He previously served as our Executive Vice President, General Counsel and Secretary from February 2014 to October 2023.

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PROXY SUMMARY
COMPENSATION PHILOSOPHY
TARGET COMPENSATION
A majority of our NEOs’ compensation is performance-based and therefore at risk. The only fixed compensation paid is base salary, which represents approximately 7% of the CEO’s total direct compensation and no more than 17% of the other NEOs’ total direct compensation. Below are the 2023 mix of direct pay charts for our CEO and CFO:
Below we illustrate our CEO Target pay from 2021 to 2023 and alignment with market and our compensation philosophy. For each year we have shown market median (in thousands) as reported in proxy filings by peer companies that year.
SYNCHRONY CEO DIRECT PAY VS MARKET
As part of our compensation philosophy, the Management Development and Compensation Committee ("MDCC") targets median pay but may set total compensation above or below the median based on a variety of factors including but not limited to, each executive's role, responsibilities, experience, and performance. Mr. Doubles’ pay was initially set below median as part of the planned CEO succession with the intent of increasing his target pay over a multi-year time period. The MDCC will continue to use market data to help inform its decision-making regarding competitive pay levels and to understand how Mr. Doubles' compensation compares to the market for comparable CEOs.
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PROXY SUMMARY
2023 SAY-ON-PAY ADVISORY VOTE AND STAKEHOLDER
ENGAGEMENT ON EXECUTIVE COMPENSATION
At our 2023 annual meeting of stockholders, our investors supported the compensation for our named executive officers with more than 93% of the votes approving the advisory say-on-pay proposal. The MDCC considers the results of our say-on-pay advisory vote as part of its review of our overall compensation programs and policies. In 2023, we continued our regular engagement with stakeholders regarding our compensation program. We also engaged with proxy advisory firms and sought regulatory perspectives.
BEST PRACTICE COMPENSATION PROGRAMS AND POLICIES
The MDCC has implemented the following measures as part of our executive compensation programs:

WHAT WE DO
Substantial portion of executive pay based on performance against goals set by the MDCC
Risk governance framework underlies compensation decisions
Stock ownership requirements for executive officers
Minimum vesting of 12 months for any options or stock appreciation rights
Minimum vesting of 12 months for any restricted stock units (“RSUs”)
Greater percent of equity grants in Long-Term Performance Share Units (“PSUs”) (55% of the LTI mix)
Compensation subject to claw-back in the event of misconduct in addition to “no fault” in the case of financial restatements for all NEOs
Limited perquisites
Peer company benchmarking, targeting median among peers with additional consideration based on the size, scope and impact of role, market data, leadership skills, length of service and both company and individual performance and contributions
Double-trigger vesting of equity and long-term incentive plan awards upon change in control
Annual “Say-on-Pay” frequency
Independent compensation consultant advises the MDCC
Include relative performance metric via Total Shareholder Return modifier on long-term performance awards linked to stockholder returns relative to peers
Significant portion of incentive compensation mix in equity

WHAT WE DON’T DO
No hedging or pledging, short selling, or option trading of Company stock
No employment agreements for executive officers
No tax gross-ups on perquisites for executive officers
No cash buyouts of stock options or stock appreciation rights with exercise prices that are not in-the-money
No payout of dividends on unvested equity prior to the vesting date
No backdating or repricing of stock option awards
No CIC excise tax gross-ups for executive officers
2024 ANNUAL MEETING AND PROXY STATEMENT / 11

CORPORATE GOVERNANCE
We believe that strong corporate governance is integral to building long-term value for our stockholders and enabling effective
Board oversight. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board monitors emerging issues in the governance community and regularly reviews our governance practices to incorporate evolving best practices and stockholder feedback.

A FEW OF OUR CORPORATE GOVERNANCE BEST PRACTICES INCLUDE:
BOARD LEADERSHIP STRUCTURE
Our Board is led by Jeffrey Naylor, our non-executive Chair. Mr. Naylor assumed this role in April 2023 after serving as Lead Independent Director since April 2021, and has served as an independent director on our Board since 2014.
Our Board, led by the Nominating and Corporate Governance Committee, annually reviews the Board's leadership structure and has determined to re-elect Mr. Naylor as non-executive Chair. We continue to believe that having an independent director serve as the non-executive Chair of the Board is in the best interests of our stockholders and is the appropriate leadership structure for the Company at this time. The separation of roles allows our Chair to focus on the organization and effectiveness of the Board. At the same time, it allows our CEO to focus on executing our strategy and managing our operations, performance and risks.
BOARD’S ROLE IN STRATEGY
The Board actively oversees the Company’s strategic direction and the performance of our business and management. On an annual basis, the Board conducts an intensive, multi-day review of the Company’s short-, medium- and long-term strategic plan, taking into consideration economic, consumer, technology, regulatory and other significant trends and changes, as well as other developments in the industry impacting our business. The Board’s input is then incorporated into the strategic plan and approved at the subsequent Board meeting. The output of these meetings provides the strategic context for the Board’s discussions at its meetings throughout the next year, including regular updates and feedback from the Board on the Company’s progress on its strategic plan and deep dives on developments in important areas such as cybersecurity and healthcare. In addition, the Board regularly discusses and reviews feedback on strategy from our stockholders and other stakeholders, and often engages with internal and external experts and advisors to ensure our strategy reflects the latest competitive landscape.
Looking ahead, the Company remains focused on improving all aspects of the customer experience, starting with a quick, seamless account opening process all the way through account self-servicing features. The Board will oversee our plan to continue to invest heavily in digital innovations to develop new products and services that drive deeper customer relationships.

BOARD'S ROLE IN RISK OVERSIGHT
We manage enterprise risk using an integrated framework that includes Board-level oversight, administration by a group of cross-functional management committees, and day-to-day implementation by a dedicated risk management team led by the Chief Risk Officer ("CRO"), a role currently held by our Chief Risk and Legal Officer. The Board (with input from the Risk Committee) is responsible for approving the Company’s enterprise-wide risk appetite statement and framework, as well as certain other risk management policies, and oversees the Company’s strategic plan and enterprise-wide risk management program.
The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company and management’s responses to those risks. During these discussions, the President and CEO, the CFO, the CRO, the Managing General Counsel and other members of senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks. The Board has also delegated certain of its risk oversight responsibilities to its committees.
The Risk Committee of the Board has responsibility for the oversight of the risk management program, and the four other board committees have oversight roles with respect to risk management within their respective oversight areas. Several management committees and subcommittees have important roles and responsibilities in administering the risk management program. This committee-focused governance structure provides a forum through which risk expertise is applied cross-functionally to all major decisions, including development of policies, processes and controls used by the CRO and risk management team to execute our risk management philosophy. The CRO manages our risk management team and is responsible for establishing and implementing standards for the identification, management, measurement, monitoring and reporting of risk on an enterprise-wide basis. The CRO regularly reports to the Board of Directors and the Risk Committee on risk management matters. The enterprise risk management philosophy is to ensure that all relevant risks are appropriately identified, measured, monitored and controlled. The approach in executing this philosophy focuses on leveraging risk expertise to drive enterprise risk management using a strong governance framework structure, a comprehensive enterprise risk assessment program and an effective risk appetite framework.
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CORPORATE GOVERNANCE
Responsibility for risk management flows to individuals and entities throughout our Company, including the Board, various Board and management committees and senior management. The corporate culture and values, in conjunction with the risk management accountability incorporated into the integrated Enterprise Risk Government Framework, which includes a governance structure and three distinct “Lines of Defense” (as further described below), has facilitated, and will continue to facilitate, the evolution of an effective risk presence across the Company.
The “First Line of Defense” is comprised of the business areas whose day-to-day activities involve decision-making and associated risk-taking for the Company. As the business owner, the first line is responsible for identifying, assessing, managing and controlling that risk, and for mitigating our overall risk exposure. The first line formulates strategy and operates within the risk appetite and risk governance framework. The “Second Line of Defense,” also known as the independent risk management organization, provides oversight of first line risk-taking and management. The second line assists in determining risk capacity, risk appetite, and the strategies, policies and structure for managing risks. The second line owns the risk governance framework. The “Third Line of Defense” is comprised of Internal Audit. The third line provides independent and objective assurance to senior management and to the Board and Audit Committee that first and second line risk management and internal control systems and its governance processes are well-designed and working as intended.
BOARD OVERSIGHT OF CYBERSECURITY AND TECHNOLOGY
The protection and security of financial and personal information of our consumers is one of the Company’s highest priorities. To that end, we have an extensive cybersecurity oversight framework in place, which includes oversight of cybersecurity risk. The Board and its Risk Committee receive regular reports on cybersecurity and the Company ensures the Board includes members with cybersecurity experience. The information security program includes administrative, technical and physical safeguards and is designed to provide an appropriate level of protection to maintain the confidentiality, integrity, and availability of our Company’s, our client's and our customers’ information. This includes protecting against known and evolving threats to the security or integrity of customer records and information, and against unauthorized access, compromise or loss of customer records or information. For more information regarding our cybersecurity risk management strategy and governance, please see "Item 1C. Cybersecurity" in our Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission ("SEC") on February 8, 2024.
A key part of our strategic focus is the continued development of innovative, efficient, and flexible technology to deliver products and services that meet the needs of our partners and customers and enables us to operate our business efficiently. The integration of our technology with our partners is at the core of our value proposition, enabling us to anticipate and deliver the experiences and tools our partners and consumers want, while reducing fraud and enhancing customer service. Recognizing the importance of technology and innovation to our future success, and in order to better leverage the Board’s technology expertise, we have a committee of the Board devoted exclusively to technology and innovation. The Technology Committee reviews and advises the Board on major strategies and other subjects relating to the Company’s approach to technology-related innovation, the technology development process and existing and emerging technologies, including artificial intelligence. The Chair of the Technology Committee is Art Coviello, a leader in the technology industry and former Executive Vice President of EMC Corporation and Executive Chairman of RSA Security, Inc.
BOARD COMMITMENT TO DIVERSITY
Since our IPO, the Board has consistently believed that sustainable, long-term stockholder value creation requires caring for our business, our customers, our partners, our employees, our communities, and the environment. We believe diversity makes our business stronger, more innovative and more successful. We have strong hiring practices for women, minorities, veterans, the LGBTQ+ community and people with disabilities. We promote this inclusive culture by sponsoring eight different employee Diversity Networks.
Five of our 10 directors are women and/or minorities; nine are independent; three are women and three are considered members of minority groups. This diversity enables our Board to guide and oversee management more effectively, bringing strategically relevant, forward-looking and inclusive perspectives to our boardroom.
Since 2020, our Board has elevated its attention to social justice and racial equity within Synchrony and in our communities. Our Board receives regular updates on progress in Synchrony’s EDIC efforts. Our directors have hosted all-employee events on EDIC in the workplace, participated in our annual Global Diversity Experience, and shared their thought leadership on EDIC at conferences.
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CORPORATE GOVERNANCE
BOARD FOCUS ON OTHER ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Our Board actively engages on diversity and other environmental, social and governance matters ("ESG") topics throughout the year. Our Board delegates primary responsibility for oversight of our ESG strategy and performance to our Nominating and Corporate Governance Committee. The Committee receives updates from management on ESG matters at least four times per year. All of our Board committees oversee matters that impact our ESG strategy and performance. For example: our Audit and Risk Committees oversee compliance matters; our Risk Committee oversees cybersecurity risks associated with information security and data privacy; and our Management Development and Compensation Committee oversees human capital practices, including our EDIC efforts. Our Nominating and Corporate Governance Committee and our Management Development and Compensation Committee hold an annual joint meeting on ESG reflecting the significance of human capital and community initiatives in our overall ESG strategy and performance. Our Nominating and Corporate Governance Committee regularly reports to the Board on the ESG-related activities of the Board committees.
ESG OVERSIGHT BY OUR BOARD COMMITTEES

Synchrony Financial Board of Directors

Nominating & Corporate Governance Committee	Audit Committee	Management, Development & Compensation Committee	Risk Committee	Technology Committee

•Oversee ESG and corporate social responsibility •Oversee Synchrony’s corporate governance, including director qualifications, and board leadership and committee structure	•Oversee Synchrony’s compliance with legal, ethical and regulatory requirements and related processes and programs, including our compliance and Ombuds programs
•Oversee Synchrony’s human capital management, including policies and strategies for recruiting, retention, career development and progression, management succession for key executives, corporate culture, diversity, and employment practices
			•Oversee Synchrony’s enterprise-wide risk management framework, including as it relates to operational risks, which encompass cybersecurity, compliance, and business resilience risks	•Review of Synchrony’s approach to technology-related innovation
You can read more about our ESG efforts in our ESG report at www.synchrony.com. Our ESG report is not, and will not be deemed to be, a part of this proxy statement or incorporated by reference into any of our other filings with the SEC.
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CORPORATE GOVERNANCE
STOCKHOLDER ENGAGEMENT
We continue to value our stockholders’ perspectives on our strategy and governance practices. We believe that maintaining a dialogue with our stockholders allows us to better understand and respond to their perspectives on matters of importance to them. As part of our regular stockholder engagement in 2023, we engaged with representatives of a majority of our outstanding shares on a variety of topics, including our growth plans, business strategy, board composition, compensation practices and ESG issues. We also hosted our first Investor Day in 2021 to provide stockholders and other stakeholders a deeper dive into our business model, long-term growth strategy and financial operating framework.
BOARD REFRESHMENT
Under the leadership of our Nominating and Corporate Governance Committee, Synchrony’s Board of Directors and its committees routinely evaluate our Board and Board committee composition and leadership, as well as our latest updated skills matrix. This established process helps to ensure that the Board has the requisite expertise to oversee Synchrony’s business today and as it evolves under our strategy for the future. As a result, since 2019, we have added four new directors, adding expertise in healthcare, digital, technology, the consumer sector and risk management in the consumer banking sector. As a group, our Board possesses expertise in areas directly relevant to our business and strategy—including accounting, consumer banking, credit cards, cyber security, government affairs, healthcare, marketing, retail, risk management, digital and technology. We also recently rotated the chairs of our Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE PRACTICES

OUR GOVERNANCE HIGHLIGHTS INCLUDE:
Nine out of 10 directors are independent
Experienced Board members with a diversity of skills and backgrounds
Five out of 10 directors are women and/or minorities
Three out of five Board committee chairs are women and/or minorities
Each of the Audit Committee, MDCC, Nominating and Corporate Governance Committee, Risk Committee and Technology Committee is comprised exclusively of independent directors
Non-executive Chair of the Board
Regular meetings of independent directors in executive session without management
Annual election of all directors
Majority voting standard for directors in uncontested elections
Stockholder special meetings may be called upon the request of a majority of stockholders
Single-class voting structure (one share, one vote)
No stockholder rights plan
Stock ownership requirements for our executive officers and directors
Stockholder proxy access
Nominating and Corporate Governance Committee regularly reviews overall corporate governance framework and oversees the Company’s ESG efforts
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CORPORATE GOVERNANCE
BOARD OF DIRECTORS
We believe that our directors possess the highest personal and professional ethics, deep industry knowledge and expertise, and are committed to representing the long-term interests of our stockholders. We deliberately and thoughtfully formed a Board with diverse perspectives and experiences, which we believe is critical to effective corporate governance and to achieving our strategic goals. Five of our 10 directors are women and/or minorities; nine are independent; three are women and three are considered members of minority groups. The composition of the Board reflects distinct and varied professional experience and cognitive diversity.
BOARD OF DIRECTORS DIVERSITY AND SKILLS MATRIX

	FERNANDO AGUIRRE	PAGET ALVES	KAMILA CHYTIL	ARTHUR COVIELLO	BRIAN DOUBLES	ROY GUTHRIE	JEFFREY NAYLOR	BILL PARKER	LAUREL RICHIE	ELLEN ZANE

GENDER DIVERSITY
MALE	●	●		●	●	●	●	●
FEMALE			●						●	●
ETHNIC DIVERSITY
BLACK OR AFRICAN AMERICAN		●							●
HISPANIC	●
WHITE/CAUCASIAN			●	●	●	●	●	●		●
FINANCIAL EXPERT	●	●	●	●	●	●	●			●
RISK EXPERT		●		●	●	●	●	●
FINANCIAL SERVICES INDUSTRY			●		●	●	●	●
C-SUITE EXPERIENCE	●	●	●	●	●	●	●	●	●	●
BRAND AND MARKETING	●								●
DIRECT CONSUMER/RETAILERS	●	●	●				●		●
GOVERNMENT/REGULATORY	●				●	●		●		●
HEALTHCARE	●									●
HUMAN CAPITAL/COMPENSATION	●					●	●		●	●
STRATEGIC PLANNING	●	●		●	●	●	●		●	●
TECH/DIGITAL/CYBER		●	●	●
OTHER PUBLIC COMPANY BOARD	●	●		●		●	●		●	●

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CORPORATE GOVERNANCE

DIVERSITY	DIRECTOR INDEPENDENCE

3 OF 10 ARE FEMALE	9 OF 10 ARE INDEPENDENT

DIRECTOR AGE
3 OF 10 ARE MINORITIES	AVERAGE AGE 64

5 OF 10 ARE FEMALE AND/OR MINORITIES	44	45-48	49	50-63	64	65	66	67	68	69	70	71	72
YEARS

BOARD QUALIFICATIONS
				COMMITTEE MEMBERSHIP
NAME	AGE	DIRECTOR SINCE	INDEPENDENT	AUDIT	MDC	NCG	RISK	TECH
Brian D. Doubles President and CEO of Synchrony Financial	49	2021
Fernando Aguirre Former Chairman, President and CEO of Chiquita Brands International, Inc.	66	2019			●
Paget L. Alves Former Chief Sales Officer of Sprint Corporation	69	2015				●
Kamila Chytil Chief Operating Officer of DentaQuest LLC	44	2022		●				●
Arthur W. Coviello, Jr. Former Executive Vice President of EMC Corporation; Former Executive Chairman of RSA Security, Inc.	70	2015					●
Roy A. Guthrie Former CEO of Renovate America, Inc.; Former Executive Vice President and Chief Financial Officer of Discover Financial Services, Inc.	70	2014						●
Jeffrey G. Naylor (Non-Executive Chair of the Board) Former CFO and Chief Administrative Officer of the TJX Companies, Inc.	65	2014		●	●
P.W. “Bill” Parker Former Vice Chairman and Chief Risk Officer of U.S. Bancorp	67	2020				●	●
Laurel J. Richie Former President of the Women’s National Basketball Association LLC	65	2015				●
Ellen M. Zane Former President and CEO of Tufts Medical Center and Tufts Children’s Hospital	72	2019		●	●

Committee chair	●	Committee member
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CORPORATE GOVERNANCE
ITEM 1—ELECTION OF DIRECTORS
The Board consists of 10 directors: our President and CEO, Brian D. Doubles, and nine directors who are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and our own independence standards set forth in our Governance Principles. The independent directors are Fernando Aguirre, Paget L. Alves, Kamila Chytil, Arthur W. Coviello, Jr., Roy A. Guthrie, Jeffrey G. Naylor, Bill Parker, Laurel J. Richie and Ellen M. Zane (together, the “Independent Directors”). Under our Bylaws, our directors will be elected annually by a majority of votes cast in uncontested elections. As discussed under Committees of the Board of Directors below, our Nominating and Corporate Governance Committee is responsible for recommending to our Board, for its approval, the director nominees to be presented for stockholder approval at each annual meeting.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
Each of the 10 director nominees (the “Director Nominees”) listed on the following pages is currently a director of the Company.
The following biographies describe the business experience of each Director Nominee. Following the biographical information for each Director Nominee, we have listed specific qualifications that the Board considered in determining whether to recommend that the director be nominated for election at the Annual Meeting.
If elected, each of the Director Nominees is expected to serve for a term of one year or until their successors are duly elected and qualified. The Board expects that each of the Director Nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the Director Nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute Director Nominees as the Board may nominate.

THE BOARD RECOMMENDS A VOTE FOR the following nominees for election as directors.

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CORPORATE GOVERNANCE

BRIAN D. DOUBLES
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Doubles, 49, has been our CEO and a director since April 2021 and our President since May 2019. He has also been a member of the board of directors of Synchrony Bank (the “Bank”) since 2009. Mr. Doubles previously served as our Executive Vice President and CFO from February 2014 to April 2019. Prior to Synchrony’s founding, Mr. Doubles served in various roles of increasing responsibility and management at the General Electric Company (“GE”). Mr. Doubles is a member of the Business Roundtable and Bank Policy Institute. Mr. Doubles received a B.S. in Engineering from Michigan State University.
We believe that Mr. Doubles should serve as a member of the Board due to his extensive experience in the retail finance business, his risk expertise, and the perspective he brings as our President and CEO.

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CORPORATE GOVERNANCE

Mr. Aguirre, 66, has been a director since July 2019. He served as President and CEO of Chiquita Brands International, Inc. from January 2004 to October 2012 and also served as Chairman from May 2004 to October 2012. Prior to that, Mr. Aguirre held various global marketing and management roles at Procter & Gamble from 1980 to 2004. Mr. Aguirre is currently on the boards of directors of CVS Health, a publicly-traded American healthcare company that owns CVS Pharmacy, CVS Caremark, and Aetna; and Barry Callebaut, a publicly-traded company which is one of the world’s largest cocoa processors and chocolate manufacturers. He previously served on other boards including Aetna, Inc., Coca-Cola Enterprises, and Levi Strauss & Co. Mr. Aguirre is currently the Owner & CEO of the Erie SeaWolves Minor League Baseball team, the double AA affiliate of the Detroit Tigers. He also owns a minority stake in the Myrtle Beach Pelicans, a low A affiliate of the Chicago Cubs. A native of Mexico, Mr. Aguirre is a prominent figure in the Hispanic community, recognized as one of the 100 Influentials by Hispanic Business Magazine and honored with the Hispanic Heritage Leadership Award by the NFL. Mr. Aguirre received a B.S. from Southern Illinois University Edwardsville.
We believe that Mr. Aguirre should serve as a member of the Board due to his significant knowledge and experience in the areas of leadership, strategy, digital marketing, branding, and communications, as well as his extensive experience as chair and CEO of a large publicly-traded company and as a director of other publicly-traded companies.

Mr. Alves, 69, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. He has also been a member of the Board of Directors of the Bank since January 2017. He served as Chief Sales Officer of Sprint Corporation, a wireless and wireline communications services provider, from January 2012 to September 2013 after serving as President of that company’s Business Markets Group from 2009 to 2012. Prior thereto, Mr. Alves held various positions at Sprint Corporation, including President, Sales and Distribution, from 2008 to 2009; President, South Region, from 2006 to 2008; Senior Vice President, Enterprise Markets, from 2005 to 2006; and President, Strategic Markets, from 2003 to 2005. Between 2002 and 2003, he served as President and Chief Operating Officer of Centennial Communications Corporation and from 2000 to 2001 served as President and CEO of PointOne Telecommunications, Inc. Mr. Alves currently serves on the boards of directors of Assurant, Inc., a publicly-traded global provider of risk management products and services; and Yum! Brands, Inc., a publicly-traded company that develops, operates, franchises, and licenses a system of quick-service restaurants. Mr. Alves also serves on two private company boards: Sorenson Communications (Chairman) and Ariel Alternatives. Mr. Alves served on the board of International Game Technology PLC, a manufacturer and distributor of microprocessor-based gaming and video lottery products and software systems from 2015 to 2020. He previously served on the boards of directors of GTECH Holdings Corporation from 2005 to 2006; Herman Miller, Inc. from 2008 to 2010; and International Game Technology Inc. from 2010 to 2015. In 2017 and 2021, Savoy magazine recognized Mr. Alves among Savoy’s Most Influential Black Corporate Directors. Mr. Alves received a B.S. in Industrial and Labor Relations and a J.D. from Cornell University.
We believe that Mr. Alves should serve as a member of the Board due to his executive management and leadership experience, including leadership roles with technology companies, his extensive background in sales, his financial expertise and his experience with strategic and business development. He also has experience with strategic corporate transactions, including mergers and acquisitions. The Board has determined that Mr. Alves qualifies as an “audit committee financial expert” as defined in Item 407(d) (5) of Regulation S-K.

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CORPORATE GOVERNANCE

Ms. Chytil, 44, has been a director since April 2022. Ms. Chytil has been the Chief Operating Officer of DentaQuest LLC, a private equity backed oral healthcare company, since March 2021. From October 2019 to March 2021, she served as the Chief Operating Officer of MoneyGram International, a public crossborder P2P payments and money transfer company. From May 2016 to October 2019, she served as MoneyGram’s Chief Global Operations Officer, and from May 2015 to May 2016 as its Senior Vice President of Key Partnerships and Payments. From August 2004 to March 2015, Ms. Chytil held various positions of increasing responsibility at FIS, a Financial Technology (FinTech) corporation that offers a wide range of financial products and services. At FIS, she served in multiple risk management, analytics, and operational roles, including Senior Vice President and General Manager of Retail Payments, focusing on traditional financial services as well as retail and underbanked focused financial products. From January 2003 to August 2004, she served as a Business Analyst at Danka Office Imaging Company and from May 2000 to January 2003 she served as an Account Manager at Capital One Financial Corporation. Ms. Chytil served as a board member for MoneyGram Foundation from 2019 to 2021; MoneyGram Poland from 2016 to 2021; and MoneyGram Payment Systems, Inc. from 2017 to 2021. In 2020, Ms. Chytil contributed to multiple articles on digital transformation in Forbes FinTech. In 2016 she was voted Woman of the Year in Business, Poland; and in 2017, she was awarded the Dallas Business Journal 40 under 40 award and she was chosen by PaymentSource as 1 of 25 Most Influential Women in Payments. Ms. Chytil earned a B.S. in International Business and Finance from the University of Tampa and an M.B.A. from the University of Florida.
We believe that Ms. Chytil should serve as a member of the Board due to her executive management and leadership experience, and her extensive background in consumer finance, technology and operations. The Board has determined that Ms. Chytil qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Mr. Coviello, 70, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. He has also been a member of the Board of Directors of the Bank since January 2017. Since 2015, he has been an independent cybersecurity consultant and since August 2022 has served as a Managing Partner of SYN Ventures, a venture capital firm specializing in investing in cybersecurity companies. He served as Executive Vice President of EMC Corporation, an IT infrastructure company, and Executive Chairman of RSA Security, Inc. (“RSA”), the Security Division of EMC Corporation and a provider of security, risk and compliance solutions, from 2011 to 2015, after serving as Executive Vice President and President of RSA from 2006 to 2011. Prior thereto, Mr. Coviello held various executive positions at RSA, including President and CEO from 2000 to 2006, and President from 1999 to 2000. Prior to RSA, he had extensive financial and operating management expertise in several technology companies. Mr. Coviello currently serves on the boards of directors of Tenable Holdings, Inc., a publicly-traded provider of Cyber Exposure solutions, which is a discipline for managing and measuring cyber security risk; and three private software companies, Oomnitza, Inc., Phosphorous Security Inc, and RegScale, Inc. Mr. Coviello previously served on the boards of directors of several public companies: Epiphany Technology Acquisition Corp., Mandiant, Inc., EnerNOC, Inc., and Gigamon, Inc. He received a B.B.A. in Accounting from the University of Massachusetts, Amherst.
We believe that Mr. Coviello should serve as a member of the Board due to his leadership experience, including as CEO of a publicly-traded company, his extensive financial expertise and accounting background and his considerable experience in technology and cybersecurity.

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CORPORATE GOVERNANCE

Mr. Guthrie, 70, joined our Board and the Board of Directors of the Bank in connection with our IPO in July 2014. From October 2017 to September 2018, Mr. Guthrie served as CEO of Renovate America, Inc., a privately owned financial services company. From July 2005 to January 2012, Mr. Guthrie served as Executive Vice President, and from July 2005 to May 2011 as CFO of Discover Financial Services, Inc., a direct banking and payments company. From September 2000 to July 2004, he served as President and CEO of various businesses of Citigroup Inc., including CitiFinancial International from 2000 to 2004 and CitiCapital from 2000 to 2001. From April 1978 to September 2000, Mr. Guthrie served in various roles of increasing responsibility at Associates First Capital Corporation. Mr. Guthrie serves on the boards of directors of Mr. Cooper Group, Inc., a publicly-traded originator and servicer of real estate mortgage loans; and OneMain Holdings, Inc., a publicly-traded financial services company. He previously served on the boards of directors of Cascade Acquisition Corporation, LifeLock, Inc., and Garrison Capital Inc. During his tenure with Discover Financial Services, Inc., he also served on the board of directors of Discover Bank. Mr. Guthrie received a B.A. in Economics from Hanover College and an M.B.A. from Drake University.
We believe that Mr. Guthrie should serve as a member of the Board due to his leadership experience, including as CFO of two publicly-traded companies and as a director of other publicly-traded companies, financial expertise and accounting background, risk management experience and extensive experience in consumer finance (including the private-label credit card industry), including more than 30 years of experience in finance and/or operating roles.

Mr. Naylor, 65, was appointed non-executive Chair of the Board in April 2023. Mr. Naylor previously served as Lead Independent Director of the Board from April 2021 to April 2023. He joined our Board and the board of directors of the Bank in connection with the IPO in July 2014. From February 2013 to April 2014, Mr. Naylor served as Senior Corporate Advisor of the TJX Companies, Inc., a retail company of apparel and home fashions. From January 2012 to February 2013, Mr. Naylor served as Senior Executive Vice President and CAO of the TJX Companies, Inc.; from February 2009 to January 2012, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer; from June 2007 to February 2009, he served as its Senior Executive Vice President, Chief Administrative and Business Development Officer; from September 2006 to June 2007, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer; and from February 2004 to September 2006, he served as its CFO. From September 2001 to January 2004, Mr. Naylor served as Senior Vice President and CFO of Big Lots, Inc. From September 2000 to September 2001, Mr. Naylor served as Senior Vice President, Chief Financial and Administrative Officer of Dade Behring, Inc. From November 1998 to September 2000, he served as Vice President, Controller of The Limited, Inc. Mr. Naylor serves on the boards of directors of two public companies: Dollar Tree, Inc., an operator of discount variety stores; and Wayfair, Inc., an e-commerce retailer of home furnishings and decor. Mr. Naylor received a B.A. in Economics and Political Science from Northwestern University and an M.B.A. from the J.L. Kellogg Graduate School of Management.
We believe that Mr. Naylor should serve as a member of the Board due to his executive management and leadership experience, including as CFO of a publicly-traded company and as a director of other publicly-traded companies, his extensive financial expertise and accounting background, and his considerable experience accumulated over the course of 25 years in the retail and consumer goods industries. The Board has determined that Mr. Naylor qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

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CORPORATE GOVERNANCE

Mr. Parker, 67, has been a director since July 2020. Mr. Parker served as Vice Chairman and Chief Risk Officer of U.S. Bancorp from December 2013 to September 2018. From October 2007 until December 2013 he served as Executive Vice President and Chief Credit Officer of U.S. Bancorp. From March 2005 until October 2007, he served as Executive Vice President of Credit Portfolio Management of U.S. Bancorp, having served as Senior Vice President of Credit Portfolio Management of U.S. Bancorp since January 2002. Mr. Parker currently serves on the board of directors of S&P Global Ratings, a fully owned division of S&P Global Inc. He previously served on the board of directors of U.S. Bank National Association from January 2011 to October 2018. Mr. Parker serves as a member of the capital campaign committees for The Arts Partnership, a nonprofit collaboration of four performing arts organizations in Minnesota, and CommonBond Communities, a nonprofit organization that provides affordable housing options in the Upper Midwest. Mr. Parker received a B.A. from Amherst College and an M.B.A. from the Tuck School of Business at Dartmouth.
We believe that Mr. Parker should serve as a member of the Board due to his leadership experience, and his extensive background in risk management and deep expertise in credit.

Ms. Richie, 65, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. She has also been a member of the Board of Directors of the Bank since April 2021. Ms. Richie served as President of the Women’s National Basketball Association LLC, a professional sports league, from 2011 to 2015. From 2016 to 2018, Ms. Richie served as a brand consultant for Teach For America, and from 2008 to 2011, Ms. Richie served as Chief Marketing Officer of Girl Scouts of the United States of America. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and member of the agency’s Operating and Diversity Advisory Boards. Ms. Richie is currently engaged by several Fortune 100 companies to advise c-suite executives on matters of personal leadership and corporate culture. Ms. Richie serves on the boards of directors of two public companies: Bright Horizons, a provider of high-quality education and childcare; and Hasbro, a global toy and game company whose mission is to entertain and connect fans through storytelling and play. She also serves as an independent director at SeatGeek, a closely held private corporation. Ms. Richie has been recognized as one of the 25 Most Influential Women in Business by The Network Journal, one of the Most Influential African Americans in Sports by Black Enterprise, and one of the Most Influential Black Corporate Directors by Savoy magazine. She is the recipient of numerous awards including Sports Business Journal’s Game Changer Award and Ebony magazine’s Outstanding Women in Marketing and Communications Award. Ms. Richie received a B.A. in Policy Studies from Dartmouth College. Ms. Richie is a former Trustee of the Naismith Basketball Hall of Fame and her alma mater where she served as Chair of the Board from 2017 to 2021.
We believe that Ms. Richie should serve as a member of the Board due to her executive management and leadership experience and her considerable experience in communications and marketing.

2024 ANNUAL MEETING AND PROXY STATEMENT / 23

CORPORATE GOVERNANCE

Ms. Zane, 72, has been a director since February 2019 and was a non-voting Board observer from October 2018 to February 2019. She has also been a member of the Board of Directors of the Bank since May 2022. She currently serves as CEO Emeritus at Tufts Medical Center and Tufts Children’s Hospital, and from 2004 to 2011, she served as its President and CEO. From 1994 to 2004, Ms. Zane served as Network President for Mass General Brigham (formerly Partners Healthcare System), a physician/hospital network sponsored by the Harvard affiliated Massachusetts General Hospital and Brigham and Women’s Hospital. Prior to 2004, Ms. Zane served as the CEO of Quincy Hospital. Ms. Zane serves on the boards of directors of Boston Scientific Corporation, a publicly-traded manufacturer of medical devices, and Haemonetics Corporation, a publicly-traded global medical device company and provider of blood and plasma supplies and services. She previously served on the board of directors of Azenta Life Sciences (formerly Brooks Automation), a publicly-traded provider of biostorage and life sciences solutions. Ms. Zane received a Bachelor of Arts from George Washington University and a Master of Arts from Catholic University of America. She has an Advanced Professional Director Certification from the American College of Corporate Directors and she holds the following honorary degrees: Doctorate of Humane Letters from University of Massachusetts—Dartmouth; Doctorate of Commercial Science from Bentley University; Doctorate of Business Administration from Stonehill College; and Doctorate of Humane Letters from Curry College.
We believe that Ms. Zane should serve as a member of the Board due to her executive experience in the healthcare industry, including as the CEO of a large medical center, in addition to her financial expertise and substantial experience as a director at other public companies. The Board has determined that Ms. Zane qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

24 / 2024 ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE
QUALIFICATIONS OF DIRECTORS
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company will endeavor to have a Board representing a range of experience at policy-making levels in areas that are relevant to the Company’s activities. The Nominating and Corporate Governance Committee takes into account a candidate’s ability to contribute to the diversity on the Board. It considers each candidate’s and the existing Board members’ race, ethnicity, gender, age, cultural background and professional experience. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Our Governance Principles maintain that directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board, and other directors should not serve on more than three boards of public companies in addition to the Company’s Board.
Pursuant to our Company’s Governance Principles, when a director’s principal occupation or job responsibilities change significantly during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The Nominating and Corporate Governance Committee will evaluate each director in connection with his or her renomination for election at each annual meeting of stockholders. Except in special circumstances, directors will not be nominated for election to the Board after their 75th birthday.
PROCESS FOR REVIEWING, IDENTIFYING AND EVALUATING DIRECTOR NOMINEES
The Nominating and Corporate Governance Committee is responsible for reviewing, identifying, evaluating and recommending director nominees to the Board after considering the qualifications described above and set forth in the Company’s Governance Principles. Upon recommendation of the Nominating and Corporate Governance Committee, the Board proposes a slate of nominees to the stockholders for election to the Board. Between annual stockholder meetings, the Board may fill vacancies and newly created directorships on the Board with directors who will serve until the next annual meeting.
Other stockholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and other supporting information required under our Bylaws to: Corporate Secretary, Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by stockholders that it applies to other candidates. In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also, pursuant to procedures established in our Bylaws, directly nominate one or more director candidates to stand for election by the stockholders. For information on how to nominate a person for election as a director at the 2025 Annual Meeting of Stockholders, including through the proxy access right to include such nominees in the Company’s proxy materials, please see the discussion under the heading “Additional Information—Stockholder Proposals for the 2025
Annual Meeting.”
2024 ANNUAL MEETING AND PROXY STATEMENT / 25

CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS
The standing committees of the Board consist of the Audit Committee, the Nominating and Corporate Governance Committee, the MDCC, the Risk Committee, and the Technology Committee. The duties and responsibilities of these standing committees are set forth below. The Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted charters for each of its standing committees. Copies of the committees’ charters are available on our website at http://investors.synchronyfinancial.com under “Governance—Governance Documents.” Each of the standing committees reports to the Board as it deems appropriate and as the Board requests.

COMMITTEES	MEMBERS	PRIMARY RESPONSIBILITIES	# OF MEETINGS IN 2023

Audit	Mr. Alves (Chair) Ms. Chytil Mr. Naylor Ms. Zane
• Selecting, evaluating, compensating and overseeing the independent registered public accounting firm
• Receiving reports from our internal audit, risk management and independent liquidity review functions on the results of risk management reviews and assessments, including the Company’s internal control system over operational and regulatory controls and of the adequacy of the processes for controlling the Company’s activities and managing its risk
• Reviewing the audit plan, changes in the audit plan, the nature, timing, scope and results of the audit, and any audit problems or difficulties and management’s response
• Overseeing our financial reporting activities, including our annual report, and accounting standards and principles followed (including any significant changes in such standards and principles)
• Reviewing and discussing with management and the independent auditor, as appropriate, the effectiveness of the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures
• Reviewing our major financial risk exposures, the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management
• In conjunction with the Risk Committee, overseeing our risk guidelines and policies relating to financial statements, financial systems, financial reporting processes, compliance and auditing, and allowance for credit losses, and addressing matters relating to risk including with respect to cybersecurity
• Approving audit and non-audit services provided by the independent registered public accounting firm
• Meeting with management and the independent registered public accounting firm to review and discuss our financial statements, critical accounting estimates, practices and policies, any critical audit matters (CAMs), non-GAAP financial measures and other matters required to be reviewed under applicable legal, regulatory or NYSE requirements
•Reviewing and discussing with management, the Management Development and Compensation Committee, and the independent auditor, as appropriate, financial statement errors and related disclosures, and making appropriate recommendations to the Board
• Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters
• Approving the appointment of, evaluating and, when appropriate, approving the replacement of the Chief Audit Executive
• Overseeing our internal audit function, including reviewing its organization, performance and audit findings, and reviewing our disclosure and internal controls
• Overseeing the Company’s compliance with legal, ethical and regulatory requirements (other than those assigned to other committees of the Board) and related processes and programs
11
26 / 2024 ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE

COMMITTEES	MEMBERS	PRIMARY RESPONSIBILITIES	# OF MEETINGS IN 2023

Nominating and Corporate Governance	Mr. Aguirre (Chair) Mr. Alves Mr. Parker Ms. Richie
• Developing, and recommending to our Board for approval, qualifications for director candidates, taking into account applicable regulatory or legal requirements regarding experience, expertise or other qualifications for service on certain of our Board’s committees, as well as candidates’ ability to contribute to the diversity of the Board
• Considering potential director nominees properly recommended by the Company’s stockholders, leading the search for other individuals qualified to become members of the Board, recommending to our Board for approval the director nominees to be presented for stockholder approval at the annual meeting, and recommending to the Board nominations for any vacancies that may arise on the Board prior to the annual meeting
• Reviewing and making recommendations to our Board with respect to the Board’s leadership structure and the size and composition of the Board and the Board committees
• Developing and annually reviewing our corporate governance principles, including guidelines for determining the independence of directors
• Annually reviewing director compensation and benefits
• Developing and recommending to the Board for its approval an annual self-evaluation process of the Board and the Board’s committees and overseeing the annual self-evaluation of our Board and its committees
• Reviewing and, if appropriate, approving or ratifying any “transaction” between the Company and a “related person” required to be disclosed under SEC rules and annually reviewing the use and effectiveness of such policy
• Reviewing our policies and procedures with respect to political spending
• Reviewing actions in furtherance of our environmental, social and governance matters and activities
• Reviewing and resolving any conflicts of interest involving directors or executive officers
• Overseeing the risks, if any, related to our corporate governance structure and practices
• Overseeing and discussing with management the risks, if any, related to our environmental and social responsibility actions and public policy initiatives
5
COMMITTEES	MEMBERS	PRIMARY RESPONSIBILITIES	# OF MEETINGS IN 2023

Management Development and Compensation	Ms. Richie (Chair) Mr. Aguirre Mr. Naylor Ms. Zane
• Assisting our Board in developing and evaluating potential candidates for executive positions, including the CEO, and overseeing our management resources, structure, succession planning, development and selection process
•Evaluating the CEO’s performance and approving and, where required, recommending for approval by the independent members of our Board, the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation
•Evaluating the performance of other senior executives and approving and, where required, recommending for approval by our Board, each senior executive’s annual compensation, including salary, bonus and equity and non-equity incentive compensation, in each case, based on initial recommendations from the CEO
• Reviewing and overseeing incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us or any of our subsidiaries to imprudent risks, and are consistent with safety and soundness, and reviewing (with input from our Chief Risk Officer (“CRO”) and the CRO of the Bank) the relationship among risk management policies and practices, corporate strategies and senior executive compensation
•Reviewing and overseeing equity incentive plans and other stock-based plans
•Overseeing the administration of the Company's clawback policies
•Assisting our Board in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession for key executives, corporate culture, diversity and employment practices
7
2024 ANNUAL MEETING AND PROXY STATEMENT / 27

CORPORATE GOVERNANCE

COMMITTEES	MEMBERS	PRIMARY RESPONSIBILITIES	# OF MEETINGS IN 2023

Risk	Mr. Guthrie (Chair) Mr. Coviello Mr. Parker
• Assisting our Board in its oversight of our enterprise-wide risk management framework, including as it relates to credit and investment, market, liquidity, operational, cyber security (including information security and data privacy), compliance and strategic risks
•Reviewing and, at least annually, approving our risk governance framework, and our risk assessment and risk management practices, guidelines and policies, including significant policies that management uses to manage credit and investment, market, liquidity, operational, compliance and strategic risks
• Reviewing and, at least annually, recommending to our Board for approval, our enterprise-wide risk appetite, including our liquidity risk tolerance, and reviewing and approving our strategy relating to managing key risks and other policies on the establishment of risk limits as well as the guidelines and policies for monitoring and mitigating such risks
• Meeting separately, at least quarterly, with our CRO and the Bank’s CRO to discuss the Company’s risk assessment and risk management practices and related guidelines and policies
•Receiving periodic reports from management on the metrics used to measure, monitor and manage known and emerging risks, including management’s view on acceptable and appropriate levels of exposure
•Receiving reports from our internal audit, risk management and independent liquidity review functions on the results of risk management reviews and assessments, including the Company’s internal control system over operational and regulatory controls and of the adequacy of the processes for controlling the Company’s activities and managing its risk
• Reviewing and approving, at least annually, the Company’s enterprise-wide capital and liquidity framework (including our contingency funding plan) for addressing liquidity needs during liquidity stress events
• Reviewing, at least quarterly, in coordination with the Bank’s Risk Committee, the Company’s allowance for credit losses methodology, liquidity, risk appetite, regulatory capital and ratios, and internal capital adequacy assessment processes and our annual capital plan and the Bank’s resolution plan
• Reviewing, at least quarterly, information provided by senior management to determine whether we are operating within our established risk appetite and sharing reports with the Board, at least semi-annually, reflecting the Company's material risks, mitigation strategies and any relevant public disclosure considerations
• Reviewing the status of financial services regulatory examinations
• Reviewing the independence, authority and effectiveness of our risk management function and independent liquidity review function
•Approving the appointment of, evaluating and, when appropriate, approving the replacement of the CRO
•Reviewing the disclosure regarding risk contained in our annual and quarterly reports filed with the SEC
6
COMMITTEES	MEMBERS	PRIMARY RESPONSIBILITIES	# OF MEETINGS IN 2023

Technology	Mr. Coviello (Chair) Ms. Chytil Mr. Guthrie	•Reviewing the Company’s approach to technology-related innovation, including the Company’s competitive position and relevant trends in technology and innovation • Reviewing the technology development process to assure ongoing business growth •Providing a forum for dialogue on existing and emerging technologies which present opportunities or threats to the Company’s strategic agenda	4
28 / 2024 ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE
AUDIT COMMITTEE
The Board has determined that each of Mr. Alves, Ms. Chytil, Mr. Naylor and Ms. Zane qualifies as an “audit committee financial expert” as defined in Item 407(d) (5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Each of Ms. Richie, Mr. Aguirre, Mr. Naylor and Ms. Zane qualifies as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act").
ATTENDANCE AT MEETINGS
It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, and meetings of the Board and Board committees of which he or she is a member.
In 2023, the Board held nine meetings, including regularly scheduled and special meetings. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods for which he or she has served). All directors attended the 2023 Annual Meeting of Stockholders.
EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS
In accordance with our Governance Principles, at the conclusion of every Board meeting, the independent directors have an executive session without any non-independent directors present. The Chair of the Board, Mr. Naylor, presides at executive sessions. During executive sessions, the independent directors have complete access to Company personnel as they may request.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and any interested parties who would like to communicate with the Board or its committees may do so by writing to them via the Company’s Corporate Secretary by email at corporate.secretary@synchronyfinancial.com or by mail at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902 or by leaving a voicemail message at (800) 275-3301. Stockholders and any interested parties may also communicate with the Board (on an anonymous basis if desired) through a third-party managed hotline at (800) 477-6531 or https://synchrony.ethicspoint.com.
All communications directed to the Board, the Chair of the Board or any other members of the Board are initially reviewed by the Company’s Ombuds Leader. Any communications that allege or report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters are immediately forwarded to the Chair of the Audit Committee, the Managing General Counsel and the Chief Audit Executive, and after consultation with the Chair of the Audit Committee, may be sent to the other members of the Audit Committee. Any communications that raise legal, ethical or compliance concerns about the Company’s policies or practices are immediately forwarded to the Managing General Counsel and the Chief Compliance Officer. The Chair of the Board is advised promptly of any such communication that alleges misconduct on the part of the Company’s management or raises legal, ethical or compliance concerns about the Company’s policies or practices and that the Managing General Counsel or the Chief Compliance Officer believes may be credible, and after consultation with the Chair of the Board, such communication may be reported to the other members of the Board or to a committee of the Board.
Typically, the Ombuds Leader will not forward to the Company’s directors communications from stockholders or other communications that are of a personal nature or not related to the duties and responsibilities of the Board, including: junk mail and mass mailings; routine customer service complaints; human resources matters; service suggestions; resumes and other forms of job inquiries; opinion surveys and polls; business solicitations; or advertisements.
CODE OF CONDUCT
We have adopted a Code of Conduct that applies to anyone who works for or represents Synchrony, including all directors, officers and employees. A copy of this code is available on our website at http://investors.synchronyfinancial.com under “Governance—Governance Documents.” If we make any material amendments to this code or grant any waiver from a provision to our CEO, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.
2024 ANNUAL MEETING AND PROXY STATEMENT / 29

CORPORATE GOVERNANCE
GOVERNANCE PRINCIPLES
Our Governance Principles provide the framework for the governance of the Company. The Nominating and Corporate Governance Committee is responsible for developing and implementing our Governance Principles, periodically reviewing such Governance Principles and recommending any proposed changes to the Board for approval. A copy of our Governance Principles is available on our website at http://investors.synchronyfinancial.com under “Governance—Governance Documents.”

MANAGEMENT DEVELOPMENT
AND COMPENSATION
COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The members of the Company’s MDCC are Ms. Richie, Mr. Aguirre, Mr. Naylor and Ms. Zane. None of Ms. Richie, Mr. Aguirre, Mr. Naylor and Ms. Zane was, during 2023 or previously, an officer or employee of the Company or any of its subsidiaries. During 2023, there were no compensation committee interlocks required to be disclosed. In addition, no member of the MDCC had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
30 / 2024 ANNUAL MEETING AND PROXY STATEMENT

AUDIT MATTERS

INDEPENDENT AUDITOR
The Audit Committee retained KPMG LLP (“KPMG”) to audit our consolidated financial statements for 2023. In addition, the Audit Committee retained KPMG to provide other auditing and advisory services in 2023. In selecting KPMG as the independent auditor for 2024, the Audit Committee considered, among other factors, KPMG’s performance during 2023, including that of the lead audit partner, its independence and its attention to quality control matters. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and integration services. The Audit Committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.
PRE-APPROVAL PROCESSES
The Audit Committee approves all audit engagement fees and terms. It is the Audit Committee’s policy to review and pre-approve all audit and non-audit services provided to the Company by KPMG on an engagement-by-engagement basis. To minimize relationships that could appear to impair KPMG’s objectivity, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to the Company by KPMG primarily to tax services and merger and acquisition due diligence and integration services. The Chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.
ACCOUNTING FEES AND SERVICES
The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2023 and 2022.

	FOR THE YEARS ENDED DECEMBER 31,

	2023	2022

Audit fees	$5,059,578	$5,282,629

Audit-related fees	504,561	508,177

Tax fees	—	—

All other fees	—	—

Total fees	$5,564,139	$5,790,806
In the above table, in accordance with SEC rules, “Audit” fees are fees that we paid to KPMG for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second, and third quarters of 2023, and (ii) services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including comfort letter procedures and consent-related procedures. “Audit-related” fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including agreed-upon procedures. “Tax” fees are fees for tax compliance, tax advice, and tax planning, and “All other” fees are fees for any services not included in the first three categories.
HIRING RESTRICTIONS
The Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of KPMG’s certification of the Company’s financial statements. These restrictions are contained in our Audit Committee Key Practices, which are published on the Company’s website at http://investors.synchrony.com under “Governance—Governance Documents.” This document, or any other information on the Company's website, will not be deemed to be incorporated by reference into this proxy statement.
2024 ANNUAL MEETING AND PROXY STATEMENT / 31

AUDIT MATTERS
ITEM 2—RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2024
We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2024. The Audit Committee has approved the selection of KPMG as our independent registered public accounting firm for 2024. KPMG is currently our independent registered public accounting firm.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND

A VOTE FOR

ratification of the selection of KPMG as our independent registered public accounting firm for 2024.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for stockholder rejection and whether it is appropriate to select another independent auditor.
We have been advised that representatives of KPMG will attend the Annual Meeting. They will have an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT
The Audit Committee reviews and oversees the Company’s financial reporting process on behalf of the Board, including the selection, evaluation, compensation, and oversight of our independent auditor. Management has the primary responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal control over financial reporting. KPMG, our independent auditor for 2023, has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.
In this context, the Audit Committee:
•Has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2023;
•Has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and
the SEC;
•Has discussed with KPMG its assessment of the effectiveness of the Company’s internal control over financial reporting;
•Has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence; and
•Has discussed with KPMG its independence, taking into consideration the amount and nature of the fees paid to the firm for audit and non-audit services.
Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the Audit Committee of
the Board.
Paget L. Alves, Chair
Kamila Chytil
Jeffrey G. Naylor
Ellen M. Zane
32 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS

ITEM 3—ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement on pages 33-56 (the “Say-on-Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters, and the Company’s MDCC will consider the voting results when evaluating our executive compensation program.
We believe that our executive compensation program aligns the interests of the Company’s executives with those of the Company and its stockholders. The program is intended to attract, retain and motivate high-caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. The program is also designed to differentiate compensation based upon individual contribution, performance and experience.
WE ASK FOR YOUR ADVISORY APPROVAL OF THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to Synchrony Financial’s named executive officers, as described in this proxy statement on pages 33-56.”

THE BOARD RECOMMENDS A VOTE FOR approval of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement.

2024 ANNUAL MEETING AND PROXY STATEMENT / 33

COMPENSATION MATTERS
MANAGEMENT
The following table sets forth certain information concerning our current executive officers (other than Mr. Doubles): Alberto Casellas, Curtis Howse, Carol Juel, David P. Melito, Jonathan S. Mothner, Maran Nalluswami, Bart Schaller, and Brian J. Wenzel, Sr. For information concerning Mr. Doubles, see “Corporate Governance—Election of Directors.”

NAME AND PRESENT POSITION WITH THE COMPANY	AGE, PERIOD SERVED IN PRESENT POSITION AND OTHER BUSINESS EXPERIENCE

Alberto Casellas Executive Vice President and CEO— Health & Wellness
Mr. Casellas, 57, has been the Executive Vice President and CEO of our Health & Wellness platform since June 2021. Prior to that he served as CEO of Synchrony’s CareCredit platform from January 2019 to June 2021. He previously served as our Executive Vice President and Chief Customer Engagement Officer from November 2016 to December 2018 and as our Senior Vice President, Retail Card Client Initiatives Group from March 2014 to November 2016. Mr. Casellas joined GE in 1990 and held various leadership roles of increasing responsibility in sales, operations, and P&L including Vice President & General Manager, Retail Card Portfolios, leading several client relationships out of the San Francisco Bay Area from 2004 to 2014; Site Operations Leader in Charlotte, NC under GE Capital’s Consumer Finance from 2002 to 2004; Leader of the e-Business initiative for GE Structured Services from 1999 to 2002; and General Manager, GE Supply South America Operations in Sao Paulo, Brazil and Buenos Aires, Argentina from 1997 to 1999. Mr. Casellas serves on the Board of Directors of Domus Kids, a Stamford, CT nonprofit organization that helps thousands of the Stamford area’s most vulnerable youth experience success. He is also the Executive Sponsor of Synchrony’s Hispanic Network+. Mr. Casellas received a B.A. in Economics from Yale University.

Curtis Howse Executive Vice President and CEO—Home & Auto
Mr. Howse, 60, has been our Executive Vice President and CEO of our Home & Auto platform since June 2021. Mr. Howse served as the Executive Vice President and CEO of our Payment Solutions platform and our Chief Commercial Officer from January 2021 to May 2021. Prior to this role, Mr. Howse led Synchrony’s Direct to Consumer efforts from October 2018 to December 2020 and was Senior Vice President and General Manager of the Diversified Client Group at Synchrony from April 2011 to September 2018. Before Synchrony’s separation from GE in 2015, Mr. Howse held roles in operations, business development and client development at GE Consumer Finance, and led various business divisions in the U.S., Argentina, Brazil, Canada and Mexico. Mr. Howse received a bachelor’s degree in computer information systems from DeVry University. Mr. Howse is the executive sponsor of Synchrony’s Black Experiences Diversity Network, and a former global operating leader for GE’s African American Forum. He currently serves on the American Bankers Association Card Policy Council, HBCU Partnership Challenge and is a Congressional Black Caucus intern sponsor. Mr. Howse is also a member of the Executive Leadership Council, an inductee to the Arkansas Black Hall of Fame and has been named one of Savoy Magazine’s Most Influential Black Executives in Corporate America.

Carol Juel Executive Vice President, Chief Technology and Operating Officer	Ms. Juel, 51, has been our Executive Vice President, Chief Technology & Operating Officer of Synchrony since June 2021. She served as our Executive Vice President & Synchrony’s Chief Information Officer from July 2014 to May 2021. Prior to Synchrony’s separation from GE, Ms. Juel served as Chief Information Officer of GE Capital Retail Finance from November 2011 to June 2014. In her tenure with GE, she held a variety of senior technology leadership roles in governance, security, business development, digital and marketing from May 2004 to October 2011. Before joining GE, Carol was a technology consultant at Accenture from August 1995 to April 2004. Ms. Juel serves as the executive sponsor of Synchrony’s Women’s Network. She currently serves on the board of Brighthouse Financial and is board chair of Girls Who Code, a nonprofit helping to close the gender gap in technology. She is a member of the Advisory Board for the School of Engineering at the University of Connecticut, a member of the CNBC Technology Executive Council and a member of the Fast Company Impact Council. Ms. Juel was honored by American Banker as a Most Powerful Woman in Banking Standout in 2021, by the National Diversity Council as one of the Most Powerful Women in Technology in 2021, by ORBIE as the 2019 CIO of the Year and was named one of the most “Influential Women in Payments” by PaymentsSource in 2016 and 2017. Ms. Juel earned a bachelor’s degree from the College of the
Holy Cross.

David P. Melito Senior Vice President, Chief Accounting Officer and Controller	Mr. Melito, 58, has been our Senior Vice President, Chief Accounting Officer and Controller since February 2014. Prior to this role, he served as Controller for GE’s North American retail finance business from March 2009 to January 2014. From January 2008 to March 2009, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Aviation Services. From January 2001 to January 2008, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Commercial Finance. Prior to that, Mr. Melito worked in public accounting. Mr. Melito received a B.A. in Accounting from Queens College, City University of New York, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Jonathan S. Mothner Executive Vice President, Chief Risk and Legal Officer
Mr. Mothner, 60, has been our Executive Vice President, Chief Risk and Legal Officer since November 2023. He previously served as our Executive Vice President, General Counsel and Secretary from February 2014 to October 2023. Mr. Mothner served as General Counsel for GE’s North American retail finance business from January 2009 to January 2014 and the Bank from September 2011 to January 2014. From December 2005 to July 2009, Mr. Mothner served as Chief Litigation Counsel and Chief Compliance Officer of GE’s global consumer finance business. From June 2004 to December 2005, Mr. Mothner served as Chief Litigation Counsel and head of the Litigation Center of Excellence of GE Commercial Finance. From May 2000 to June 2004, Mr. Mothner served as Litigation Counsel of GE’s global consumer finance business. Prior to joining GECC, Mr. Mothner served in various legal roles in the U.S. Department of Justice and a private law firm. Mr. Mothner received a B.A. in Economics from Hobart College and a J.D. from New York University School of Law.

Maran Nalluswami Executive Vice President and CEO—Diversified & Value and Lifestyle	Mr. Nalluswami, 48, has been our Executive Vice President and CEO of our Diversified & Value and Lifestyle platforms and Business Development since January 2023. From June 2021 to January 2023, Mr. Nalluswami served as Senior Vice President of our Diversified & Value platform. Prior to that, he served as Senior Vice President and General Manager of the Sam’s Club relationship from October 2017 to June 2021 and Senior Vice President and General Manager of Synchrony’s Payment Solutions Lifestyle Markets from April 2016 to October 2017. Mr. Nalluswami served in various roles of increasing responsibility at GE Capital from 1999-2016, including sales, audit, marketing and finance. Mr. Nalluswami received a Bachelor of Engineering from the University of Maryland College Park in 1999.

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COMPENSATION MATTERS

NAME AND PRESENT POSITION WITH THE COMPANY	AGE, PERIOD SERVED IN PRESENT POSITION AND OTHER BUSINESS EXPERIENCE

Bart Schaller Executive Vice President and CEO—Digital	Mr. Schaller, 55, has been our Executive Vice President and Chief Executive Officer of our Digital platform since June 2021. Prior to this role, Mr. Schaller was the Chief Marketing Officer of Synchrony from May of 2016 to June of 2021. From March of 2014 to May 2016, he led Synchrony’s Business Development team where he oversaw new partner programs, sales activities, strategic investments, and mergers and acquisitions opportunities, including Synchrony’s corporate venture team. Prior to Synchrony’s separation from GE, Mr. Schaller was Vice President and General Manager for GE Retail Consumer Finance from February of 2005 to March of 2014. Mr. Schaller is an executive sponsor of Synchrony’s EnAbled+ Network, one of eight Synchrony diversity networks that promote diversity and inclusion throughout the company. Mr. Schaller earned a bachelor’s degree in business administration from Southern Methodist University, where he serves on the Cox School of Business Alumni Board.

Brian J. Wenzel, Sr. Executive Vice President, Chief Financial Officer	Mr. Wenzel, 56, has been our Chief Financial Officer since May 2019. Prior to that he served as SVP and Deputy Chief Financial Officer from April 2018 to April 2019 and as Chief Financial Officer for our Retail Card platform from September 1998 to April 2018. Earlier in his career, Mr. Wenzel held Chief Financial Officer roles in Business Development, Growth & Investments for Synchrony and for GE’s Treasury & Global Funding Operation. He was also an Assistant Controller for GE’s Consumer North American Finance Business. Prior to GE, Mr. Wenzel worked at PricewaterhouseCoopers from 1989 to 1993 and held various roles in a start-up healthcare venture from 1993 to 1998. Mr. Wenzel received a B.S. from Marist College and is a CPA.

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COMPENSATION MATTERS
COMPENSATION PHILOSOPHY
TARGET COMPENSATION
A majority of our NEOs’ compensation is performance-based and therefore at risk. The only fixed compensation paid is base salary, which represents approximately 7% of the CEO’s total direct compensation and no more than 17% of the other NEOs’ total direct compensation. Below are the 2023 mix of direct pay charts for our CEO and CFO:

Below we illustrate our CEO Target pay from 2021 to 2023 and alignment with market and our compensation philosophy. For each year we have shown market median (in thousands) as reported in proxy filings by peer companies that year.
SYNCHRONY CEO DIRECT PAY VS MARKET
As part of our compensation philosophy, the Management Development and Compensation Committee ("MDCC") targets median pay but may set total compensation above or below the median based on a variety of factors including but not limited to, each executive's role, responsibilities, experience and performance. Mr. Doubles’ pay was initially set below median as part of the planned CEO succession with the intent of increasing his target pay over a multi-year time period. The MDCC will continue to use market data to help inform its decision-making regarding competitive pay levels and to understand how Mr. Doubles' compensation compares to the market for comparable CEOs.

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COMPENSATION MATTERS
SYNCHRONY PROGRAM PRINCIPLES
Synchrony’s executive compensation program is designed to reward financial performance and create long-term stakeholder value while discouraging excessive or imprudent risk-taking and is guided by the following principles underlying the oversight of our MDCC:
•Performance—compensation programs are linked to business and individual performance against both qualitative and quantitative goals and objectives;
•Values—compensation programs are also linked to how employees demonstrate the behaviors and values expected of our employees;
•Stockholder Alignment—compensation programs should be designed to align management incentives with the creation of stockholder returns over the long-term;
•Market Competitiveness—compensation programs should be competitive with the external labor markets;
•Internal Equity—compensation programs should be internally equitable, subject to the employee’s experience, performance and other relevant factors;
•Prudent Risk—compensation programs, particularly in the form of incentive compensation, must not encourage employees to expose the Company to inappropriate or excessive risks and should be based in part on the long-term performance outcomes of risks taken. Employees should take risks only within approved policy limits, in accordance with the MDCC charter and key practices and in consideration of Synchrony’s ability to effectively identify and manage such risks, including credit, operational and reputational risks;
•Fair Customer Treatment—compensation programs should encourage employees to follow established Company procedures and to treat customers fairly; and
•Reporting Concerns—compensation programs should be designed in such a way as to encourage employees to raise concerns without fear of retaliation.
The consistent application of these design principles enables Synchrony to maintain compensation programs that are reasonable and balanced, and that effectively attract, retain, motivate and engage employees to achieve the mission, goals and objectives of Synchrony in a way that is aligned with effective risk management controls and long-term stockholder value.
KEY CONSIDERATIONS IN SETTING COMPENSATION
During 2023, Synchrony’s compensation program – in conjunction with our culture, our flexibility in the way we work, and new or expanded benefit programs supporting employees – helped grow the Company. Synchrony grew loan receivables while maintaining turnover below industry norms which sustained a positive customer and partner experience.
The MDCC continued to use the considerations and philosophy outlined below in setting compensation for our NEOs and did not change the overall philosophy for our pay programs in 2023. In light of the current labor market and to align NEO incentive pay in the context of 2023 performance, the MDCC considered the substantial achievement of the Company’s improvement in cultural and strategic objectives as well as financial results when making decisions on pay for 2023. The details of the impact of these factors and performance associated with 2023 are provided in the Compensation Elements section and the Compensation Discussion and Analysis performance summary.
Consistent and Sustainable Performance
Our executive compensation program provides the greatest pay opportunity when executives demonstrate superior performance for sustained periods of time. It also rewards executives for executing our Company’s strategy through business cycles, so that the achievement of long-term strategic objectives is not compromised by short-term considerations. The emphasis on consistent performance affects annual salary and equity incentive compensation. With the prior year’s salary and grant serving as an initial basis for consideration, the final determinations for salary and grants are based on an assessment of an executive’s past performance and expected future contributions. Because current-year, past and sustainable performance are incorporated into compensation decisions, any percentage increase or decrease in the amount of total annual compensation tends to be more gradual than in a framework that is focused solely or largely on current-year performance.
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COMPENSATION MATTERS
Balanced Compensation Mix
We strive to provide an appropriate mix of compensation elements to achieve a balance between short versus long-term compensation, cash versus equity incentive compensation and other features that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes. Cash payments primarily, but not exclusively, reward more recent performance, whereas equity awards encourage our NEOs to continue to deliver results over a longer period, align our executives’ interests with the interests of our stockholders and serve as a retention tool. We believe that the compensation paid or granted to our NEOs should be based on our Company’s sustained operating performance against both internal goals and relative to peers, as well as our stock price performance over multiple years.
Quantitative and Qualitative Factors
The MDCC uses quantitative and qualitative factors in determining the amount of compensation. While quantitative calculations and formulas set the majority of funding and maximum award levels for our performance-based programs, the MDCC assesses qualitative factors such as execution of our strategic plan, risk considerations, performance against approved cultural goals, improvement in certain environmental, social and governance areas, and the economic environment relative to other companies. The MDCC has included a 20% weighting on Strategy and Culture measures as part of the annual incentive plan since 2021.
Risk Mitigation
Our compensation program is balanced, focused on the long-term and takes into consideration the full range of risks associated with an NEO’s activities. Under this structure, through clawback policies and other program features, the highest amount of compensation can be achieved through consistent superior performance but only within the limits of our stated risk appetite. In addition, significant portions of compensation are earned only over the longer term and may be adjusted during the vesting period for risk outcomes. This provides strong incentives for executives to manage our Company for the long-term while avoiding excessive risk-taking in the short-term. As discussed further below under “Compensation Governance – Compensation and Risk,” Synchrony’s MDCC reviews the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs.
Peer Company Pay
We also considered compensation levels and pay practices at our peer companies when setting target pay levels for 2023, targeting median pay among peers with additional consideration based on the size, scope and impact of the executive’s role, market data, leadership skills, experience and performance. The peer group was selected to provide a credible representation for assessing the competitiveness of executive compensation (both in amounts and structure), as well as for performance comparisons for annual and long-term incentives. Our peer group reflects publicly traded financial services companies headquartered in the United States considering assets, annual revenue, and market capitalization equal to approximately one-half to two-times Synchrony’s size. At the time of the most recent peer group analysis reviewed by the MDCC in 2023, Synchrony was at the 40th percentile rank in assets, 54th percentile rank in revenue. and 20th percentile rank in market capitalization.
For 2023, upon the recommendation of Meridian Compensation Partners, LLC (“Meridian”), the MDCC maintained the same peer group as 2022, listed below.

CONSUMER FINANCE	DATA PROCESSING	COMMERCIAL BANKS
Ally Financial Inc.	Fidelity National Information Services, Inc.	Citizens Financial Group, Inc.

American Express Company	Fiserv, Inc.	Fifth Third Bancorp

Bread Financial Holdings	Global Payments Inc.	Huntington Bancshares Incorporated

Capital One Financial Corporation	Mastercard Incorporated	KeyCorp

Discover Financial Services	PayPal Holdings, Inc.	M&T Bank Corporation

	Visa Inc.	Regions Financial Corporation

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COMPENSATION MATTERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
In 2023, Synchrony delivered another year of strong financial performance – including record purchase volume – by once again putting the value of experience, the strength of our operating model, and strategic investments in play to deliver for customers, partners, the Company, shareholders, and external stakeholders.
Synchrony achieved continued strong growth, improved operating efficiency, and delivered strong risk-adjusted returns – all while maintaining a robust balance sheet. These results were achieved while prioritizing good governance and sound risk management. The Company enhanced our customer experiences and customer acquisition through simplification, product development, and innovation. Synchrony continues to invest in a strong culture by co-creating with our employees an experience that works for our team and for our business, including a focus on total wellness, work-life balance and Equity, Diversity, Inclusion and Citizenship (“EDIC”). We earned external awards and recognition, including:
•Fortune:
Fortune 100 Best Companies to Work For® - U.S.—
2024 (#5)
•Great Place To Work®:
Best Workplaces for Parents - U.S. (#10)
Best Companies to Work For - Philippines (#1)
•The Economic Times:
Top 100 Best Companies to Work For - India (#5)
Overall, 95% of our employees say Synchrony is a great place to work, compared to 57% at a typical U.S. company.
Synchrony continued to support the communities in which we serve and live by investing in education and other community programs through our skills programs and other outreach.
KEY FINANCIAL HIGHLIGHTS

$2.2B	in net earnings
2.0%	return on assets
$103B	in loan receivables
$1.5B	in capital returned to shareholders
34.9%	Efficiency Ratio*
*Efficiency Ratio represents (i) other expense, divided by (ii) net interest income, after retailer share arrangements, plus other income.

GROWTH AND RETURNS
In 2023, Synchrony delivered double digit growth in loan receivables of $10.5 billion. This was possible through our execution across multiple strategic initiatives, including the expansion of our distribution channels, continued scaling of new products to offer our customers flexibility and choice, and signing or renewing over 50 partnerships. Key metrics demonstrating our growth in 2023 include:

25+	new partnerships
30+	partnership renewals
~23M	new accounts
2.8%	increase in purchase volume to a record $185 billion
11.4%	increase in loan receivables to $103 billion
Growth in our Health and Wellness platform contributed to this performance and was highlighted by a 14.7% increase in purchase volume, a 13.3% increase in average active accounts, and 19.2% increase in interest and fees on loans. These results reflected continued higher promotional purchase volume, broad-based growth led by our Dental, Pet and Cosmetic verticals, and lower customer payment rates. The financing flexibility that our products offer, coupled with seamless customer experiences, contributes to a loyal customer base with high repeat behavior and consistently strong satisfaction scores.
Digital platform purchase volume increased 7.1%, with growth in average active accounts. Diversified & Value purchase volume increased 8.0%, reflecting higher out-of-partner spend, strong retailer performance, and average active account growth of 5.8%. Lifestyle purchase volume increased 7.7%, with higher transaction values in Outdoor and Luxury. In Home & Auto, purchase volume was flat, as growth in commercial, Home Specialty and Auto were offset by lower retail traffic in Furniture and Electronics and the impact of lower gas and lumber prices.
Overall, our growth in 2023 exceeded internal goals, reflecting our differentiated business strategy that prioritizes sustainable growth at strong risk-adjusted returns, even as market conditions change and customer needs evolve.

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COMPENSATION MATTERS
FINANCIAL FOUNDATION
Synchrony balances strategic goals focused on growth by also maintaining a resilient financial foundation, including:
•Funding – deposit balances grew by over $9 billion in a competitive funding environment.
•Capital – the Company returned $1.5 billion to shareholders, including a 7% increase in dividends per share and $1.1 billion of share repurchases – reducing common shares outstanding by 7% or 31 million shares.
•Efficiency Ratio – improved industry-leading efficiency ratio of 34.9%, driven by higher revenue partially offset by higher expenses.
Furthermore, during 2023, we initiated workstreams to develop strategies to mitigate the anticipated impact of changes to credit card late fee rules, which were issued in March 2024. These workstreams explored product, policy and pricing changes to allow us to continue to provide credit to our customer base while attempting to minimize the impact of a reduction to credit card late fees on our business.
CUSTOMER EXPERIENCE
Synchrony continues to enhance our customer experience by focusing on digital products and capabilities, deeper and more personalized relationships and simplified interactions.
Digital Transformation – The Company continues to focus its efforts on digital experiences through a number of specific projects, including our authentication software moving us toward a 'universal ID' for our applications and integration of all digital tools. The Company has strategically positioned mobile wallets as a distribution channel, launching multiple capabilities for clients. We also launched our Synchrony Marketplace online and within our MySynchrony native app, where shoppers can access hundreds of offers promoting our partner brands supported by Synchrony's tailored multiproduct financing solutions. In fact, as Synchrony leverages our analytics and marketing capabilities to develop compelling cross-shopping opportunities in this initial launch, Synchrony Marketplace has attracted more than 220 million visits by shoppers for our partners, providers and merchants, as we more than doubled the number of partners participating.
Product Development and Innovation – A mix of new and improved capabilities are helping Synchrony grow and provide great customer experiences.
•Synchrony Pay Later is providing installment loans as an option for financing
•SyPI provides a digital app experience within our partner’s own app
•MySynchrony native app is providing a Synchrony experience that supports customer interaction
•Third-party real-time analysis and optimizer to provide improved pricing and portfolio segmentation for our savings products
•Direct payments with the Federal Reserve is improving the speed and efficiency for payments by customers
Simplifying Customer Interactions – Synchrony has optimized our websites to ensure a clear and efficient user interface to help drive organic online traffic to both Synchrony and partners. And with PRISM, we have improved credit decisions in the application process, maintaining approval rates, and protecting our risk-based discipline for extending credit. We have also simplified several customer requests and actions such as 1-click autopay and credit dispute inquiries.
GOVERNANCE AND RISK MANAGEMENT
At Synchrony, we promote and value a sound risk culture which results in (i) better risk management that allows us to identify, assess, and mitigate risks more efficiently; (ii) improved compliance that helps us to adhere to relevant laws, regulations and ethical standards; (iii) better decision-making by encouraging open and honest communication; (iv) a stronger reputation which helps retain customers, employees, and investors; and (v) increased employee engagement by valuing transparency, accountability, and collaboration helping to reduce turnover.
In addition to day-in-day-out risk oversight of the business, in 2023 the Company continued to adhere to a rigorous annual process that reviews (i) the behaviors and risk-based outcomes of our leaders and (ii) incentive programs for individuals or groups of individuals who could, together, put the Company at risk. Both of these processes and associated results were reviewed with the Board of Directors (the “Board”) and confirmed a strong risk culture at Synchrony, evidenced in part, by an independent third party risk assessment of each of our incentive plans that highlighted no concerns and an internal process that distills a company-wide set of risk events, to issues being investigated, to adverse risk outcomes that are discussed after root causes are identified and appropriate actions are taken.
Specific improvements and actions taken in 2023 that support our governance and risk management include:
•Enhanced Prudential Standards Compliance – As of March 31, 2023, Synchrony’s average total consolidated assets exceeded $100 billion. As a result, we will become subject to enhanced prudential standards following applicable transition periods. During 2023, we established new procedures and governance in preparation for compliance with these enhanced standards, including by implementing monthly reporting on loans and liquidity filings, conducting readiness activities for Comprehensive Capital Analysis and Review examinations by regulators, and deploying a risk-based pricing team.

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COMPENSATION MATTERS
•Governance Review – In 2023, Synchrony kicked off a company-wide initiative to review and refine our corporate governance practices across all our functions to enhance our risk culture and drive sustainable growth. This initiative helped ensure (i) cultural awareness that compliance and risk management are everyone’s responsibility – from call center agents, to process owners, to our executive leadership team, (ii) issues are timely identified and escalated to senior leaders when our customers are impacted and (iii) we have the appropriate tools and controls to adequately manage risk within our Company.
SUPPORTING OUR EMPLOYEES
Based on feedback from employees, we continued to invest in our people through enhancements in both mental and physical wellness, compensation, benefits, flexibility and career development. We maintained our support for employees to choose where and how they work best which allows our diverse workforce – with diverse needs – the ability to choose the option that works best for them and to reap the benefits of greater work/life balance.
We also continue to recognize the important role our associates play in driving our business forward. Synchrony funded its Performance Plus Bonus program for full-time, frontline hourly associates in our U.S. contact centers at $1,250 – well above the target of $750. In addition, in the first quarter of 2024, we paid a special inflation bonus of $1,000 to our full-time non-exempt and other employees to help alleviate the impacts of inflation to those feeling the most outsized impacts.
A summary of highlights of our current benefit programs and additional changes in 2023 to support employees include:
•Thrive Global – Synchrony’s newest employee wellness resource, Thrive Global, is a science-backed well-being platform designed to help people create sustainable, healthy habits that improve resilience and performance through continuous, whole-human support. It includes a full suite of wellness tools and resources, including daily check-in questions, wellness challenges and Thrive Resets, which are 60-second videos that help employees take a meaningful pause to recharge and transition between customer service calls or during other work. Thrive Global helps build stress-relief and mental well-being into employees’ daily workflows, improving the overall employee experience, which in turn improves our customer experience.
•Wellness Reimbursement Program – In 2023, we made two changes to our wellness reimbursement program to (i) increase the amount of the benefit from $300 to $500 per year and (ii) allowed a wider range of wellness activities or goods included in the program such as fitness classes, music and art lessons, home gym equipment, and nutrition programs.
•Financial Wellness – We continue to support employees through financial wellness programs including: (i) a financial education portal to help Synchrony employees sharpen their personal money management skills and make smart decisions about their spending habits, building credit, saving for retirement, reducing debt and investing wisely; and (ii) Rainy Day Savings Fund – a program where employees who took financial education lessons from our online education portal and saved between $3 and $5 each pay period for a total of six months received a $65 cash deposit from Synchrony. We also continue to make free, relatable personal finance resources available through our Money 360 program.
•Maternity/Parental Leave – In 2023, we expanded our support for new parents by ensuring a minimum level of paid time off globally. Our global programs support new parents through a mix of combined maternity and/or parental leave with 22 weeks of 100% paid leave for parents who give birth and 12 weeks of 100% paid leave for all other new parents including adoptions.
•Sabbaticals – The Synchrony Sabbatical and Employee Balance programs let employees reduce their schedules or take anywhere from one to 12 months leave while retaining benefits. It’s part of our broader commitment to flexibility and investments in our people’s well-being.
•Well-Being Coaches – We continue to expand our well-being support for employees by adding dedicated coaches with diverse backgrounds that match our workforce. These coaches help employees create personalized wellness strategies and serve as guides for benefits and resources. Our slate of well-being coaches also partner with Synchrony's eight diversity networks to support various initiatives throughout the year.
•Gender Affirming Benefits – Our Gender Affirming coverage includes the most common and safe surgeries available. This is a special and unique benefit that Synchrony offers above and beyond what other companies provide.
•Fertility and Family Planning – Our fertility benefit provides a comprehensive and easy-to use program that covers multiple paths to parenthood, including couples struggling with fertility, LGBTQ+ families, single parents by choice and singles/couples who require donor tissue. The program includes three cycles of fertility treatment and covers cost from beginning to end.
•Adoption and Surrogacy Assistance – In 2023, to better support our employees’ paths to parenthood, we added coverage for surrogacy and expanded our financial support from $8,000 to $35,000 per adoption or surrogacy arrangement.
•Tuition Reimbursement – Synchrony has an industry leading tuition reimbursement program that provides up to $20,000 per year for full-time employees, $5,000 per year for part-time employees and up to $9,000 for skill-based certifications. In addition, we cover up to $4,000 per year for academic fees such as registration fees, lab use fees, books, and course-related software. Our tuition reimbursement program covers degrees relevant to an employee's job as well as healthcare and education-related degree programs. In partnership with the Bright Horizons EdAssist program, Synchrony can pay employees’ tuition directly through our Debt-Free Tuition option, offering no out-of-pocket cost for employees.

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COMPENSATION MATTERS
SUPPORTING EMPLOYEES AND COMMUNITIES THROUGH EQUITY, DIVERSITY AND INCLUSION
We are committed to creating an environment that is inclusive and helps everyone be their best. Our Equity, Diversity, Inclusion and Citizenship programs aim to evolve the workforce to reflect the diversity of the populations in the communities we serve, nurture a culture of inclusion where employees are valued as their authentic selves, and increase access to education for those who need it most. These are some of our programs:
Pay Equity – Since 2018, Synchrony has hired an independent third party to analyze pay equity for all employees. In 2023, Synchrony continued our annual practice of reviewing the Company’s pay equity for all employees globally, including base pay, cash incentive plans, and stock-based compensation. The third-party analysis in 2023 continued to support our goal to maintain 100% pay equity for employees across genders globally and across racial/ethnic groups in the United States, as well as our commitment to improve Synchrony’s compensation processes to better support equity. Synchrony is committed to continuing our global pay equity analysis and disclosing the results each year.
New Way of Working – Realizing that employees have diverse needs and to help all employees feel included in Synchrony’s culture, the Company continues to provide choice and flexibility on where employees work. Feedback from our workforce and externally by potential employees wanting to work at a company with an inclusive culture has been very positive. In 2023, our voluntary turnover in the United States was over 40% lower than pre-pandemic levels, our applicant pools for exempt roles nearly doubled pre-pandemic levels, and business results continued to improve in spite of challenging economic conditions.
Inclusive Culture – At Synchrony, we believe in a strong employee culture that supports EDIC and bolsters business results by:
•Attracting and retaining top talent who are looking for a supportive and engaging workplace. This has helped mitigate turnover and improve employee retention.
•Boosting employee morale and engagement, which leads to higher productivity and better job performance.
•Improving teamwork and collaboration, which can lead to better problem-solving, more efficient decision-making, and improved results.
•Building a positive Company reputation, which helps attract top talent, new customers, investors, and business partners.

Diversity – In 2023, we published our first Diversity Report that provides transparency and a holistic overview of our diversity accomplishments and program. Our ability to cultivate and sustain a diverse workforce that reflects our customers and communities we serve, combined with our focus to hire the most qualified candidate for each role, is what drives our approach. In 2023, we had a year-over-year increase in diverse demographics driven in part by increasing representation of Blacks and Hispanics at Vice President and above levels in the United States and increasing the number of females in Vice President and above roles globally. As of December 2023, our workforce in the United States comprised 50% non-white, including 19% Black, 17% Hispanic, 7% Asian and globally, 61% female.
Other initiatives include:
•Diverse Pipeline – In 2023, we expanded our development programs designed to increase our pipeline for executive roles in the Company by including more diverse populations.
•Supplier Diversity – Our continued efforts to support diverse suppliers have increased diverse representation in companies included in our Request for Proposals (“RFPs”). In 2023, we achieved a 15% increase from prior year in the number of diverse suppliers included in RFPs. Of the diverse suppliers included in RFPs, we increased the total number of diverse suppliers by 26% – from 62 to 78. As a result, we ended 2023 with our diverse supplier spend increasing by 95% from 2022.
•Investing in Diverse Startups – Synchrony announced a $100 million commitment in Ariel Alternatives’ Project Black Fund, which aims to scale sustainable minority-owned businesses and position them as leading suppliers to Fortune 500 companies. Project Black invests in middle-market companies that are not currently minority owned, as well as existing Black- and Hispanic-owned businesses, providing capital, resources and minority executive talent. Under Project Black’s ownership, these companies are expected to be transformed into certified minority business enterprises (“MBEs”) of scale to fuel Fortune 500 vendor and supply chain diversity. Synchrony, along with other investors, plans to explore collaboration opportunities with portfolio company management teams to pursue growth strategies. In addition to our $100 million commitment to Project Black, Synchrony Ventures has committed $45 million to venture capital funds led by diverse partners with a track record of investing in minority-owned start-ups since 2021. In 2020, the Synchrony Foundation committed $5 million over four years to support funding of small business. In 2023, $1 million of this commitment went to support Operation Hope which offers technical support and financial counseling to small business owners.
Synchrony was recognized for its work by the Executive Leadership Council (ELC), as their 2023 Corporate Award recipient for outstanding commitment to achieving DEI.

42 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
Synchrony has made EDIC a continued priority for the Company by creating a culture that enables every colleague to be their complete, authentic self-evidenced by our Great Place to Work® rankings, pay equity results, low turnover, and large candidate pools for open positions.
Our focus on supporting our employees and enhancing their engagement has led the Company to once again be recognized as a Great Place to Work® on Fortune’s Best Companies to Work For® list, which uses employee feedback as a core criterion. Synchrony has moved up the list every year since 2019 and we're now in the Top 5 in the United States. Great Place to Work® also ranked Synchrony in the top spot in the Philippines and number five in India. Overall, 95% of employees say Synchrony is a great place to work, compared to 57% at a typical U.S. company.
SUPPORTING OUR COMMUNITIES
At Synchrony, our values drive how we work, how we serve our customers and partners, and how we engage in the communities where we live and work every day. Over the last five years, Synchrony’s community development lending and investment activities totaled more than $1.6 billion. In 2023, Synchrony continued to support our communities in a variety of ways including (i) Community Reinvestment Act ("CRA") investments; (ii) grant donations through our Education as an Equalizer initiative; (iii) financial education and inclusion; and (iv) skills and career development. Synchrony was recognized for the fifth year in a row on JUST Capital’s JUST 100 list of America’s Most JUST Companies.
•CRA – Investments totaling $265 million that will add or preserve affordable housing serving households with income from less than 30% of area median income ("AMI") to up to 80% of AMI.
•Education as an Equalizer – An initiative to expand access to higher education, skills training in high-growth fields and financial literacy for underserved communities and our own workforce. Since 2021, we have distributed over $19 million in grants and provided more than 1,400 scholarships through this initiative.
•Financial Education and Inclusion – Synchrony participates in Project REACh – Roundtable for Economic Access and Change – as a member on the steering committee of the Alternative Credit Assessment Utility Workstream, one of four workstreams under Project REACh, working to improve credit availability and consumer financial literacy for underserved communities, individuals and small businesses. In 2023, Synchrony continued to use bank and deposit account data made available through Project REACh to extend credit to the “credit invisible” population – consumers who have no record or trade lines at the credit bureau. Through our efforts to date, we have observed that over 50% of new account holders offered credit utilizing Project REACh data attained a “prime” 651+ Vantage score within
12 months.

•Skills and Career Development – Synchrony supports multiple partnerships with organizations already on the front lines of bringing education, skills training and career placement to the underserved in their communities including Latinx Executive Alliance, and The Mom Project. Our multi-million-dollar state-of-the-art Synchrony Skills Academy located at our headquarters in Stamford, CT holds community programs focused on skilling and reskilling the local workforce.
OUR NAMED EXECUTIVE OFFICERS
The executive officers whose compensation we discuss in this Compensation Discussion and Analysis section (“CD&A”) – our named executive officers (“NEOs”) for 2023 – are Brian D. Doubles, President and CEO; Brian J. Wenzel, Sr., Executive Vice President, CFO; Carol D. Juel, Executive Vice President and Chief Technology and Operating Officer; Jonathan S. Mothner, Executive Vice President, Chief Risk and Legal Officer and Curtis Howse, Executive Vice President and CEO, Home & Auto.
In September 2023, the Board approved the following changes to roles and responsibilities of our NEOs:
•Jonathan S. Mothner was appointed Executive Vice President, Chief Risk and Legal Officer effective November 1, 2023. He previously served as our Executive Vice President, General Counsel and Secretary from February 2014 to October 2023.

2024 ANNUAL MEETING AND PROXY STATEMENT / 43

COMPENSATION MATTERS
COMPENSATION GOVERNANCE
2023 SAY-ON-PAY ADVISORY VOTE AND STAKEHOLDER ENGAGEMENT ON EXECUTIVE COMPENSATION
At our 2023 annual meeting of stockholders, our investors supported the compensation for our named executive officers with more than 93% of the votes approving the advisory say-on-pay proposal. The MDCC considers the results of our say-on-pay advisory vote as part of its review of our overall compensation programs and policies. In 2023, we continued our regular engagement with stakeholders regarding our compensation program. We also engaged with proxy advisory firms and sought regulatory perspectives.
BEST PRACTICE COMPENSATION PROGRAMS AND POLICIES
The MDCC has implemented the following measures as part of our executive compensation programs:

WHAT WE DO
Substantial portion of executive pay based on performance against goals set by the MDCC
Risk governance framework underlies compensation decisions
Stock ownership requirements for executive officers
Minimum vesting of 12 months for any options or stock appreciation rights
Minimum vesting of 12 months for any restricted stock units (“RSUs”)
Greater percent of equity grants in Long-Term Performance Share Units (“PSUs”) (55% of the LTI mix)
Compensation subject to claw-back in the event of misconduct in addition to “no fault” in the case of financial restatements for all NEOs
Limited perquisites
Peer company benchmarking, targeting median among peers with additional consideration based on the size, scope and impact of role, market data, leadership skills, length of service and both company and individual performance and contributions
Double-trigger vesting of equity and long-term incentive plan awards upon change in control
Annual “Say-on-Pay” vote frequency
Independent compensation consultant advises the MDCC
Include relative performance metric via Total Shareholder Return modifier on long-term performance awards linked to stockholder returns relative to peers
Significant portion of incentive compensation mix in equity

WHAT WE DON’T DO
No hedging or pledging, short selling, or option trading of Company stock
No employment agreements for executive officers
No tax gross-ups on perquisites for executive officers
No cash buyouts of stock options or stock appreciation rights with exercise prices that are not in-the-money
No payout of dividends on unvested equity prior to the vesting date
No backdating or repricing of stock option awards
No CIC excise tax gross-ups for executive officers

44 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
2023 COMPENSATION ELEMENTS
The following summarizes the compensation elements used for 2023 to reward and retain our NEOs.
BASE SALARY
Base salaries for our NEOs depend on several factors, including the size, scope and impact of their role, market data, leadership skills, length of service and individual performance and contributions.
The MDCC regularly reviews base salaries and benchmark data provided by the MDCC’s independent compensation consultant. For 2023, the MDCC kept salaries for NEOs flat other than reflecting market movement and appropriate transition for the CEO, Brian Doubles. The MDCC increased Mr. Doubles’ salary from $1,100,000 to $1,150,000.
ANNUAL INCENTIVE
Annual incentive awards to our NEOs (and approximately 4,900 other employees) are made pursuant to Synchrony’s Annual Incentive Plan (“AIP”) with metric weightings and specific goals for threshold, target and maximum payout levels set in January or February each year. Target incentive opportunities are based on market practices for an officer’s role balanced against internal importance of the role.
In January 2023, the MDCC approved the metrics for Synchrony’s AIP consistent with the prior year based on two weighted quantitative metrics and one qualitative metric with defined goals outlined below. We believe these metrics promote a balanced focus on profit, growth, risk, expenses, strategy and culture.
•PPNR (Pre-Provision Net Revenue less Net Charge-Offs – 50% weighting) — a quantitative metric that aligns the interests of executives with the interests of stockholders with a metric focused on pre-tax earnings that neutralizes the impact of change in reserves, but continues to capture credit quality through a reduction of actual charge offs. This metric also mitigates volatility in earnings and more closely aligns management decisions with goals and payouts.
•Average Receivables Growth (30% weighting) — a quantitative metric that focuses executives on expanding the business to drive future earnings.
•Strategy and Culture (20% weighting) — a qualitative metric that drives accountability to a framework focused on goals – approved by the Committee – related to Synchrony’s culture and strategic results. The framework for this metric includes multiple areas of focus including Strategic Impact, New Way of Working, Diversity, Equity, Inclusion and Citizenship, Employee Support and Engagement, and Social Responsibility which are closely aligned to company values. The goals for this metric are approved by the Committee and include targets for product distribution, capital, efficiency, representation, and culture improvement.
The MDCC established minimum, target and maximum performance levels based on Synchrony’s business plan and financial and economic outlook for the industry. Additionally, goals considered (i) historical performance for Synchrony and our peers, (ii) achieving our operating plan and/or (iii) exceeding prior year performance after reflecting accounting or other governance changes. The Annual Incentive Plan metrics, weights, and goals, approved at the January 2023 MDCC meeting and performance against those goals are shown below:

		GOALS			ASSOCIATED PAYOUT			CALCULATION
METRIC	WEIGHT	MIN	TARGET	MAX	MIN	TARGET	MAX	2023 PERFORMANCE	2023 WEIGHTED PAYOUT
PPNR minus Charge-Offs	50%	$2,750	$3,750	$4,750	50%	100%	200%	$4,316	78.3%
Average Receivables Growth	30%	4.0%	8.0%	12.0%	50%	100%	200%	12.0%	60.0%
Strategy & Culture	20%	Based on Framework			50%	100%	200%	150%	30.0%
								Total Payout:	168.3%
2024 ANNUAL MEETING AND PROXY STATEMENT / 45

COMPENSATION MATTERS
The framework approved by the MDCC for Strategy & Culture Metric and associated performance resulting in 30% funding for that metric is shown below:

STRONG FOUNDATION	DRIVE GROWTH	COMMUNITY SUPPORT	GREAT PLACE TO WORK®
•Cost Efficiency – industry leading efficiency ratio of 34.9% down by over 2% compared to prior year
•Bank Deposits – increase in bank deposits by 13.1%
•Fiscal Strength – $1.1 billion in share repurchases and increase in quarterly dividend to $0.25 per share during 2023

•Partnerships – signed or renewed over 50 partnerships
•Health & Wellness – increased receivables to $14.5B through product expansion and network penetration
•Pets Best – signed agreement to sell Pets Best at a significant premium to initial investment

•Supplier Diversity – increased Synchrony Spend with Diverse Suppliers by 95% compared to prior year
• Education – more than doubled the number of participants in Reskilling programs from 2022 to 2023
• Investments – donations of over $19 million in 2023 to help communities we service and improve education and skills

•Pay Equity – maintained equity with no statistical difference between diverse and non-diverse employees, globally
• Diverse Representation – increased representation at VP and above levels in 2023
• “Top 100” Great Place to Work – improved ranking to #20 in the U.S. in 2023
• Exec Leadership Council – received council’s Corporate Award in 2023

Based on the calculation of performance against the financial goals (i.e., PPNR minus charge-offs and average receivables growth) as well as qualitative performance against the strategy and culture framework goals approved by the MDCC, the aggregate performance and payout for the annual incentive plan was 168.3% of target. The MDCC awarded each NEO 168.3% of their target annual incentive for 2023.

NAME	2023 TARGET ANNUAL INCENTIVE	2023 ANNUAL INCENTIVE PAYOUT

Brian Doubles	$2,300,000	$3,870,900
Brian Wenzel	$1,050,000	$1,767,150
Carol Juel	$1,050,000	$1,767,150
Jonathan Mothner	$1,050,000	$1,767,150
Curtis Howse	$781,250	$1,314,844

46 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
2023 LONG-TERM INCENTIVE (LTI) AWARDS
Our executives are eligible to receive long-term (equity) awards which are intended to provide compensation that supports multiple goals including to: (i) motivate and reward long-term performance, (ii) reinforce an ownership mentality, (iii) align our executives with shareholder interests, (iv) support retention, and (v) mitigate risk through long-term ownership and stock holdings.
In 2023, NEOs received 45% RSUs and 55% PSUs. The MDCC increased the mix of PSUs to 55% starting in 2020 to further align the interest of management with metrics designed to reflect long-term success of the Company beyond increasing stock price.
RESTRICTED STOCK UNITS (RSUs) –
45% OF LTI AWARD
The NEOs received annual grants of RSUs in early 2023. The amount of RSUs awarded to each NEO is based on target incentive levels for each executive, based on the competitive market for their role and subject to adjustment by the MDCC. In 2023, the MDCC maintained the vesting period for RSUs at 1/3 per year over three years. Synchrony grants RSUs to reward and retain executives by offering them the opportunity to receive shares of Synchrony stock on the date the restrictions lapse as long as they continue to be employed by the Company.
PERFORMANCE SHARE UNITS (PSUs) –
55% OF LTI AWARD
Under the Synchrony Financial 2014 Long-Term Incentive Plan, we issued performance-based, long-term PSUs in 2023 that vest based on financial performance over the 2023-2025 (3-year) performance period. The PSUs will be paid in shares of common stock if we achieve pre-defined goals relating to our cumulative annual diluted earnings per common share (“EPS”) and average return on equity (ROE), each weighted 50%. The MDCC selected and approved the metrics and the goals for threshold, target and stretch with the ultimate award ranging from 0% (if threshold performance is not achieved) up to 150% for achieving stretch performance levels. These outcomes are subject to modification based on our three-year relative Total Shareholder Return (+/- 20%).
Target payout levels set for the 2023–2025 performance period require increases in both normalized EPS growth and Return on Equity over the 3-year PSU grant period compared to prior year grants. Performance below threshold results in forfeiture of the share units allocated to the corresponding performance measure. Dividend equivalents are accrued but not paid until the end of the performance period based on the actual number of shares earned. These performance metrics align the interests of our executives with the interests of stockholders by encouraging growth while ensuring that growth does not come at the cost of lower returns on assets. In addition, the relative Total Shareholder Return modifier promotes alignment of PSUs outcomes with relative shareholder returns. Grants of PSUs will vest at the end of the three-year period in the event performance conditions are met.

2024 ANNUAL MEETING AND PROXY STATEMENT / 47

COMPENSATION MATTERS
The 2023 PSU grants continue to include a Total Shareholder Return (“TSR”) modifier of +/-20% based on our TSR performance relative to peers. The details of how the modifier impacts the final payout calculations are shown below:

PERFORMANCE	MODIFIER*

Bottom Quartile	80%
Median	No Impact
Top Quartile	120%
*Any performance between bottom quartile and median or median and top quartile is linearly interpolated.
Below is a summary of the equity grants made to executives in 2023:

NAME OF EXECUTIVE	RESTRICTED STOCK UNITS	PERFORMANCE SHARE UNITS	TOTAL
Brian Doubles	$6,097,531	$7,452,501	$13,550,032
Brian Wenzel	$1,372,529	$1,677,532	$3,050,061
Carol Juel	$1,237,532	$1,512,527	$2,750,059
Jonathan Mothner	$990,026	$1,210,007	$2,200,033
Curtis Howse	$1,054,718	$1,289,091	$2,343,809
2021-2023 LONG-TERM PERFORMANCE AWARDS (PSUs) PAYOUTS
In 2021, the MDCC granted performance-based, long-term PSUs that vested based on financial performance over the 2021–2023 performance period. The metrics used during the 3-year cycle were chosen to balance executives’ focus on profitability, returning capital to investors, and growing the Company. Target payouts set for the 2021–2023 performance period required annual growth in EPS over the period, and a 15% return on equity. The chart below reflects (i) the performance over the last three years against goals approved at the beginning of the period and (ii) overall negative adjustments to GAAP that neutralize the impact of the Gap Inc. and BP reserve releases and (iii) adjustments to neutralize the other one-time items including restructuring charges and new deals.

METRIC	WEIGHT	GOALS			ASSOCIATED PAYOUT			CALCULATION
		MIN	TARGET	MAX	MIN	TARGET	MAX	2021-2023 PERFORMANCE	2021-2023 PAYOUT
Cumulative EPS	50%	$8	$11	$14	50%	100%	150%	$18.24	150.0%
Return on Equity	50%	12.0%	15.0%	18.0%	50%	100%	150%	22.7%	150.0%
							Weighted Average:		150.0%
							TSR Adjustment Factor:		100.9%
								Total Payout:	151.3%
TSR ADJUSTMENT FACTOR CALCULATION
For the 2021-2023 three-year performance period, the Company’s Total Shareholder Return was 18.2% which was the 51st percentile of peers, resulting in an adjustment factor of 100.9% and overall upward adjustment of 1.3%.
48 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
OTHER COMPENSATION PROGRAMS AND PRACTICES
SYNCHRONY DEFERRED COMPENSATION PLAN
Our Deferred Compensation Plan does not pay an “above-market” rate of interest and is available to a select group of management and highly compensated employees of Synchrony and any of its participating affiliates. Under the plan, eligible employees may elect to defer up to 80% of their base salary and bonus. The plan administrator will designate two or more investment benchmarks which participants can choose between to determine the rate of return or loss applicable to their deferred compensation amounts. Participants can also make elections regarding the time and form of payment of their deferral under the plan, in accordance with Section 409A of the Internal Revenue Code (the “Code”). We have established notional unfunded accounts attributable to participants’ deferrals, which will be adjusted based on participants’
investment elections.
OTHER BENEFITS
In addition to standard health and welfare benefits available to other Synchrony employees, in 2023, Synchrony provided certain executive officers with (i) financial counseling and/or tax preparation services, (ii) annual physical examinations, (iii) supplementary life insurance, and (iv) individual disability income protection, which are reported in the “All Other Compensation” column in the 2023 Summary Compensation Table. The supplementary life insurance policies are intended to maintain benefits that existed for certain executives as GE employees prior to the completion of our split-off from GE and in lieu of life insurance benefits that are provided to other Synchrony employees. These policies were frozen in value and participation upon Synchrony’s IPO. While Synchrony could have “bought out” the value of these polices upon IPO, the Company chose to freeze the insurance amount and maintain the policies to help retain senior management through Synchrony’s transition away from GE. The policies require an executive to stay with Synchrony through age 60 to receive the full value of the benefit. The face value of the supplementary life insurance policies for all participants is less than the value of the standard life insurance program for Synchrony employees. Brian Doubles voluntarily forfeited the supplementary life insurance program and transitioned to the standard group term life plan offered to other employees when he became CEO.
OTHER COMPENSATION PRACTICES
STOCK OWNERSHIP GUIDELINES
Our Stock Ownership Guidelines require the Company’s President & CEO and Executive Vice Presidents to own significant amounts of our common stock, helping to ensure alignment of executives’ interests with those of our stockholders. The stock ownership guideline for our President & CEO is six times base salary. The stock ownership guideline for Executive Vice Presidents, including the other NEOs, is three times base salary. The guidelines are to be met within five years of being subject to the policy and/or promotion. For the purposes of our stock ownership guidelines, all shares of common stock, RSUs and phantom stock units held by our executives are credited toward ownership levels. All of our NEOs’ stock ownership exceeds the ownership guidelines. Based on our latest closing stock price as of April 5, 2024 of $41.28, our NEOs had the following ownership base-salary multiples:

NAME OF EXECUTIVE	REQUIRED MULTIPLE	OWNERSHIP AS OF APRIL 5, 2024

Brian Doubles	6X	21.7X
Brian Wenzel	3X	8.1X
Carol Juel	3X	6.0X
Jonathan Mothner	3X	8.5X
Curtis Howse	3X	9.3X
ANTI-HEDGING AND ANTI-PLEDGING RESTRICTIONS
Our Code of Conduct, which applies to all of our employees (including officers) and directors, includes anti-hedging provisions that prohibit all employees and directors from engaging in transactions in derivatives of or short-selling of Synchrony securities, including buying and writing options. We also maintain an anti-pledging policy that prohibits employees and directors from pledging activity in Synchrony securities.
CLAWBACK POLICIES
Since 2018, the Company’s clawback policy has included “no fault” financial restatements for all of our named executive officers. In 2023, we adopted our Incentive-Based Compensation Recovery Policy, which supplemented our existing clawback policy, to incorporate the new requirements of NYSE listing standards and Section 10D of the Exchange Act. Under the policy, in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will take action to recover from any current or former executive officer who received any annual or long-term incentive compensation paid, awarded, or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.
2024 ANNUAL MEETING AND PROXY STATEMENT / 49

COMPENSATION MATTERS
Additionally, under the Company’s existing policy, if it is determined that an employee at or above a designated executive grade under the Company’s compensation structure has engaged in conduct detrimental to the Company, the Bank or any of the Company’s other subsidiaries, the MDCC or, in the case of a Bank employee, the Bank’s Development and Compensation Committee, may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, (iii) reducing, cancelling or seeking reimbursement of any paid or awarded compensation, and (iv) if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics that affects the executive’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, the MDCC or, in the case of a Bank employee, the Bank’s Development and Compensation Committee, will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities, or as otherwise required by any agreement with a stock exchange on which the Company’s securities are listed.
COMPENSATION AND RISK
RISK REVIEW PROCESS
Synchrony’s risk management culture is strongly supported by a thorough risk review process that focuses on whether the risks we take are within our risk appetite framework. Each year, working cross-functionally, our CEO and senior executives from our risk and human resources teams identify the individuals considered to be Material Risk Takers (“MRTs”) or Material Risk Controllers (“MRCs”). These individuals are required to have annual goals and objectives specifically tied to risk and compliance standards. As part of the annual process, our Control Function Leaders, our CEO, our Audit Committee, MDCC and Risk Committee conduct assessments on MRTs and MRCs, which take into consideration MRT/MRC behavior in relation to their annual goals and objectives as well as any adverse risk outcomes during the year. These assessments are included in each MRT/MRC’s annual performance evaluation. By conducting these risk review processes as well as maintaining full transparency on all our risk management policies and procedures, we believe that we effectively discourage inappropriate risk-taking.
REVIEW OF NEO INCENTIVE COMPENSATION RELATED TO RISK MANAGEMENT
Each year the MDCC reviews the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs to confirm that their incentive compensation appropriately balances risk and reward and that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. The MDCC meets with the Chief Risk Officer to discuss the annual risk assessment with respect to incentive compensation plans in which all employees (including the NEOs) participate, including whether these arrangements have any features that might encourage excessive risk-taking that could threaten the value of the Company. The Chief Risk Officer also discusses the risk mitigation factors reviewed in the annual risk assessment, including the balance between financial and non-financial measures as well as the short-term and long-term oriented measures. The MDCC also continues to monitor a separate, ongoing risk assessment by senior management of our broader employee compensation practices consistent with the federal banking regulators’ guidance on sound incentive compensation practices.
RISK REVIEW OF INCENTIVE PLANS
Each year, we conduct a risk analysis on each of our incentive plans. In 2023, we hired an outside independent consultant to conduct this risk assessment. The analysis covered 100% of our incentive eligible population and allowed us to understand the degree to which our plans contribute to excessive risk-taking. Based on this review, all our incentive plans were rated such that they conform to or exceed key standards for risk management. Additionally, all incentive plans including any changes are reviewed each year and approved by our Chief Risk and Chief Human Resources Officers.
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
Under its charter, the MDCC has the authority to retain such compensation consultants, outside counsel and other advisors as the MDCC may deem appropriate in its sole discretion. In 2023, the MDCC engaged Meridian to provide advice regarding market pay levels, strong pay practices and other executive compensation matters. Meridian also provided advice to the Nominating and Corporate Governance Committee regarding director compensation. Meridian does not provide any other services to the MDCC or to Synchrony. The MDCC has determined that Meridian is independent and does not have any conflicts of interest.

50 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
COMPENSATION COMMITTEE REPORT
The MDCC of the Board of Directors of Synchrony has reviewed and discussed the Compensation Discussion and Analysis with Synchrony’s management, and based on our review and discussions with management, we recommend to Synchrony’s Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the MDCC of the Board.
Laurel J. Richie, Chair
Fernando Aguirre
Jeffrey G. Naylor
Ellen M. Zane
2023 EXECUTIVE COMPENSATION
The following table contains 2023 compensation information for our NEOs.

2023 SUMMARY COMPENSATION TABLE
NAME	YEAR	SALARY	STOCK AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMP. (2)	ALL OTHER COMP. (3)	TOTAL

Brian Doubles	2023	$1,141,346	$13,550,032	$3,870,900	$613,406	$19,175,684
	2022	$1,082,692	$8,200,011	$3,968,800	$450,438	$13,701,941
	2021	$950,685	$5,250,015	$2,450,000	$229,647	$8,880,347

Brian Wenzel	2023	$700,000	$3,050,061	$1,767,150	$224,560	$5,741,771
	2022	$700,000	$3,000,036	$1,262,800	$197,891	$5,160,727
	2021	$700,000	$2,600,000	$980,000	$150,151	$4,430,151

Carol Juel	2023	$700,000	$2,750,059	$1,767,150	$246,381	$5,463,590
	2022	$691,346	$2,600,047	$1,262,800	$192,154	$4,746,347
	2021	$639,658	$2,000,108	$910,000	$160,589	$3,710,355

Jonathan Mothner	2023	$700,000	$2,200,033	$1,767,150	$264,327	$4,931,510

Curtis Howse	2023	$625,000	$2,343,809	$1,314,844	$227,902	$4,511,555

(1)For 2023, these amounts include the grant date fair value of three-year PSUs based on the probable outcome of the performance conditions: Mr. Doubles ($7,452,501); Mr. Wenzel ($1,677,532); Ms. Juel ($1,512,527); Mr. Mothner ($1,210,007); and Mr. Howse ($1,289,091). The value of these awards, assuming that the highest level of performance conditions will be achieved is as follows: Mr. Doubles ($13,414,502); Mr. Wenzel ($3,019,556); Ms. Juel ($2,722,549); Mr. Mothner ($2,178,013); and Mr. Howse ($2,320,364).
(2)This column represents amounts paid under Synchrony’s Annual Incentive Plan. The MDCC awarded a final payout of 168.3% for the 2023 performance year.
(3)See “2023 All Other Compensation Table” for additional information about All Other Compensation paid in 2023.
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COMPENSATION MATTERS
2023 ALL OTHER COMPENSATION
In 2023, our NEOs received additional benefits, reflected in the table below, which Synchrony believed to be reasonable, competitive and consistent with its overall executive compensation program. The costs of these benefits are shown below after giving effect to any reimbursements by the NEOs.

2023 ALL OTHER COMPENSATION TABLE
NAME OF EXECUTIVE	PERQUISITES & OTHER PERSONAL BENEFITS (1)	VALUE OF SUPPLEMENTARY INSURANCE PREMIUMS (2)	PAYMENTS RELATING TO EMPLOYEE SAVINGS PLAN (3)	AMOUNTS CREDITED TO RESTORATION PLAN ACCOUNT (4)	TOTAL

Brian Doubles	$48,795	$2,495	$36,300	$525,816	$613,406

Brian Wenzel	––	$8,652	$36,300	$179,608	$224,560

Carol Juel	$20,680	$9,793	$36,300	$179,608	$246,381

Jonathan Mothner	$13,800	$34,619	$36,300	$179,608	$264,327

Curtis Howse	$10,163	$24,964	$36,300	$156,475	$227,902

(1)Amounts in this column include the cost to the Company of financial counseling and/or tax preparation services, annual physical examinations reimbursed in 2023, and personal security that were, in the aggregate, $10,000 or more for the respective NEO.
(2)This column reports taxable payments made to cover premiums for universal life insurance policies owned by Ms. Juel, Mr. Mothner, and Mr. Howse, as well as non-taxable premiums paid by the Company for supplemental individual disability income protection for all executives. Payments related to universal life insurance policies are made in lieu of the higher standard term life insurance coverage available to other employees, and are intended to maintain benefits that existed for these executives as GE employees prior to the completion of our split-off from GE. These policies provide coverage amounts fixed at two times their annual pay at the time of the completion of our split-off from GE.
(3)This column reports Company core contributions, matching contributions and additional contributions to the NEOs’ 401(k) savings accounts up to the limitations imposed under IRS rules, and the plan.
(4)This column reports Company core contributions, matching contributions and additional contributions to the NEOs’ Restoration Plan accounts. For additional details on the Restoration Plan and the specific design elements of the plan, see “Synchrony Financial Restoration Plan.”
52 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
2023 GRANTS OF PLAN-BASED AWARDS
The following table provides information about Synchrony plan-based awards granted to the NEOs in 2023, including the annual non-equity incentive plan awards granted pursuant to Synchrony’s Annual Incentive Plan and the equity awards granted under the Synchrony Financial 2014 Long-Term Incentive Plan. In regard to the annual non-equity incentive plan awards granted pursuant to Synchrony’s Annual Incentive Plan, the table below provides the threshold, target and maximum cash awards linked to Synchrony’s performance over the 2023 performance period based on the following metrics: earnings (50%), receivables growth (30%), and strategy and culture (20%). In regard to the equity incentive plan awards granted pursuant to the Synchrony Financial 2014 Long-Term Incentive Plan, the table below provides: (i) the grant date, (ii) the number of shares or stock units underlying stock awards, (iii) the number of other securities underlying option awards granted, (iv) the exercise or base price of the stock option grants, which reflects the closing price of Synchrony common stock on the date of grant, and (v) the grant date fair value of each option grant computed in accordance with applicable SEC rules.

2023 GRANTS OF SYNCHRONY PLAN-BASED AWARDS TABLE
		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS

NAME OF EXECUTIVE	GRANT DATE	ANNUAL INCENTIVE THRESHOLD $	ANNUAL INCENTIVE TARGET $	ANNUAL INCENTIVE MAXIMUM $	PSU AWARDS THRESHOLD #(1)	PSU AWARDS TARGET #(1)	PSU AWARDS MAXIMUM #(1)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES – RSU AWARDS(2)	VALUE OF STOCK AWARDS(3)

Doubles	3/1/23	1,150,000	2,300,000	4,600,000	103,565	207,129	310,694	169,470	$13,550,032

Wenzel	3/1/23	525,000	1,050,000	2,100,000	23,312	46,624	69,936	38,147	$3,050,061

Juel	3/1/23	525,000	1,050,000	2,100,000	21,019	42,038	63,057	34,395	$2,750,059

Mothner	3/1/23	525,000	1,050,000	2,100,000	16,815	33,630	50,445	27,516	$2,200,033

Howse	3/1/23	390,625	781,250	1,562,500	17,914	35,828	53,742	29,314	$2,343,809

(1)These columns show the number of PSUs granted as long-term performance awards that are linked to Synchrony’s performance over the 2023-2025 performance period. The PSUs will be payable in shares of common stock based on our cumulative annual diluted earnings per share and average return on equity over the performance period provided performance and vesting conditions are met. Final payout will be subject to a TSR modifier of +/-20% of the amounts reflected above based on our TSR performance relative to peers used to set executive pay levels.
(2)This column shows the number of RSUs granted as part of the annual equity incentive grant in March 2023. All RSUs will vest ratably in three equal annual installments beginning one year from the date of grant and each year thereafter.
(3)This column shows the aggregate grant date fair value of PSUs and RSUs granted to the NEOs during 2023. Generally, the aggregate grant date fair value is the expected accounting expense that will be recognized over the award’s vesting schedule. For RSUs and PSUs, the value is assumed to be the stock price on the grant date (or the last trading day prior to the grant date).
2024 ANNUAL MEETING AND PROXY STATEMENT / 53

COMPENSATION MATTERS
2023 OUTSTANDING SYNCHRONY EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the holdings of Synchrony equity awards by the NEOs as of the 2023 fiscal year-end. This table includes unexercised (both vested and unvested) option grants and unvested RSUs and PSUs with vesting conditions that were not yet satisfied as of December 31, 2023. Each equity grant is shown separately. The vesting schedule for each outstanding award is shown following this table.
2023 OUTSTANDING SYNCHRONY EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS					STOCK AWARDS

NAME OF EXECUTIVE	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(2)
Doubles	7/31/2014	59,696	0	$23.00	7/31/2024
	4/1/2015	20,728	0	$30.41	4/1/2025
	4/1/2016	28,019	0	$29.33	4/1/2026
	4/1/2017	28,449	0	$34.30	4/1/2027
	4/1/2018	39,105	0	$33.53	4/1/2028
	3/1/2021					12,042	$459,896
	4/1/2021					8,673	$331,207
	3/1/2022					65,492	$2,501,158	120,069	$4,585,442
	3/1/2023					173,628	$6,630,848	212,211	$8,104,331
Wenzel	4/1/2015	6,281	0	$30.41	4/1/2025
	4/1/2016	8,490	0	$29.33	4/1/2026
	4/1/2017	8,514	0	$34.30	4/1/2027
	4/1/2018	8,799	0	$33.53	4/1/2028
	3/1/2021					10,437	$398,576
	3/1/2022					23,962	$915,090	43,928	$1,677,605
	3/1/2023					39,083	$1,492,577	47,768	$1,824,256
Juel	4/1/2015	11,436	0	$30.41	4/1/2025
	4/1/2016	17,177	0	$29.33	4/1/2026
	4/1/2017	16,613	0	$34.30	4/1/2027
	4/1/2018	18,145	0	$33.53	4/1/2028
	3/1/2021					7,025	$268,293
	7/1/2021					818	$31,244
	3/1/2022					20,766	$793,054	38,072	$1,453,959
	3/1/2023					35,239	$1,345,772	43,069	$1,644,820
Mothner	4/1/2015	16,163	0	$30.41	4/1/2025
	4/1/2016	22,639	0	$29.33	4/1/2026
	4/1/2017	23,258	0	$34.30	4/1/2027
	4/1/2018	21,899	0	$33.53	4/1/2028
	3/1/2021					6,824	$260,608
	3/1/2022					15,974	$610,060	29,286	$1,118,430
	3/1/2023					28,191	$1,076,618	34,455	$1,315,840
Howse	4/1/2017	12,086	0	$34.30	4/1/2027
	4/1/2018	11,380	0	$33.53	4/1/2028
	3/1/2021					7,025	$268,293
	3/1/2022					17,971	$686,307	32,946	$1,258,204
	3/1/2023					30,033	$1,146,968	36,707	$1,401,841
(1)The market value of the stock awards represents the product of the closing price of Synchrony common stock as of December 29, 2023, which was $38.19, and the number of shares underlying each such award.
(2)PSUs granted in 2023 and 2022 vest, to the extent earned, on December 31, 2025 and December 31, 2024, respectively. The market value of PSUs that have not vested as of December 31, 2023 was calculated using the closing price of Synchrony common stock as of December 29, 2023, which was $38.19, multiplied by the number of unvested units based on achieving target performance goals.
54 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
2023 OUTSTANDING SYNCHRONY EQUITY AWARDS VESTING SCHEDULE

NAME OF EXECUTIVE	GRANT DATE	STOCK AWARDS VESTING SCHEDULE (1)	EQUITY INCENTIVE PLAN VESTING SCHEDULE (2)

All Executives	3/1/21	33.3% vests 2024

Doubles	4/1/21	33.3% vests 2024

Juel	7/1/21	33.3% vests 2024

All Executives	3/1/22	33.3% vests 2024, 2025	100% vests 2024

All Executives	3/1/23	33.3% vests 2024, 2025, 2026	100% vests 2025

(1)This column shows the vesting schedule of unvested RSUs reported in the “Number of Shares or Units of Stock That Have Not Vested” column of the “2023 Outstanding Synchrony Equity Awards at Fiscal Year-End Table.” The RSUs vest on the anniversary of the grant date in the years shown in the table above.
(2)This column shows the vesting schedule of the unvested PSUs reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column of the 2023 Outstanding Synchrony Equity Awards at Fiscal Year-End Table.” PSUs vest to the extent earned on December 31 of the year shown in the table above.
2024 ANNUAL MEETING AND PROXY STATEMENT / 55

COMPENSATION MATTERS
2023 SYNCHRONY NONQUALIFIED DEFERRED COMPENSATION
The table below provides information on the nonqualified deferred compensation of the NEOs in 2023, including our Deferred Compensation and Restoration Plans.
SYNCHRONY-DEFERRED COMPENSATION
Our Deferred Compensation Plan does not pay an “above-market” rate of interest and is available to a select group of management and highly compensated employees of Synchrony and any of its participating affiliates. Under the plan, eligible employees may, to the extent permitted by the administrator of the plan, elect to defer up to 80% (or such lower percentage, as determined by the plan administrator) of their base salary and bonus, and all or a portion of any other type of compensation, as determined by the plan administrator.
SYNCHRONY FINANCIAL RESTORATION PLAN
The Restoration Plan mirrors the Company’s qualified 401(k) plan. The plan provides a continuation of Company contributions on salary and bonus that would have been made to our 401(k) plan but for various limitations imposed by the Code, along with additional Company contributions that cannot be made to the 401(k) plan. The plans include Company contributions of (i) a 3% core contribution, (ii) a 4% match, and (iii) 4% additional contribution for former participants of GE pension plans. The Restoration Plan account is forfeited if an executive leaves voluntarily prior to age 60. For 2023, each of our NEOs received contributions to his or her Restoration Plan account, which are reported in the “All Other Compensation” column in the 2023 Summary Compensation Table.
2023 SYNCHRONY NONQUALIFIED DEFERRED COMPENSATION

NAME OF EXECUTIVE	TYPE OF PLAN	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR	AGGREGATE EARNINGS IN LAST FISCAL YEAR (1)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END

Doubles	Restoration Plan	$0	$525,816	$526,844	$2,921,627

	Deferred Comp Plan	$0	$0	$0	$0

Wenzel	Restoration Plan	$0	$179,608	$237,476	$1,229,668

	Deferred Comp Plan	$0	$0	$0	$0

Juel	Restoration Plan	$0	$179,608	$205,079	$1,326,432

	Deferred Comp Plan	$0	$0	$0	$0

Mothner	Restoration Plan	$0	$179,608	$208,162	$1,745,732

	Deferred Comp Plan	$0	$0	$0	$0

Howse	Restoration Plan	$0	$156,475	$168,521	$1,095,595

	Deferred Comp Plan	$1,183,250	$0	$911,755	$6,012,875

(1)The earnings on amounts contributed to the Restoration and Deferred Compensation Plans may be positive or negative, depending on the NEO’s investment choice.
56 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
PAY VERSUS PERFORMANCE
As required by the SEC, and in accordance with its regulations and guidance, we are providing a review of Pay vs. Performance as outlined below. The Pay vs. Performance table below presents total compensation as disclosed in the Summary Compensation Table (columns A, C, and E) and “compensation actually paid” or “CAP” (columns B, D, and F), as defined by the SEC, to our current CEO, former CEO/Executive Chair, and, as an average, to our Non-CEO NEOs. The table below also shows Synchrony’s performance for 2020-2023 as illustrated by TSR (as compared to the TSR of our peers), Net Income, and Loan Receivables, which we have selected as our “Company selected measure”. Reconciliations between Summary Compensation Table totals and CAP are provided in the “Determination of Compensation Actually Paid” and “Changes In Equity Reflected In CAP Calculation” sections that follow.

	A	B	C	D	E	F	VALUE OF INITIAL $100 INVESTMENT 12/31/2019:

YEAR	SUMMARY COMP TABLE TOTAL FOR CEO (DOUBLES)[1]	COMPENSATION ACTUALLY PAID TO CEO (DOUBLES)[2]	SUMMARY COMP TABLE TOTAL FOR FORMER CEO / EXEC CHAIR (KEANE)[1]	COMPENSATION ACTUALLY PAID TO FORMER CEO / EXEC CHAIR (KEANE)[2]	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOS[3]	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOS[4]	SYF[5]	PEERS[6]	NET INCOME (MILLIONS)[7]	LOAN RECEIVABLES (BILLIONS)[8]

2023	$19,175,684	$23,718,659			$5,162,107	$6,466,785	$119	$113	$2,238	$103.0

2022	$13,701,941	$8,599,737			$6,516,202	$1,775,284	$99	$101	$3,016	$92.5

2021	$8,880,347	$20,462,092	$13,500,981	$46,015,762	$4,124,797	$10,116,008	$136	$122	$4,221	$80.7

2020			$12,940,513	($28,817)	$4,131,919	$1,300,820	$100	$121	$1,385	$81.9

(1)The dollar amounts reported in columns (A) and (C) are the amounts of total compensation reported for Mr. Doubles (our current CEO) and Ms. Keane (for her role as CEO in 2021 and 2020), respectively, in the years in which they served as CEO, for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The dollar amounts reported in columns (B) and (D) represent the amount of “compensation actually paid” to Mr. Doubles and Ms. Keane, respectively, in the years in which they served as CEO, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Doubles or Ms. Keane during the applicable years. "Compensation actually paid" fluctuates significantly due to variance in stock price from one year to the next, which correlates directly with the calculation. See "Determination of Compensation Actually Paid" below for the adjustments that were made to Mr. Doubles’ total compensation in 2023 to determine the compensation actually paid.
(3)The dollar amounts reported in column (E) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Doubles for 2021 and 2022, and excluding Ms. Keane for 2020 and 2021, in the “Total” column of the Summary Compensation Table in each applicable year). The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Brian Wenzel, Carol Juel, Jonathan Mothner, and Curtis Howse, (ii) for 2022, Margaret Keane, Brian Wenzel, Thomas Quindlen, and Carol Juel; (iii) for 2021, Brian Wenzel, Thomas Quindlen, Alberto Casellas, and Carol Juel; and (iv) for 2020, Brian Doubles, Brian Wenzel, Neeraj Mehta, and Thomas Quindlen.
(4)The dollar amounts reported in column (F) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Doubles for 2023, 2022, and 2021 and Ms. Keane in 2021 and 2020), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. See "Determination of Compensation Actually Paid" below for the adjustments that were made to Mr. Doubles’ and Ms. Keane’s total compensation for each year to determine the compensation actually paid.
(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period beginning at market close on 12/31/2019, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of 2020. The peer group used for this purpose is the peer group outlined in the Compensation Discussion and Analysis section, which is used for setting pay and determining relative TSR with respect to performance share units.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Loan Receivables, our “Company selected measure”, reflect loan receivables as reported under GAAP at December 31 for the applicable year.
2024 ANNUAL MEETING AND PROXY STATEMENT / 57

COMPENSATION MATTERS
Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers
and Company Performance
Our TSR directly impacts the value of Compensation Actually Paid (CAP) given the weight of the LTI component in our compensation program (see "Compensation Discussion & Analysis – 2023 Compensation Elements"). As a result, our CEO and other NEO CAP is highly correlated with investor interests. 2021 and 2023 were higher years for CAP as well as strong years from a TSR perspective. Synchrony cumulative TSR is above the weighted average TSR of the peer group over the four-year time period ending in 2023. Through the Annual Incentive Plan, our NEO CAP is tied directly to net income, through the PPNR minus Charge-Offs measure, and loan receivables growth. Goals for these metrics consider each year’s particular strategic initiatives, economic conditions, and commercial outlook. Our NEO CAP is also linked to net income through the EPS measure included in our Performance Share Units goals. In general, our CEO and other NEO CAP are directionally aligned from year to year as executives participate in the same incentive plans and are accountable to the same company-wide results, although our CEO pay mix makes CAP subject to more significant fluctuation.
Most Important Measures to Link Compensation Actually Paid to Company Performance
The following table identifies the financial performance measures which, in our assessment, represent the most important financial performance measures used by us to link the compensation actually paid to our CEO and other NEOs in 2023 to Company performance. How each of these performance measures is used in determining our NEOs’ compensation is discussed above in the 2023 Compensation Elements section of our CD&A.

MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

Loan Receivables

PPNR minus Charge-Offs

Return on Equity

Earnings Per Share

Relative Total Shareholder Return

Determination of Compensation Actually Paid
The tables below show the reconciliation between the amounts provided for “Summary Compensation Table Total” and “Compensation Actually Paid” in the Pay vs. Performance table above for our CEO, and, as an average, Non-CEO NEOs.

CEO	(A)		(X)	(B)
YEAR	SUMMARY COMPENSATION TABLE TOTAL (SCT)	DEDUCTIONS OF EQUITY AWARDS*	ADDITIONS/ ADJUSTMENTS TO SCT TOTAL**	COMPENSATION ACTUALLY PAID (CAP)
2023	$19,175,684	($13,550,032)	$18,093,007	$23,718,659

Non-CEO NEOs	(E)		(Z)	(F)
YEAR	SUMMARY COMPENSATION TABLE TOTAL (SCT)	DEDUCTIONS OF EQUITY AWARDS*	ADDITIONS/ ADJUSTMENTS TO SCT TOTAL**	COMPENSATION ACTUALLY PAID (CAP)
2023	$5,162,107	($2,585,991)	$3,890,669	$6,466,785
*Grant Date Fair Market Value of stock awards made in year, as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year for our CEO and, as an average, our NEOs.
**Year-end Fair Market Value of awards made in year plus change in Fair Market Value of awards made in prior years, as further illustrated below.
58 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
Changes in Equity Reflected in CAP Calculation
The tables below show additional details on the changes in equity value reflected in the calculation of compensation actually paid for 2023 to our CEO and Non-CEO NEOs, as applicable.

CEO Equity					(X)
	TYPE	FAIR VALUE AT YE OF OUTSTANDING UNVESTED AWARDS GRANTED DURING APPLICABLE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT VESTED DURING APPLICABLE YEAR	CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT REMAIN UNVESTED	VALUE INCLUDED IN “COMP ACTUALLY PAID”
2023	RSUs	$6,630,848	$154,098	$544,987	$7,329,933
	PSUs	$8,444,713	$755,521	$1,586,225	$10,786,459
	SOs	$0	($23,385)	$0	($23,385)
	Total	$15,075,561	$886,234	$2,131,212	$18,093,007

Non-CEO NEOs Equity					(Z)
	TYPE	FAIR VALUE AT YE OF OUTSTANDING UNVESTED AWARDS GRANTED DURING APPLICABLE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT VESTED DURING APPLICABLE YEAR	CHANGE IN FAIR VALUE OF AWARDS GRANTED IN PRIOR YEARS THAT REMAIN UNVESTED	VALUE INCLUDED IN “COMP ACTUALLY PAID”
2023	RSUs	$1,265,484	$78,110	$175,117	$1,518,711
	PSUs	$1,611,650	$292,954	$476,358	$2,380,962
	SOs	$0	($9,004)	$0	($9,004)
	Total	$2,877,134	$362,060	$651,475	$3,890,669
2024 ANNUAL MEETING AND PROXY STATEMENT / 59

COMPENSATION MATTERS
CEO PAY RATIO
As required by the SEC and in accordance with its regulations and guidance, we determined the ratio of the annual total compensation of our CEO and the annual total compensation of our median employee using the following methodology.
To identify our median employee, we first calculated the individual target annual total compensation including retirement contributions ("annual target compensation") for all employees globally as of December 31, 2023. We then identified the population of employees with the median annual target compensation. From that population, we selected employees with the earliest start date in 2023, and within that selection identified the employee with actual compensation closest to the average annual target compensation of that group.
We calculated the median employee’s annual total compensation by determining actual compensation in accordance with the SEC rules used to calculate the amount set forth in the “total” column of the Summary Compensation Table, adding the value of benefits, and annualizing the total based on the median employee's start date. Accordingly, our median employee’s estimated annual total compensation was calculated as $57,653 including benefits.
With respect to the annual total compensation of our CEO, we used the amount reported in the “total” column of our Summary Compensation Table for 2023 and added the value of benefits. Accordingly, our CEO’s annual total compensation for purposes of the pay ratio determination was $19,199,246 including benefits.
Based on our CEO’s annual total compensation compared to the estimated annual total compensation for our median employee, our estimated pay ratio for 2023 was 333:1.
2023 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT FISCAL YEAR-END
The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2023, given the NEO’s compensation and service levels as of such date and based on Synchrony’s closing stock price on December 31, 2023 as applicable. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, Synchrony’s stock price, as applicable, and the executive’s age.
EXECUTIVE SEVERANCE PLAN
The purpose of the Executive Severance Plan is to secure the continued services and ensure the continued dedication of our NEOs and other executives. The Executive Severance Plan provides that if a participating executive is laid off, part of a redundancy or reorganization, or terminated for “for the good of the Company,” such executive will be entitled to the following cash payment:
CEO — 18 months of the executive’s base salary, offset by any other severance cash payment that the executive will receive from the Company in connection with being laid off, such as payment from the broad-based severance plan available to other U.S. employees;
Other NEOs — 12 months of an NEO’s base salary, offset by any other severance cash payment that the NEO will receive from the Company in connection with being laid off, such as payment from the broad-based severance plan available to other U.S. employees.
CIC SEVERANCE PLAN
The purpose of the CIC Severance Plan is to secure the continued services and ensure the continued dedication and objectivity of executives in the event of any occurrence of, threat of, or negotiation or other action that could lead to, a change in control of the Company. The CIC Severance Plan provides for the following benefits upon a “double-trigger” qualifying termination of employment within 30 months following a change in control:
CEO — Cash payment of (1) the executive’s prorated bonus for the year of termination, (2) a severance benefit equal to the product of three multiplied by the sum of the executive’s annual base salary and average target bonus for the three prior years, and (3) an amount equal to 36 months of the employer portion of the monthly premium or cost of coverage for the health benefits elected by the executive, based on the rates for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“Healthcare Premiums”). In addition, for 36 months following the executive’s termination of employment, the executive will be entitled to reasonable executive outplacement services.
Other NEOs — Cash payment of (1) the NEO’s prorated bonus for the year of termination, (2) a severance benefit equal to the product of two-and-one-half multiplied by the sum of the NEO’s annual base salary and average target bonus for the three prior years, and (3) an amount equal to 30 months of the employer portion of the monthly premium or cost of coverage for the health benefits elected by the NEO, based on the rates for continuation coverage pursuant to the Healthcare Premiums. In addition, for 30 months following the NEO’s termination of employment, the NEO will be entitled to reasonable executive outplacement services.

60 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
SYNCHRONY EQUITY AWARDS
If one of the NEOs were to retire (voluntarily terminating after reaching age 60 with three years of service) or involuntarily terminate with over 20 years of service, all awards held for at least one year will continue to vest according to the original vesting schedule. For involuntary termination with less than 20 years of service, all awards held for at least one year continue to vest on a pro-rata basis according to the original vesting schedule. For death and disability, all awards immediately vest and any unvested PSUs pay out at target levels. For these purposes, “disability” generally means disability resulting in the NEO being unable to perform their job.
PAYMENT UPON TERMINATION AS OF
YEAR-END TABLES
The following tables show the payments that each of our NEOs would have received under various termination scenarios on December 31, 2023. Termination upon a change in control reflects amounts assuming each NEO’s employment was terminated by the Company without “cause” or by the executive for “good reason” within 30 months of the specified time period prior to or following the change in control. Of the NEOs, only Mr. Mothner is eligible to retire as of December 31, 2023; therefore, other than Mr. Mothner, the NEOs do not have any values in the voluntary or retirement termination columns below other than relating to the Deferred Compensation Plan. The tables below assume a stock price of $38.19, the closing price of a share of our common stock on December 29, 2023.
2024 ANNUAL MEETING AND PROXY STATEMENT / 61

COMPENSATION MATTERS

BRIAN DOUBLES

ELEMENT OF PAY	FOR CAUSE	VOLUNTARY TERMINATION	INVOLUNTARY TERMINATION(1)	RETIREMENT(2)	DEATH OR DISABILITY	CHANGE-IN- CONTROL

Severance	$0	$0	$1,725,000	$0	$0	$13,739,700

Restricted Stock Units	$0	$0	$3,292,260	$0	$9,923,108	$9,923,108

Stock Options	$0	$0	$0	$0	$0	$0

Long-Term Performance Plan	$0	$0	$4,585,442	$0	$12,689,773	$12,689,773

Annual Cash Incentive	$0	$0	$3,870,900	$0	$3,870,900	$3,870,900

Health Benefits Payment	$0	$0	$0	$0	$0	$61,379

Restoration Plan	$0	$0	$2,921,627	$0	$2,921,627	$2,921,627

Deferred Compensation	$0	$0	$0	$0	$0	$0

Total Value to Executive	$0	$0	$16,395,229	$0	$29,405,408	$43,206,487

BRIAN WENZEL

ELEMENT OF PAY	FOR CAUSE	VOLUNTARY TERMINATION	INVOLUNTARY TERMINATION(1)	RETIREMENT(2)	DEATH OR DISABILITY	CHANGE-IN- CONTROL

Severance	$0	$0	$700,000	$0	$0	$5,091,625

Restricted Stock Units	$0	$0	$1,313,666	$0	$2,806,243	$2,806,243

Stock Options	$0	$0	$0	$0	$0	$0

Long-Term Performance Plan	$0	$0	$1,677,605	$0	$3,501,861	$3,501,861

Annual Cash Incentive	$0	$0	$1,767,150	$0	$1,767,150	$1,767,150

Health Benefits Payment	$0	$0	$0	$0	$0	$50,261

Restoration Plan	$0	$0	$1,229,668	$0	$1,229,668	$1,229,668

Deferred Compensation	$0	$0	$0	$0	$0	$0

Total Value to Executive	$0	$0	$6,688,089	$0	$9,304,922	$14,446,808

CAROL JUEL

ELEMENT OF PAY	FOR CAUSE	VOLUNTARY TERMINATION	INVOLUNTARY TERMINATION(1)	RETIREMENT(2)	DEATH OR DISABILITY	CHANGE-IN- CONTROL

Severance	$0	$0	$700,000	$0	$0	$5,033,292

Restricted Stock Units	$0	$0	$546,295	$0	$2,438,363	$2,438,363

Stock Options	$0	$0	$0	$0	$0	$0

Long-Term Performance Plan	$0	$0	$969,306	$0	$3,098,779	$3,098,779

Annual Cash Incentive	$0	$0	$1,767,150	$0	$1,767,150	$1,767,150

Health Benefits Payment	$0	$0	$0	$0	$0	$49,780

Restoration Plan	$0	$0	$1,326,432	$0	$1,326,432	$1,326,432

Deferred Compensation	$0	$0	$0	$0	$0	$0

Total Value to Executive	$0	$0	$5,309,183	$0	$8,630,724	$13,713,796
62 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS

JONATHAN MOTHNER

ELEMENT OF PAY	FOR CAUSE	VOLUNTARY TERMINATION	INVOLUNTARY TERMINATION(1)	RETIREMENT(2)	DEATH OR DISABILITY	CHANGE-IN- CONTROL

Severance	$0	$0	$700,000	$0	$0	$5,091,625

Restricted Stock Units	$0	$870,668	$870,668	$870,668	$1,947,286	$1,947,286

Stock Options	$0	$0	$0	$0	$0	$0

Long-Term Performance Plan	$0	$1,118,430	$1,118,430	$1,118,430	$2,434,270	$2,434,270

Annual Cash Incentive	$0	$1,767,150	$1,767,150	$1,767,150	$1,767,150	$1,767,150

Health Benefits Payment	$0	$0	$0	$0	$0	$50,261

Restoration Plan	$0	$1,745,732	$1,745,732	$1,745,732	$1,745,732	$1,745,732

Deferred Compensation	$0	$0	$0	$0	$0	$0

Total Value to Executive	$0	$5,501,980	$6,201,980	$5,501,980	$7,894,438	$13,036,324

CURTIS HOWSE

ELEMENT OF PAY	FOR CAUSE	VOLUNTARY TERMINATION	INVOLUNTARY TERMINATION(1)	RETIREMENT(2)	DEATH OR DISABILITY	CHANGE-IN- CONTROL

Severance	$0	$0	$625,000	$0	$0	$4,326,953

Restricted Stock Units	$0	$0	$954,600	$0	$2,101,569	$2,101,569

Stock Options	$0	$0	$0	$0	$0	$0

Long-Term Performance Plan	$0	$0	$1,258,204	$0	$2,660,045	$2,660,045

Annual Cash Incentive	$0	$0	$1,314,844	$0	$1,314,844	$1,314,844

Health Benefits Payment	$0	$0	$0	$0	$0	$29,524

Restoration Plan	$0	$0	$1,095,595	$0	$1,095,595	$1,095,595

Deferred Compensation	$6,012,875	$6,012,875	$6,012,875	$6,012,875	$6,012,875	$6,012,875

Total Value to Executive	$6,012,875	$6,012,875	$11,261,118	$6,012,875	$13,184,928	$17,541,405

(1)All of our NEO’s except Ms. Juel are eligible for continued vesting at 100% for awards held at least one year under our equity plans due to having more than 20 years of service. Ms. Juel would be eligible for continued vesting at 50% for unvested RSUs and Stock Options held at least one year, and pro-rata vesting for any PSUs held at least one year based on the number of whole or partial months completed in the performance period.
(2)In order to receive retirement treatment upon termination with respect to the Annual Incentive Plan, equity plans, and Restoration Plan, an executive must be age 60 with at least three years of service. As of December 31, 2023, only Mr. Mothner qualifies for retirement. As a result, amounts in the Voluntary Termination column match those in the Retirement column.
2024 ANNUAL MEETING AND PROXY STATEMENT / 63

COMPENSATION MATTERS
INDEPENDENT DIRECTORS’ COMPENSATION
Our compensation program for independent directors is designed to achieve the following goals: (a) fairly pay directors for work required at a company of our size and scope of operations; (b) align directors’ interests with the long-term interests of our stockholders; and (c) have a compensation structure that is simple, transparent and easy for stockholders to understand. Our Nominating and Corporate Governance Committee reviews director compensation annually. In connection with these reviews, the Nominating and Corporate Governance Committee receives advice regarding director compensation, including peer company benchmarking.
Each independent director currently receives annual compensation of $265,000, of which $100,000 is paid in cash and $165,000 is paid in RSUs. The RSUs are subject to a one-year vesting period and will be credited with amounts equivalent to any regular quarterly dividends paid on our common stock, which amounts will be reinvested in additional RSUs. In light of the workload and broad responsibilities of their positions, certain independent directors currently receive additional compensation as follows:
•each member of the Audit and Risk Committees will receive an additional $20,000 in annual cash compensation and each member of the Nominating and Corporate Governance Committee, the MDCC and the Technology Committee will receive an additional $15,000 in annual cash compensation;
•the Chairs of the Audit Committee and Risk Committee each receive an additional $40,000 in annual cash compensation and the Chairs of the Nominating and Corporate Governance Committee, the MDCC and the Technology Committee each receive an additional $25,000 in annual cash compensation; and
•the Chair of our Board receives an additional $235,000, of which $110,000 is paid in cash and $125,000 is paid in RSUs.
Independent directors can defer up to 80% of their annual cash compensation and RSUs into deferred stock units, which will be paid out after they leave our Board.
We require each independent director to own at least $375,000 in our common stock, RSUs or deferred stock units while a member of our Board. Each independent director has four years to satisfy this requirement. Individual and joint holdings of our common stock with immediate family members, including unvested time-based restricted stock, RSUs and deferred stock units count toward this requirement. As of December 31, 2023 all directors are compliant with this ownership requirement.
2023 INDEPENDENT DIRECTORS’ COMPENSATION TABLE

NAME OF DIRECTOR(1)	FEES EARNED OR PAID IN CASH(2)	STOCK AWARDS(3)	TOTAL

Aguirre	$155,000	$165,098	$320,098

Alves	$165,000	$165,098	$330,098

Chytil	$135,000	$165,098	$300,098

Coviello	$160,000	$165,098	$325,098

Guthrie	$171,250	$165,098	$336,348

Naylor (Chair)	$246,250	$258,923	$505,173

Parker	$135,000	$165,098	$300,098

Richie	$155,000	$165,098	$320,098

Zane	$135,000	$165,098	$300,098

(1)Margaret Keane, who served as Executive Chair of the Board until April 2023, did not receive any additional compensation for her service as a director during 2023. As a result, Ms. Keane is not included in the table above.
(2)Amount of cash compensation received in 2023 for Board and committee service.
(3)Aggregate grant date fair value of RSUs granted in 2023. Grant date fair value is calculated by multiplying the number of RSUs granted by the closing price of Synchrony common stock on the grant date or, if the grant date was not on a trading day the closing price of Synchrony common stock on the last trading day immediately preceding the grant date, which was $29.08 for March 31, 2023 grants, $33.92 for June 30, 2023 grants, $30.57 for September 30, 2023 grants and $38.19 for December 31, 2023 grants.
64 / 2024 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION MATTERS
EQUITY COMPENSATION PLAN INFORMATION
2023 EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	A	B	C

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A)
Equity compensation plans approved by security holders	10,218,274	$33.37	35,642,344
Equity compensation plans not approved by security holders	—		—
Total	10,218,274	$33.37	35,642,344
(1)This column includes 4,325,291 shares underlying stock options, 3,436,514 shares underlying RSUs and 2,456,468 shares underlying PSUs, in each case, awarded under the LTIP.

As of December 31, 2023, the weighted-average term of outstanding stock options was 4.34 years.

	2019	2020	2021	2022	2023
Beginning of the period available shares	45,115,124	43,581,766	41,798,948	39,895,916	37,849,360
Granted: Stock Based (RSUs/PSUs)(1) and NQSOs
– RSUs	1,802,996	1,713,183	1,259,255	1,860,004	1,825,200
– PSUs	606,006	923,997	728,696	1,306,086	1,356,918
– NQSOs	0	0	847,500	205,000	252,000
Total	2,409,002	2,637,180	2,835,451	3,371,090	3,434,118
Cancelled: Stock Based (RSUs/PSUs)(2) and NQSOs
– RSUs	440,084	554,713	602,180	815,393	624,922
– PSUs	271,478	245,407	265,550	473,693	550,878
– NQSOs	164,082	54,242	64,690	35,448	51,301
Total	875,644	854,362	932,420	1,324,534	1,227,102
End of the period available shares	43,581,766	41,798,948	39,895,916	37,849,360	35,642,344
(1)Includes new grants and dividend equivalents for existing grants.
(2)Includes shares netted for taxes and shares forfeited.
2024 ANNUAL MEETING AND PROXY STATEMENT / 65

ITEM 4—APPROVAL OF THE SYNCHRONY FINANCIAL 2024
LONG-TERM INCENTIVE PLAN
On March 14, 2024, the Board approved the Synchrony Financial 2024 Long-Term Incentive Plan (the “2024 Plan”), subject to approval by our stockholders at the Annual Meeting. The 2024 Plan will replace the Synchrony Financial Amended and Restated 2014 Long-Term Incentive Plan (the “2014 Plan”). As of April 5, 2024, there were 32,503,921 shares of Common Stock that remained available for future issuances under the 2014 Plan (assuming outstanding performance awards are counted at the maximum vesting level), which will terminate and cease to be available for future grants under the 2014 Plan if the 2024 Plan is approved by our stockholders. We intend to file a Registration Statement on Form S-8 with the SEC to register the shares available for issuance under the 2024 Plan if it is approved by stockholders as soon as reasonably practicable after approval.
If the 2024 Plan is approved by our stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding, and retaining a talented team who will contribute to our success. If the 2024 Plan is not adopted by our stockholders, the Company will continue to operate the 2014 Plan pursuant to its current provisions (which provide that no awards may be granted under the 2014 Plan on or after the date that is ten years from the date of the adoption of the 2014 Plan, July 10, 2024), and we may be required to increase the cash component of our compensation mix, which we believe would inhibit our ability to: (i) encourage our selected officers, employees, and non-employee directors to acquire a proprietary interest in the growth and performance of the Company; (ii) enhance the value of the Company for the benefit of its stockholders; and (iii) attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth, and profitability of the Company depend.

THE BOARD RECOMMENDS

A VOTE FOR

the approval of the Synchrony Financial 2024 Long-Term Incentive Plan

CERTAIN FEATURES OF THE 2024 PLAN
The following features of the 2024 Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2024 Plan and our stockholders’ interests:
•Awards will be subject to a one-year minimum vesting period, subject to limited exceptions set forth in the 2024 Plan;
•No discounting of stock options or stock appreciation rights;
•No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;
•No dividend equivalents on stock options or stock appreciation rights;
•No dividends or dividend equivalents paid on unearned awards;
•No recycling of shares used to pay the exercise price or taxes with respect to options and stock appreciation rights;
•Annual non-employee director compensation limit, which cannot be amended without stockholder approval; and
•No liberal definition of “change in control.”
PURPOSES OF THE 2024 PLAN
Equity-based compensation is a significant component of our compensation program and the 2024 Plan is intended to serve the following purposes:
•Encourage selected officers, employees and non-employee directors of the Company and its affiliates to acquire a proprietary interest in the growth and performance of the Company;
•Generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareowners; and
•Enhance the ability of the Company and its affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth, and profitability of the Company depend.

66 / 2024 ANNUAL MEETING AND PROXY STATEMENT

Under the 2024 Plan, the Company may grant:
•Non-qualified stock options;
•Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);
•Stock appreciation rights (“SARs”);
•Restricted stock, restricted stock units and other stock-based awards (collectively, “Stock Awards”);
•Performance awards; and
•Dividends and dividend equivalents.
DESCRIPTION OF THE 2024 PLAN
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A and incorporated into this Proxy Statement by reference.
Administration—The 2024 Plan will be administered by the Management Development and Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “MDCC”), in each case consisting of two or more members of the Board. Each member of the MDCC is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE.
The MDCC has the authority to make any determination or take any action that it deems necessary or desirable for the administration of the 2024 Plan, including, for example, to: (i) establish rules and guidelines for the administration of the 2024 Plan; (ii) select the participants to whom awards are granted; (iii) determine the types of awards to be granted and the number of shares covered by such awards; (iv) set the terms and conditions of such awards; and (v) cancel, suspend. and amend awards. The MDCC has discretion to make determinations with respect to and interpret the 2024 Plan and award agreements. The MDCC may delegate its authority under the 2024 Plan, including to the chairman of the MDCC, a subcommittee of the MDCC, or to one or more officers or managers of the Company; provided, however, that the MDCC may not delegate to officers or managers of the Company its authority to grant awards and to cancel or suspend awards for executive officers and directors of the Company who file reports under Section 16 of the Exchange Act.
Shares Available for Awards—Under the 2024 Plan, the number of shares of Common Stock reserved and available for delivery, other than substitute awards granted in connection with a corporate transaction, will be 27,500,000. The full number of shares available for delivery under the 2024 Plan may be delivered pursuant to incentive stock options. To the extent that shares subject to an outstanding option, SAR, restricted stock unit award, restricted stock award, other stock-based award, performance award, or dividend equivalent granted under the Plan or the 2014 Plan, other than a substitute award, are not issued or delivered by reason of (i) the expiration, termination, cancellation, or forfeiture of such award, or (ii) the settlement of such award in cash, then such shares will again be available for issuance under the 2024 Plan. Shares subject to an award under the 2024 Plan or the 2014 Plan will not again be available for issuance if such shares (x) were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) were delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an option or SAR, or (z) were repurchased by the Company on the open market with the proceeds of an option exercise. Shares delivered to or withheld by the Company to pay the withholding taxes for awards granted under the 2024 Plan or the 2014 Plan other than options and SARs will again be available for issuance under the 2024 Plan.
The table below provides additional information regarding the number of stock options, restricted stock, and performance awards outstanding (assuming maximum payout) under the 2014 Plan as of April 5, 2024.

STOCK OPTIONS
NUMBER OF SHARES SUBJECT TO OPTIONS OUTSTANDING	WEIGHTED-AVERAGE EXERCISE PRICE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM	RESTRICTED STOCK AND PERFORMANCE AWARDS OUTSTANDING(1)	NUMBER OF SHARES AVAILABLE FOR FUTURE ISSUANCE UNDER 2014 PLAN(2)	COMMON STOCK OUTSTANDING
3,575,799	$34.10	4.45	7,672,266	32,503,921	401,457,225
(1)Represents 3,781,737 restricted share units to be settled in common stock and 3,890,529 performance awards to be settled in common stock assuming a maximum payout of 150% of target awards not considering the +/-20% relative TSR modifier.
(2)Synchrony commits to grant a maximum of 50,000 shares between April 5, 2024 and June 11, 2024. If the 2024 Plan is approved by stockholders, then the 2014 Plan will terminate and the shares remaining available for future grants under the 2014 Plan will cease to be available.
2024 ANNUAL MEETING AND PROXY STATEMENT / 67

Adjustments—In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the MDCC will make adjustments as it deems appropriate in order to prevent dilution or enlargement of the 2024 Plan benefits. These adjustments include: (i) changing the number and type of shares to be issued under the 2024 Plan and outstanding awards; (ii) changing the per participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and (iii) changing the restriction on the total amount of shares subject to options or SARs, or the total amount of restricted stock, restricted stock units, performance awards, or other stock-based awards that may be granted. The MDCC may also make adjustments in the terms of awards in connection with acquisitions of another business or business entity in which the Company assumes outstanding employee awards or the right or obligation to make future awards, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.
Eligibility—Participants in the 2024 Plan will consist of such officers, other employees, non-employee directors, and consultants of the Company and its subsidiaries and affiliates as selected by the MDCC. As of April 5, 2024, nine officers, approximately 20,000 employees, and nine non-employee directors would be eligible to participate in the 2024 Plan if selected by the MDCC.
Change in Control—In the event of a change in control of the Company in which the successor company effectively assumes or substitutes an award and a participant’s employment or service is terminated by the Company, a subsidiary or an affiliate without cause, or by the participant for good reason (or otherwise terminates for an eligible reason according to the terms of the Company severance policy or an employment agreement applicable to the holder as of the effective date of a change in control) within 24 months following such change in control, then upon such termination of employment or service (i) each outstanding option and SAR held by such participant will become fully vested and exercisable, (ii) the restriction period applicable to each outstanding stock award held by such holder will lapse, and (iii) the performance period applicable to outstanding performance awards shall end immediately upon such termination of employment and the performance criteria applicable to such performance awards shall be deemed satisfied at the target level of performance (or actual performance, to the extent approved by the MDCC and set forth in the applicable award agreement).

Unless otherwise provided in an award agreement, in the event of a change in control of the Company in which awards are not effectively assumed or substituted by the successor company, the Board (as constituted prior to such change in control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance criteria applicable to some or all outstanding awards will be deemed to be satisfied at the target, maximum, or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of capital stock of the company resulting from or succeeding to the business of the Company pursuant to such change in control, or the parent thereof, be substituted for some or all of the shares of Common Stock subject to outstanding awards, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock of the Company resulting from the change in control (or the parent thereof), or a combination of cash, other property, and such shares.
Under the terms of the 2024 Plan, a change in control generally means (i) certain acquisitions of 30% or more of the then outstanding shares of Common stock or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) individuals who, as of the effective date of the 2024 Plan, constitute the Board cease for any reason to constitute at least a majority of the Board; or (iii) certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of the Company.
No Repricing—The MDCC may not, without the approval of our stockholders, (i) reduce the exercise price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower exercise price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the exercise price of such option or SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the Plan’s adjustment provisions, as described above.

68 / 2024 ANNUAL MEETING AND PROXY STATEMENT

Clawback of Awards—Awards granted under the 2024 Plan and any cash payment or shares of Common Stock or other securities delivered pursuant to an award are subject to forfeiture, recovery by the Company, or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Company’s Incentive-Based Compensation Recovery Policy and any other policy that the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.
Effective Date, Termination and Amendment—The 2024 Plan will become effective as of the date of stockholder approval and will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless earlier terminated by the Board. The Board may amend the 2024 Plan at any time, subject to any requirement of stockholder approval set forth by applicable law, rule, or regulation, including any rule of the NYSE, and provided that no amendment may be made that (i) seeks to modify the non-employee director compensation limit or the prohibition on repricing of options and SARs without stockholder approval under the 2024 Plan, (ii) increases the total number of shares available for awards under the Plan (except pursuant to the corporate transaction adjustment provisions discussed above), or (iii) materially impairs the rights of a holder of an outstanding award without the consent of such holder.
Non-Employee Director Compensation Limit—Under the terms of the 2024 Plan, the aggregate value of cash compensation and the grant date fair value of equity awards that may be granted during any fiscal year of the Company to any non-employee director will not exceed $1,250,000, multiplied by two in the year in which a non-employee director commences service on the Board. The non-employee director compensation limit under the 2024 Plan will not apply to awards distributed in lieu of all or a portion of fees receivable by a non-employee director for service on the Board or any Board committee.
Minimum Vesting Requirement—Notwithstanding any other provision of the 2024 Plan to the contrary, awards granted under the 2024 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards will not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company or any of its subsidiaries or affiliates; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) additional awards the MDCC may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2024 Plan (subject to the adjustment provisions of the 2024 Plan). The foregoing restriction does not apply to the MDCC’s discretion to provide for accelerated exercisability or vesting of any award for any reason in the terms of the award agreement or otherwise.
Stock Options and SARs—The 2024 Plan provides for the grant of options and SARs. The MDCC will determine the conditions to the exercisability of each option and SAR.
Each option will be exercisable for no more than ten (10) years after its date of grant. If the option is an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code) and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will not be less than the price required by the Internal Revenue Code (currently 110% of the fair market value of a share of Common Stock on the date of grant).
Each SAR will be exercisable for no more than ten (10) years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will not be less than the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Common Stock, cash, or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of Common Stock on the exercise date and the base price of the SAR.
Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such option or SAR.
2024 ANNUAL MEETING AND PROXY STATEMENT / 69

Stock Awards—The 2024 Plan provides for the grant of Stock Awards. The MDCC may grant a Stock Award as a restricted stock award, restricted stock unit award, or other stock-based award. The MDCC may award restricted stock and RSUs and establish the applicable restrictions, including any limitation on voting rights of restricted stock or the receipt of dividends; provided, that any dividend or other distribution paid with respect to shares subject to a restricted Stock Award will be deposited by the Company and will be subject to the same restrictions as the shares of Common Stock with respect to which such dividend or distribution was made. The MDCC will establish the manner and timing under which restrictions may lapse. The MDCC may also grant other stock-based awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock.
Performance Awards—The 2024 Plan also provides for the grant of performance awards, including arrangements under which the grant, issuance, retention, vesting and/or transferability of any award is subject to such performance criteria and such additional conditions or terms as the MDCC may designate. The performance awards may be denominated in cash, shares, other securities, or other awards and payable to, or exercisable by, the participant upon the achievement of performance goals during the applicable performance period, as established by the MDCC.
Performance Criteria—Under the 2024 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of Common Stock subject to certain awards, may be made subject to the satisfaction of performance measures. Such criteria and objectives may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: purchase volume; loan receivables; Tier 1 common ratio; liquidity as a percentage of total assets; liquidity coverage ratio; tangible common equity to tangible assets ratio; platform revenue; net earnings; earnings per share; diluted earnings per share; return on average assets; return on capital or invested capital; return on equity; cash flow; gross or operating profit and margin rate; net interest margin; other expense efficiency; active accounts; new accounts; the attainment by a Share of a specified fair market value for a specified period of time; increase in stockholder value; return on investments; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; operating expenses, attainment of expense levels or cost reduction goals; net charge-offs and net charge-off percent; delinquency rates; won, lost and extended deals; market share; interest expense; economic value created; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to compliance, market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the MDCC may determine.
Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, geographic units, or business operating units) or the past or current performance of one or more other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the MDCC may provide that achievement of the applicable performance measures may be applied on a pre- or post-tax basis and may be amended or adjusted to include or exclude any components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements, changes in law or accounting principles, or changes in the capital structure of the Company. Performance criteria will be subject to such other special rules and conditions as the MDCC may establish at any time.
Dividends and Dividend Equivalents—The MDCC may decide to include dividends or dividend equivalents as part of an award (other than stock options and SARs) and the MDCC may provide that such amounts (if any) will be deemed to have been reinvested in additional shares or otherwise reinvested. Subject to the terms of the 2024 Plan and any applicable award agreement, such awards may have such terms and conditions as the MDCC may determine; provided, however, any dividend equivalents and dividends with respect to awards will be subject to the same restrictions as the underlying awards.
NEW PLAN BENEFITS
The number of awards that will be granted under the 2024 Plan is not currently determinable. Information regarding awards granted in 2023 under the 2014 Plan to the named executive officers is provided in the “2023 Summary Compensation Table” and the “2023 Grants of Plan-Based Awards” table. Information regarding awards granted in 2023 under the 2014 Plan to non-employee directors is provided in the “2023 Independent Directors’ Compensation” table.
70 / 2024 ANNUAL MEETING AND PROXY STATEMENT

FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2024 Plan. This discussion does not address all aspects of the United States federal income tax consequences that could arise from participation in the 2024 Plan, some of which may be relevant to participants in light of their personal investment or tax circumstances; it also does not discuss any state, local, or non-United States tax consequences of participating in the 2024 Plan. Before taking any actions with respect to any awards, each participant is advised to consult such participant’s tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local, or non-United States tax laws.
Section 162(m) of the Internal Revenue Code—Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation may deduct each year for compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer, and certain other current and former executive officers of the corporation.
Stock Options—A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
SARs—A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
Stock Awards—A participant will not recognize taxable income at the time restricted stock (i.e., stock subject to restrictions constituting a substantial risk of forfeiture) is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time pursuant to Section 83(b) of the Internal Revenue Code. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company (or, if applicable, the affiliated employer) as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
2024 ANNUAL MEETING AND PROXY STATEMENT / 71

Performance Awards—A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
72 / 2024 ANNUAL MEETING AND PROXY STATEMENT

ITEM 5—APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT
RECENTLY AMENDED DELAWARE LAW PROVISIONS REGARDING
OFFICER EXCULPATION

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND THE BOARD RECOMMEND

A VOTE FOR

the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to reflect recently amended Delaware Law Provisions regarding officer exculpation

The State of Delaware enacted legislation on August 1, 2022 to amend Section 102(b)(7) of the Delaware General Corporation Law (the "2022 DGCL Amendments") to allow Delaware corporations, like the Company, to limit the personal liability of certain officers (as discussed further below) for breaches of the fiduciary duty of care under limited circumstances, which is referred to as exculpation. Article VII of the Company's Certificate of Incorporation, as amended and restated as of July 16, 2014 (the "Charter"), currently provides exculpation protections to the Company's directors to the fullest extent permitted by the DGCL. In order to extend the protections of the 2022 DGCL Amendments to certain officers of the Company, the Company is required to affirmatively amend its Charter to restate the Article VII exculpation provision to cover such officers.
EFFECT OF THE PROPOSED AMENDMENT
Consistent with the 2022 DGCL Amendments, the Article VII amendment would only permit exculpation of certain officers of the Company for direct claims brought by stockholders for breach of an officer's fiduciary duty of care, including class actions, and would not apply to claims made by the Company or derivative claims made by stockholders on behalf of the Company. The amended Charter would also not eliminate an officer's monetary liability under circumstances involving: (i) breaches of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) any transaction from which an officer derived an improper personal benefit. As a result, if the Article VII amendment is adopted, the types of claims that would be barred against certain senior officers would be a subset of those claims that are already barred against directors under our Charter as permitted by the DGCL.
The Article VII amendments would cover only certain of our officers, consisting of any of the following officers who served at any time during the course of conduct alleged in the action or proceeding to be wrongful: (i) the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer; (ii) an individual identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the corporation (i.e., the named executive officers); and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of accepting service of process.
RATIONALE
The Board believes that adopting an exculpation provision that aligns with the 2022 DGCL Amendments is in the best interest of the Company and our stockholders. The Board believes that the Article VII amendments strike an appropriate balance between our stockholders' interest in accountability, and their interests in empowering officers to exercise their business judgment without distraction from frivolous lawsuits and minimizing waste of Company resources. Directors and officers frequently make decisions on crucial matters in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight. In furtherance of our stockholders' interest, limiting concern about personal risk would enable our officers to best exercise their business judgment while reducing costs borne by the Company for indemnification and/or increased insurance premiums.
Furthermore, the Company expects its peers to adopt similar exculpation clauses and failing to adopt the Article VII amendments could impact our recruitment and retention of top executive talent who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

At the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board has unanimously adopted, and recommends that the Company's stockholders approve, an amendment to the Charter to limit the personal liability of certain senior officers of the Company as permitted by the 2022
DGCL Amendments.
2024 ANNUAL MEETING AND PROXY STATEMENT / 73

WE ASK FOR YOUR APPROVAL OF THE FOLLOWING RESOLUTION:
"RESOLVED, that the Company's stockholders hereby approve an amendment to Article VII of the Company's Certification of Incorporation, as amended and restated as of July 16, 2014, as follows (additions to text shown as bold and underlined):
EXCULPATION AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
(A) Limited Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."
If the amendments are approved by stockholders, they will become effective upon filing of an amended and restated Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the Annual Meeting.
74 / 2024 ANNUAL MEETING AND PROXY STATEMENT

BENEFICIAL OWNERSHIP

At April 5, 2024, we had 401,457,225 shares of common stock outstanding.
The following table shows information regarding the beneficial ownership of our common stock by:
•All persons known by us to own beneficially more than 5% of our common stock;
•Our CEO and each of our named executive officers;
•Each of our directors; and
•All directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Synchrony common stock subject to options or RSUs held by that person that are currently exercisable or exercisable (or in the case of RSUs, vested or vest) within 60 days of April 5, 2024 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
Except as noted by footnote, all stockholdings are as of April 5, 2024, and the percentage of beneficial ownership is based on 401,457,225 shares of common stock outstanding as of April 5, 2024.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	PERCENT OF TOTAL
The Vanguard Group—100 Vanguard Blvd., Malvern, PA 19355 (1)	53,197,772	13.25%
Capital World Investors—333 South Hope Street, 55th Fl, Los Angeles, CA 90071 (2)	44,534,680	11.09%
BlackRock, Inc.—55 East 52nd Street, New York, NY 10055 (3)	41,638,752	10.37%
Brian D. Doubles (4)	472,448	*
Curtis Howse (5)	119,061	*
Carol Juel (6)	34,759	*
Jonathan S. Mothner (7)	169,919	*
Brian J. Wenzel, Sr. (8)	92,012	*
Fernando Aguirre	33,443	*
Paget L. Alves (9)	37,299	*
Kamila Chytil	5,799	*
Arthur W. Coviello, Jr.	40,426	*
Roy A. Guthrie (10)	49,538	*
Jeffrey G. Naylor (11)	71,538	*
P.W. “Bill” Parker	22,537	*
Laurel J. Richie (12)	37,340	*
Ellen M. Zane	20,111	*
All directors and executive officers as a group (18 persons)	1,330,320	*
*Denotes less than 1.0%
2024 ANNUAL MEETING AND PROXY STATEMENT / 75

BENEFICIAL OWNERSHIP

(1)Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group regarding its holdings, together with its subsidiaries, of our common stock as of December 31, 2023. The Schedule 13G/A discloses that the reporting entity had sole voting power as to none of the shares, shared voting power as to 563,272 of the shares, sole dispositive power as to 51,278,858 of the shares and shared dispositive power as to 1,918,914 of the shares.
(2)Based on a Schedule 13G/A filed on February 9, 2024 by Capital World Investors regarding its holdings of our common stock as of December 31, 2023. The Schedule 13G/A discloses that the reporting entity had sole voting power as to 44,534,680 of the shares, shared voting power as to none of the shares, sole dispositive power as to 44,534,680 of the shares and shared dispositive power as to none of the shares.
(3)Based on a Schedule 13G/A filed on January 24, 2024 by BlackRock, Inc. regarding its holdings, together with its subsidiaries, of our common stock as of December 31, 2023. The Schedule 13G/A discloses that the reporting entity had sole voting power as to 37,454,323 of the shares, shared voting power as to none of the shares, sole dispositive power as to 41,638,752 of the shares and shared dispositive power as to none of the shares.
(4)Includes 116, 301 shares underlying stock options that are currently exercisable.
(5)Includes 23,466 shares underlying stock options that are currently exercisable.
(6)Includes 34,758 shares underlying stock options that are currently exercisable.
(7)Includes 83,959 shares underlying stock options that are currently exercisable.
(8)Includes 25,803 shares underlying stock options that are currently exercisable.
(9)Includes 25,372 deferred stock units ("DSU") that are subject to deferred distribution pursuant to the Company's Non-Employee Director Deferred Compensation Plan.
(10)Includes 25,144 DSUs that are subject to deferred distribution pursuant to the Company's Non-Employee Director Deferred Compensation Plan.
(11)Includes 29,198 DSUs that are subject to deferred distribution pursuant to the Company's Non-Employee Director Deferred Compensation Plan.
(12)Includes 21,144 DSUs that are subject to deferred distribution pursuant to the Company's Non-Employee Director Deferred Compensation Plan.
76 / 2024 ANNUAL MEETING AND PROXY STATEMENT

BENEFICIAL OWNERSHIP
RELATED PERSON TRANSACTIONS
There were no transactions or proposed transactions between the Company and any officer, director or nominee for director, any stockholder beneficially owning more than 5% of any class of our voting stock or any immediate family member of any of them, since January 1, 2023, of the type or amount required to be disclosed under the applicable SEC rules.
RELATED PERSON
TRANSACTIONS POLICY
Our Board has adopted a written policy for the review, approval or ratification of transactions (known as “related person transactions”) between us or any of our subsidiaries and any related person, in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one of our executive officers, directors or nominees for director, or stockholders beneficially owning more than 5% of any class of our voting stock (or an immediate family member of any of the foregoing has a direct or indirect material interest). Since January 1, 2023, no transaction has been identified as a related person transaction.
The policy calls for related person transactions to be reported to, reviewed and, if deemed appropriate, approved or ratified by, the Nominating and Corporate Governance Committee. In determining whether or not to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems important, whether the related person transaction is in our best interests and whether the transaction is on terms no less favorable than terms generally available to us from an unaffiliated third party under the same or similar circumstances. In the event a member of the Nominating and Corporate Governance Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.
Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to our directors or executive officers or the hiring or retention of our executive officers, if such compensation arrangements are reported pursuant to Item 402 of Regulation S-K, (ii) decisions relating to pro rata distributions to all our stockholders, (iii) indebtedness transactions with the Bank made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and not presenting more than the normal risk of collectability or other unfavorable features, and (iv) deposit transactions with the Bank made in the ordinary course of business and not paying a greater rate of interest on the deposits of a related person than the rate paid to other depositors on similar deposits with the Bank.
Certain of our directors and executive officers and certain members of their immediate families have received extensions of credit from us in connection with credit card transactions. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons not related to us and did not involve more than the normal risk of collectability or present other unfavorable terms.
Future extensions of credit of this nature are not subject to the related person transaction approval policy.
2024 ANNUAL MEETING AND PROXY STATEMENT / 77

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (“FAQS”)

VOTING INFORMATION
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Holders of our common stock as of the close of business on the record date, which is April 16, 2024, are entitled to notice of, and to vote at, the Annual Meeting. As of April 16, 2024, there were 401,542,340 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.
HOW DO I VOTE AT THE ANNUAL MEETING?
Stockholders of record can vote in one of four ways:

Voting instructions (including instructions for both telephonic and internet voting) are provided on the Notice and the proxy card. The telephone and internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded.
If your shares are held through a bank, broker, fiduciary or custodian (which we refer to in this proxy statement as a “broker”), please follow the voting instructions on the form you receive from such institution.
WHAT IF MY SHARES OF THE COMPANY’S COMMON STOCK ARE HELD FOR ME BY A BROKER?
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide your broker with instructions as to how to vote such shares, your broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by NYSE rules. The proposal to ratify the appointment of KPMG is the only proposal considered a routine matter to be presented at the Annual Meeting. Brokers will not be permitted to vote your shares on any of the other matters presented at the Annual Meeting. If you do not provide voting instructions on these matters, including the election of the Director Nominees named herein, the shares will be considered “broker non-votes” with respect to such matters.

BY MAIL You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope (such proxy card must be received by June 10, 2024).

BY TELEPHONE
You may use the toll-free telephone number shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card up until 11:59 p.m., Eastern Time, on June 10, 2024.

BY THE INTERNET
In Advance
You may vote online by visiting the internet website address indicated on your Notice or proxy card or scan the QR code indicated on your Notice or proxy card with your mobile device, and follow the on-screen instructions until 11:59 p.m., Eastern Time, on June 10, 2024.

At the Annual Meeting You may attend the virtual Annual Meeting by visiting this internet website address: www.virtualshareholdermeeting.com/SYF2024.

78 / 2024 ANNUAL MEETING AND PROXY STATEMENT

WHAT IF I DO NOT VOTE OR DO NOT INDICATE HOW MY SHARES SHOULD BE VOTED ON MY PROXY CARD?
If a stockholder does not return a signed proxy card or submit a proxy by telephone or the internet, and does not attend the meeting and vote, his or her shares will not be voted or counted as present for purposes of establishing a quorum at the Annual Meeting. Shares of our common stock represented by properly executed proxies received by us and not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions contained therein.
If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board recommends on such proposal. In addition, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretion to vote your shares in their best judgment on such matter.
HOW CAN I CHANGE MY VOTES OR REVOKE MY PROXY AFTER I HAVE VOTED?
Any proxy signed and returned by a stockholder or submitted by telephone or via the internet may be revoked or changed at any time before it is exercised by mailing a written notice of revocation or change to our Corporate Secretary at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902 or by executing and delivering a later-dated proxy (either in writing, by telephone or via the internet).

WILL MY VOTES BE PUBLICLY DISCLOSED?
No. Stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.
WHAT IF OTHER MATTERS COME UP DURING THE ANNUAL MEETING?
If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote your shares on such matters in accordance with their best judgment.
WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?
The presence at the Annual Meeting, present in person, present by means of remote communication, or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock issued and entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “What if my shares of the Company’s common stock are held for me by a broker?,” if brokers exercise their discretionary voting authority on the ratification of the appointment of KPMG, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.

HOW MANY VOTES ARE REQUIRED TO APPROVE EACH MATTER TO BE CONSIDERED AT THE ANNUAL MEETING?

VOTING ITEM	VOTING STANDARD	TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES	BOARD RECOMMENDATION

Election of directors named in this proxy statement	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Auditor ratification	Majority of votes cast	Abstentions not counted as votes cast and therefore will have no effect. There will be no broker non-votes.	FOR

Advisory approval of our named executives’ compensation	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Approval of Synchrony Financial 2024 Long-Term Incentive Plan	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Amendment to the Company's Amended and Restated Certification of Incorporation to reflect recently amended Delaware law provisions regarding officer exculpation	Majority of voting power of shares outstanding and entitled to vote thereon	Counted as vote cast against the proposal	FOR

2024 ANNUAL MEETING AND PROXY STATEMENT / 79

WHO WILL COUNT THE VOTE?
Votes will be tabulated by Broadridge. The Board has appointed a representative of Broadridge to serve as the Inspector of Elections.
WILL A LIST OF STOCKHOLDERS BE MADE AVAILABLE?
We will make a list of stockholders available for 10 days prior to the Annual Meeting at our offices located at 777 Long Ridge Road, Stamford, Connecticut 06902. Please contact Synchrony’s Corporate Secretary by telephone at (203) 585-2400 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/SYF2024.
PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION
WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?
The SEC permits companies to furnish proxy materials to stockholders by providing access to these documents over the internet instead of mailing printed copies, which can reduce costs of printing and impact on the environment. Accordingly, we have mailed a Notice to some of our stockholders. All stockholders can access our proxy materials on the internet website referred to in the Notice. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.
MULTIPLE INDIVIDUALS RESIDING AT MY ADDRESS ARE BENEFICIAL OWNERS OF THE COMPANY’S COMMON STOCK, SO WHY DID WE RECEIVE ONLY ONE MAILING?
The SEC permits companies to deliver a single Notice or set of Annual Meeting materials to an address shared by two or more stockholders. This delivery method is referred to as “householding.” We have delivered only one such Notice or set of Annual Meeting materials to some stockholders who share an address unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of such Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of such Notice or Annual Meeting materials, please contact our Corporate Secretary by telephone at (203) 585-2400 or in writing at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902.

If you are currently a stockholder sharing an address with another stockholder receiving multiple copies of Notices or Annual Meeting materials and wish to receive only one copy for your household, please contact the Company at the above phone number or address.
WHO IS SOLICITING MY PROXY AND WHO PAYS TO PREPARE, MAIL AND SOLICIT THE PROXIES?
The Board is soliciting proxies from the Company’s stockholders for the Annual Meeting. We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners.
However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $20,000, plus reasonable out-of-pocket expenses.
INFORMATION ABOUT ATTENDING THE 2024 ANNUAL MEETING
HOW CAN I ATTEND THE ANNUAL MEETING?
Stockholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/ SYF2024. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SYF2024 and using your 16-digit control number, located on the Notice and the proxy card, to enter the meeting.

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ADDITIONAL INFORMATION

OTHER BUSINESS
The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.
ANNUAL REPORT AND COMPANY INFORMATION
A copy of our 2023 Annual Report is being furnished to stockholders concurrently herewith. Our Annual Report and other reports we file with the SEC are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC at http://investors.synchrony.com under “Filings & Regulatory—SEC Filings.”
STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902 no later than December 26, 2024. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.
With respect to proposals submitted by a stockholder for consideration at our 2024 annual meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Bylaws no earlier than February 11, 2025, nor later than March 13, 2025. Such notice must contain the information required by our laws.
Stockholders who intend to submit director nominees for inclusion in our proxy statement for the 2024 annual meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not earlier than November 26, 2024, nor later than December 26, 2024. Stockholders who wish to propose director nominees at the 2025 annual meeting but not include such nominees in our proxy statement must deliver notice to the Company at its principal executive offices no earlier than February 11, 2025, nor later than March 13, 2025, and such notice must otherwise comply with our Bylaws. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2025.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING TO BE HELD ON JUNE 11, 2024
Our proxy materials relating to our Annual Meeting (Notice, proxy statement and annual report) are available at www.proxyvote.com.
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Appendix A

SYNCHRONY FINANCIAL 2024 LONG-TERM INCENTIVE PLAN
SECTION 1. PURPOSE
The purposes of this Synchrony Financial 2024 Long-Term Incentive Plan (the “Plan”) are to encourage selected officers, employees, non-employee directors and consultants of Synchrony Financial (together with any successor thereto, the “Company”) and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareowners, and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.
SECTION 2. DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.
(c)“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.
(d)“Board” shall mean the Board of Directors of the Company.
(e)“Cause” shall mean, unless otherwise defined in an Award Agreement or written employment, severance, change in control or similar agreement between the Company or any of its Affiliates and the Participant in effect on the applicable grant date, (i) a material breach by the Participant of their duties and responsibilities (other than as a result of incapacity due to physical or mental illness); (ii) with respect to a Participant who is an employee, any act that would prohibit the Participant from being employed by the Company and its Affiliates (including for the avoidance of doubt, Synchrony Bank) pursuant to the Federal Deposit Insurance Act of 1950, as amended, or other applicable law; (iii) the commission of or conviction in connection with a felony or any act involving fraud, embezzlement, theft, dishonesty or misrepresentation; or (iv) any gross or willful misconduct, any violation of law or any violation of a policy of the Company or any of its Affiliates by the Participant that results in or could result in loss to the Company or any of its Affiliates, or damage to the business or reputation of the Company or any of its Affiliates, as determined by the Company.
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(f)“Change in Control” shall mean any of the following events which occurs after the date of grant of an Award, but only if such event constitutes a “change in control event” for purposes of Treasury Regulation Section 1.409A-3(i)(5):
(i)the acquisition by any Person, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition below; provided further, that for purposes of clause (B) of this subsection (i), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(ii)individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director of the Company subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or
(iii)the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, directly or indirectly, the Company or all or substantially all of the Company’s assets) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
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(h)“Committee” shall mean the Management Development and Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Shares are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Shares are then traded.
(i)“Dividend Equivalent” shall mean any right granted under Section 7(e) of the Plan.
(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share on the date as of which the determination is being made as reported on the principal national stock exchange on which the Shares are then traded or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided however, that the Company may in its discretion use the closing price of a Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding; provided, further, that if the Shares are not listed on a national stock exchange or if the closing price of a Share for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and, to the extent applicable, in compliance with Section 409A of the Code.
(l)“Good Reason” shall mean, unless otherwise defined in an Award Agreement or written employment, severance, change in control or similar agreement between the Company or any of its Affiliates and the Participant in effect on the applicable grant date, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control: (i) a material adverse change in the nature or scope of the Participant’s authority, powers, functions, duties or responsibilities; (ii) a material reduction by the Company in the Participant’s rate of annual base salary or bonus opportunity, in the aggregate; or (iii) a change in the Participant’s primary employment or service location to a location that is more than fifty (50) miles from the primary location of the Participant’s employment or service.
Within thirty (30) days after the Participant becomes aware of one or more actions or inactions described in this Good Reason definition, the Participant must deliver written notice to the Company of the action(s) or inaction(s) (the “Good Reason Notice”). The Company shall have thirty (30) days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.
(m)“Incentive Stock Option” shall mean an option granted under Section 7(a) of the Plan that is intended to meet the requirements of Sections 422 of the Code, or any successor provision thereto.
(n)“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Affiliate.
(o)“Non-Qualified Stock Option” shall mean an option granted under Section 7(a) of the Plan that is not intended to be an Incentive Stock Option.
(p)“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(q)“Other Stock-Based Award” shall mean any right granted under Section 7(f) of the Plan.
(r)“Participant” shall mean an officer, employee or consultant of the Company or any of its Affiliates or a Non-Employee Director, in each case, as designated to be granted an Award under the Plan.
(s)“Performance Award” shall mean any right granted under Section 7(d) of the Plan.
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(t)“Performance Criteria” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or Stock Appreciation Right or (ii) during the applicable restriction period or Performance Period as a condition to the vesting of the holder’s interest in an Award. Such criteria and objectives may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: purchase volume; loan receivables; Tier 1 common ratio; liquidity as a percentage of total assets; liquidity coverage ratio; tangible common equity to tangible assets ratio; platform revenue; net earnings; earnings per share; diluted earnings per share; return on average assets; return on capital or invested capital; return on equity; cash flow; gross or operating profit and margin rate; net interest margin; other expense efficiency; active accounts; new accounts; the attainment by a Share of a specified Fair Market Value for a specified period of time; increase in stockholder value; return on investments; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; operating expenses, attainment of expense levels or cost reduction goals; net charge-offs and net charge-off percent; delinquency rates; won, lost and extended deals; market share; interest expense; economic value created; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to compliance, market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be expressed on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude objective or subjective determinable components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Criteria or other terms and conditions of an outstanding award in recognition of any Adjustment Events. Performance Criteria shall be subject to such other special rules and conditions as the Committee may establish at any time.
(u)“Performance Period” shall mean any period as determined by the Committee in its sole discretion.
(v)“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.
(w)“Prior Plan” shall mean the Synchrony Financial Amended and Restated 2014 Long-Term Incentive Plan.
(x)“Restricted Securities” shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.
(y)“Restricted Stock” shall mean any award of Shares granted under Section 7(c) of the Plan.
(z)“Restricted Stock Unit” shall mean any right granted under Section 7(c) of the Plan that is denominated in Shares.
(aa)“Shares” shall mean the common stock of the Company, $0.001 par value, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.
(ab)“Stock Appreciation Right” shall mean any right granted under Section 7(b) of the Plan.
(ac)“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing 50% or more of the combined voting power of the total outstanding equity interests of such entity.
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SECTION 3. ADMINISTRATION
Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law and regulations in jurisdictions in which Participants will receive Awards.
(a)Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:
(i)designate Participants;
(ii)determine the type or types of Awards to be granted to each Participant under the Plan;
(iii)determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;
(iv)determine the terms and conditions of any Award, including any restrictive covenants, clawback or recoupment provisions or requirements that a Participant execute a waiver and release;
(v)determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;
(vi)determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii)interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(viii)establish, amend, suspend, or waive such rules and guidelines;
(ix)appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(x)make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
(xi)correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
(b)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareowner, and any employee of the Company or of any Affiliate. To the extent permitted by Section 16 of the Exchange Act, actions of the Committee may be taken by:
(i)the Chairman of the Committee;
(ii)a subcommittee, designated by the Committee;
(iii)the Committee but with one or more members abstaining or recusing himself or herself from acting on the matter, so long as two or more members remain to act on the matter. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such members, shall be the action of the Committee for purposes of the Plan; or
(iv)one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers whose authority is subject to such terms and limitations set forth by the Committee, and only with respect to employees who are not (A) officers or Non-Employee Directors of the Company for purposes of Section 16 of the Exchange Act, or (B) officers or managers to whom authority to grant or amend Awards has been delegated hereunder. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.
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(c)A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
SECTION 4. SHARES AVAILABLE FOR AWARDS
(a)SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b):
(i)The total number of Shares reserved and available for delivery pursuant to Awards granted under the Plan shall be 27,500,000. The full number of Shares available for delivery under the Plan may be delivered pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in this Section shall not apply to the extent not permitted by Section 422 of the Code.
(ii)ACCOUNTING FOR AWARDS. For purposes of this Section 4,
(A)The number of Shares that remain available for future grants under this Plan shall be reduced by the sum of the aggregate number of Shares that become subject to outstanding Options, outstanding Stock Appreciation Rights, outstanding Restricted Stock Unit Awards, outstanding Restricted Stock Awards, outstanding Other Stock-Based Award, outstanding Performance Awards denominated in Shares and outstanding Dividend Equivalents denominated in Shares; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of Shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting.
(B)To the extent that Shares subject to an outstanding Option, Stock Appreciation Right, Restricted Stock Unit Award, Restricted Stock Award, Other Stock-Based Award, Performance Award or Dividend Equivalent granted under the Plan or a Prior Plan, other than Awards described under Section 4(b)(ii), are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such Shares shall again be available under this Plan; provided, however, that Shares subject to an award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such Shares are (x) Shares that were subject to an Option or stock-settled Stock Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Option or Stock Appreciation Right, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes under Options or Stock Appreciation Rights, or (z) shares repurchased by the Company on the open market with the proceeds of an Option exercise. Shares delivered to or withheld by the Company to pay the withholding taxes for Awards other than Options and Stock Appreciation Rights shall again be available for issuance under this Plan. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under this Plan.
(iii)SOURCES OF SHARES DELIVERABLE UNDER AWARDS. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
(b)ADJUSTMENTS.
(i)In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in the Accounting Standards Codification 718 (or any successor or replacement accounting standard) or otherwise affects the Shares, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:
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(A)the number and type of Shares or other securities which thereafter may be made the subject of Awards;
(B)the number and type of Shares or other securities subject to outstanding Awards;
(C)the number and type of Shares or other securities specified as the annual per-participant limitation under Section 7(g)(vi) and (vii);
(D)the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(E)other value determinations applicable to outstanding awards.
Provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Sections 422(b)(1) of the Code or any successor provision thereto and, with respect to Awards of Stock Appreciation Rights and Options, such adjustment shall be in accordance with Section 409A of the Code without an increase in the aggregate purchase price; and provided further, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(i)ADJUSTMENTS OF AWARDS UPON CERTAIN ACQUISITIONS. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.
(ii)ADJUSTMENTS OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan
SECTION 5. VESTING CONDITIONS
(a)MINIMUM VESTING REQUIREMENT. Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Awards assumed under Section 4(b)(ii); (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a)(i) (subject to adjustment under Section 4(b)); provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award for any reason in the terms of the Award Agreement or otherwise.
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(b)CHANGE IN CONTROL.
(i)Assumption or Substitution of Certain Awards. In the event of a Change in Control of the Company in which the successor company assumes the applicable Award or substitutes a replacement Award for the applicable Award, if an Award holder’s employment is terminated by the Company, a Subsidiary or an Affiliate without Cause or by the holder for Good Reason (or otherwise terminates for an eligible reason according to the terms of the Company severance policy or an employment agreement applicable to the holder as of the effective date of a Change in Control) during the period commencing on and ending twenty-four (24) months after the effective date of the Change in Control, then effective on the holder’s date of termination of employment (i) each outstanding Option and Stock Appreciation Right held by such holder shall become fully vested and exercisable, (ii) the restriction period applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award and Other Stock-Based Award held by such holder shall lapse, and (iii) the Performance Period applicable to outstanding Performance Awards shall end immediately upon such termination of employment and the Performance Criteria applicable to such Performance Awards shall be deemed satisfied at the target level of performance (or actual performance, to the extent approved by the Committee and set forth in the applicable Award Agreement); provided, however, that Awards that provide for a deferral of compensation within the meaning of Section 409A of the Code shall be settled in accordance with the applicable Award Agreements, subject to the terms of the Plan and Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, each Option or Stock Appreciation Right granted to such holder shall remain exercisable by the holder (or their legal representative or similar person) until the earlier of (y) the date that is one-year following the Award holder’s termination of employment under this section (or such longer period of time as may be required by local law) or, if an Award holder is subject to a severance plan or employment agreement, the end of the severance period applicable to the holder under the Company severance plan or employment agreement (if any) applicable to the holder as of the effective date of a Change in Control, or (z) the expiration date of the term of the Option or Stock Appreciation Right. For the purposes of this Section, an Award shall be considered assumed or substituted for, if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee (as constituted prior to the Change in Control) in its sole discretion and its determination shall be conclusive and binding.
(ii)Awards Not Assumed or Substituted. In the event of a “Change in Control” in which the Awards are not effectively assumed or substituted in accordance with Section 5(b)(i), the Board, as constituted prior to the Change in Control, may, in its discretion:
(A)require that (1) some or all outstanding Options and Stock Appreciation Rights shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (2) the restriction period applicable to some or all outstanding Restricted Stock Awards, Restricted Stock Unit Awards and/or Other Stock-Based Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (3) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (4) the Performance Criteria applicable to some or all outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level;
(B)require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 4(b); and/or
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(C)require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (1) a cash payment or other property in an amount equal to (i) in the case of an Option or a Stock Appreciation Right, the aggregate number of Shares then subject to the portion of such Option or Stock Appreciation Right surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price per Share subject to such Option or Stock Appreciation Right, (ii) in the case of a Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or Performance Award denominated in Shares, the number of Shares then subject to the portion of such Award surrendered to the extent the Performance Criteria applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5(b)(ii)(A), whether or not vested, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (iii) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Criteria applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5(b)(ii)(A); (2) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash or other property pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
(c)DISCRETION TO ACCELERATE VESTING. Notwithstanding any other provision of the Plan to the contrary, the Committee shall have the discretion to accelerate the vesting or exercisability of any outstanding Award for any reason.
SECTION 6. ELIGIBILITY
Any officer, employee or consultant of the Company or of any Affiliate and any Non-Employee Director shall be eligible to be designated a Participant. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Award Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent to the extent permitted by applicable law. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.
SECTION 7. AWARDS
(a)OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(i)EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
(ii)OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant; provided, however, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option may not be exercised later than five years after its date of grant.
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(iii)TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part. An Option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (E) in any other permissible payment method set forth in the Award Agreement, or (F) a combination of the foregoing, in each case to the extent set forth in the Award Agreement relating to the Option, (ii) if applicable, by surrendering to the Company any Stock Appreciation Rights granted in tandem with such Option which are cancelled by reason of the exercise of the Option, and (iii) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 9(d), have been paid (or arrangement made for such payment to the Company’s satisfaction).
(iv)INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Sections 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 7(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (A) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds the amount (currently $100,000) established by the Code, taking Options into account in the order in which they were granted, or (B) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).
(v)SERVICE RECIPIENT STOCK. A Participant may be granted an Option only if the underlying Shares qualify, with respect to such Participant, as “service recipient stock” within the meaning set forth in Section 409A of the Code.
(vi)DIVIDEND EQUIVALENTS. Notwithstanding anything in an Award Agreement to the contrary, the holder of an Option shall not be entitled to receive Dividend Equivalents with respect to the number of Shares subject to such Option.
(b)STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, an amount payable in cash and/or Shares equal to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.
(i)GRANT PRICE. Shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem to an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.
(ii)TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.
(iii)TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which a Stock Appreciation Right may be exercised in whole or in part. A Stock Appreciation Right granted in tandem with an Option may be exercised (i) by giving written notice to the Company specifying the number of whole Stock Appreciation Rights which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of such Stock Appreciation Right, and (iii) by executing such documents as the Company may reasonably request. A stand-alone Stock Appreciation Right may be exercised (A) by giving written notice to the Company specifying the whole number of Stock Appreciation Rights which are being exercised and (B) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in Section 9(d), have been paid (or arrangement made for such payment to the Company’s satisfaction).
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(iv)SERVICE RECIPIENT STOCK. A Participant may be granted a Stock Appreciation Right only if the underlying Shares qualify, with respect to such Participant, as “service recipient stock” within the meaning set forth in Section 409A of the Code.
(v)DIVIDEND EQUIVALENTS. Notwithstanding anything in an Award Agreement to the contrary, the holder of a Stock Appreciation Right shall not be entitled to receive Dividend Equivalents with respect to the number of Shares subject to such Stock Appreciation Right.
(c)RESTRICTED STOCK AND RESTRICTED STOCK UNITS.
(i)ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants. Subject to the terms of the Plan or the applicable Award Agreement, a Restricted Stock Unit may be payable in Shares or cash.
(ii)RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that any dividend shall be subject to the same restrictions as the underlying Award. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.
(iii)REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(iv)FORFEITURE. Upon termination of employment during the applicable restriction period, except as determined otherwise by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company.
(d)PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to such Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:
(i)may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and
(ii)shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such Performance Criteria during such Performance Periods as the Committee shall establish.
(e)DIVIDEND EQUIVALENTS AND DIVIDENDS. The Committee is hereby authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine; provided, however, any Dividend Equivalents and dividends with respect to Awards shall be subject to the same restrictions as the underlying Awards.
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(f)OTHER STOCK-BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 7(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, or other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(g)GENERAL.
(i)NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
(ii)AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(iii)FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.
(iv)LIMITS ON TRANSFER OF AWARDS. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
(v)RESTRICTION ON REPRICING OF OPTIONS AND STOCK APPRECIATION RIGHTS. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the exercise price of any previously granted Option or Stock Appreciation Right, (ii) cancel any previously granted Option or Stock Appreciation Right in exchange for another Option or Stock Appreciation Right with a lower exercise price or (iii) cancel any previously granted Option or Stock Appreciation Right in exchange for cash or another Award if the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 4(b).
(vi)NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT. The aggregate value of cash compensation and the grant date fair value of the Awards that may be granted to any Non-Employee Director in any fiscal year shall not exceed $1,250,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director commences service on the Board, and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to an election to receive the award in lieu of all or a portion of fees received for service on the Board or any committee thereunder.
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(vii)CONDITIONS AND RESTRICTIONS UPON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to applicable law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
(viii)SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
SECTION 8. AMENDMENT AND TERMINATION
Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:
(a)AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s shareowners, no material amendment shall be made if stockholder approval is required by law, regulation, or stock exchange on which the Company is listed, and; provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the shareowners of the Company that would:
(i)increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or
(ii)modify the limit on Non-Employee Director compensation contained in Section 7(g)(vi) or the restrictions on the repricing of Options and Stock Appreciation Rights set forth in Section 7(g)(v).
(b)AMENDMENTS TO AWARDS. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award.
SECTION 9. GENERAL PROVISIONS
(a)NO RIGHTS TO AWARDS. No Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of employees or consultants of the Company or any Affiliates, Non-Employee Directors, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any Shares or other equity security of the Company which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such Shares or equity security.
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(c)DESIGNATION OF BENEFICIARY. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or Stock Appreciation Right granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or Stock Appreciation Right pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.
(d)WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an Option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (E) in any other permissible payment method set forth in the Award Agreement, or (F) a combination of the foregoing, in each case to the extent set forth in the Award Agreement relating to the Award. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
(e)NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(f)NO RIGHT TO EMPLOYMENT. The grant of an Award shall not constitute an employment contract nor be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(g)GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law.
(h)SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
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(i)NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(j)NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(k)HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(l)INDEMNIFICATION. Subject to requirements of Delaware State law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement thereof, with the Company’s approval, or paid by them in satisfaction of any judgment in any such action, suit, or proceeding against them, provided they shall give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf, unless such loss, cost, liability, or expense is a result of their own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(m)DEFERRALS AND SECTION 409A OF THE CODE.
(i)The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Non-Qualified Stock Options and Stock Appreciation Rights) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.
(ii)Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law. If a Participant is determined on the date of the Participant’s termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment under this Plan that is considered nonqualified deferred compensation under Section 409A of the Code and which is payable on account of a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the Participant’s “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.9(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid in a lump sum, without interest, on the first business day following the expiration of the Delay Period and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement. For purposes of Section 409A of the Code, each payment made under this Plan or any Award shall be treated as a separate payment.
96 / 2024 ANNUAL MEETING AND PROXY STATEMENT

(n)NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment (e.g., incentive stock options under Section 422 of the Code) or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.
(o)AWARDS TO NON-U.S. EMPLOYEES. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.
(p)COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(i)obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(ii)completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.
The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(q)AWARDS SUBJECT TO CLAWBACK. The Awards granted under this Plan and any cash payment, Shares or other securities delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Company’s Incentive-Based Compensation Recovery Policy and any other policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.
SECTION 10. EFFECTIVE DATE AND TERM OF PLAN;
STOCKHOLDER APPROVAL
This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2024 annual meeting of stockholders and, if so approved, the Plan shall become effective as of the date of such stockholder approval. Once effective, this Plan shall supersede and replace the Prior Plan; provided, that the Prior Plan shall remain in effect with respect to all outstanding awards granted under the Prior Plan until such awards have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with the terms of such awards. This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan.

2024 ANNUAL MEETING AND PROXY STATEMENT / 97

synchrony.com

synchrony

SYNCHRONY FINANCIAL
777 LONG RIDGE ROAD
STAMFORD, CT 06902

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYF2024**
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42371-P04625

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNCHRONY FINANCIAL

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Items 2, 3, 4 and 5.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Brian D. Doubles	☐	☐	☐
1b. Fernando Aguirre	☐	☐	☐
1c. Paget L. Alves	☐	☐	☐
1d. Kamila Chytil	☐	☐	☐
1e. Arthur W. Coviello, Jr.	☐	☐	☐
1f. Roy A. Guthrie	☐	☐	☐
1g. Jeffrey G. Naylor	☐	☐	☐
1h. Bill Parker	☐	☐	☐
1i. Laurel J. Richie	☐	☐	☐
1j. Ellen M. Zane	☐	☐	☐

NOTE: All shares will be voted as instructed. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, in accordance with the Board of Directors recommendations. In their discretion, the proxies are authorized to vote upon any other matter as may properly be presented at the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SYNCHRONY FINANCIAL
2024 ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2024
11:00 A.M., EASTERN TIME

www.virtualshareholdermeeting.com/SYF2024

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M., Eastern Time on June 10, 2024.

Your internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V42372-P04625

PROXY
FOR ANNUAL MEETING OF STOCKHOLDERS
SYNCHRONY FINANCIAL
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Brian D. Doubles, Jonathan S. Mothner, and Brian J. Wenzel, Sr., and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Synchrony Financial held of record by the undersigned as of April 16, 2024, at the 2024 Annual Meeting of Stockholders to be held on June 11, 2024, beginning at 11:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/SYF2024, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, this proxy will be voted in accordance with the Board of Directors' recommendations.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Synchrony Financial written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

Continued and to be signed on reverse side